Exhibit 10.5

EXECUTION VERSION

LOAN AND SECURITY AGREEMENT

dated as of July 1, 2026

by and among

PRESIDIO ACQUISITIONS LLC,
as Borrower,

PRESIDIO INTERMEDIATE HOLDING COMPANY II LLC,
as Holdings and Guarantor

THE OTHER LOAN PARTIES
SIGNATORY HERETO FROM TIME TO TIME,

VARIOUS LENDERS,

GOLDMAN SACHS BANK USA,
as Administrative Agent and Collateral Agent,

GOLDMAN SACHS BANK USA and CITIZENS BANK, N.A.,
as Joint Lead Arrangers,

and

GOLDMAN SACHS BANK USA,

as Sole Syndication Agent and Sole Structuring Agent

$1,000,000,000 Senior Secured Warehouse Facility

i

	5.8	[Reserved]	68
	5.9	Operation of Business	69
	5.10	Adverse Proceedings	69
	5.11	Rights in Properties; Liens	69
	5.12	Taxes	70
	5.13	Use of Proceeds; Margin Securities	71
	5.14	Governmental Regulation	71
	5.15	Employee Matters	71
	5.16	Disclosure	71
	5.17	Governmental Consents	71
	5.18	Default Under Agreements	72
	5.19	Compliance with Laws	72
	5.20	Environmental Matters	72
	5.21	Intellectual Property	73
	5.22	Foreign Assets Control Regulations and Anti-Money Laundering	73
	5.23	Anti-Corruption Laws	73
	5.24	Insurance	73
	5.25	Solvency	73
	5.26	Security Documents	73
	5.27	Businesses	74
	5.28	Gas Balancing Agreements and Advance Payment Contracts	74
	5.29	Hedge Agreements	74
	5.30	ERISA Compliance.	74
	5.31	Names and Places of Business.	74
	5.32	Material Contracts	75
	5.33	Separate Legal Entity	75

VI	AFFIRMATIVE COVENANTS		75
	6.1	Financial Statements, Reports and Other Information	75
	6.2	Payment of Obligations	81
	6.3	Maintenance of Existence; Conduct of Business and Maintenance of Existence and Subject Assets	81
	6.4	Maintenance and Operation of Properties	81
	6.5	Taxes and Claims	82
	6.6	Insurance	83
	6.7	Inspection Rights	83
	6.8	Keeping Books and Records	83
	6.9	Compliance with Laws	83
	6.10	Further Assurances	83
	6.11	ERISA	84
	6.12	Title Assurances; Additional Mortgaged Properties	84
	6.13	Hedge Agreements	84
	6.14	Environmental	85
	6.15	Non-Consolidation	86
	6.16	Use of Proceeds	86
	6.17	Debt Service Reserve	86
	6.18	Operating Agreement	87
	6.19	Independent Director	87

VII	NEGATIVE COVENANTS		88
	7.1	Indebtedness	88
	7.2	Use of Proceeds	89
	7.3	Limitation on Liens	90
	7.4	Fundamental Changes; Acquisitions	92
	7.5	Restricted Payments	93
	7.6	Loans and Investments	93
	7.7	Limitation on Issuance of Equity	93
	7.8	Transactions With Affiliates	94
	7.9	Disposition of Assets	94
	7.10	Sale and Leaseback	95
	7.11	Prepayment of Debt
	7.12	Nature of Business	95
	7.13	Environmental Protection	95
	7.14	Accounting	96
	7.15	Burdensome Agreements	96
	7.16	Subsidiaries	96
	7.17	Amendments of Organizational Documents	96
	7.18	Hedge Agreements	97
	7.19	Gas Balancing Agreements and Advance Payment Contracts	98
	7.20	OFAC	98
	7.21	Material Contracts	98
	7.22	Changes to Name; Organizational Form; Etc	98
	7.23	Deposit, Securities and Commodity Accounts; Cash Management Systems	99
	7.24	Capital Expenditures	100
	7.25	Permitted Activities of Holdings	100
	7.26	Financial Covenants	100

VIII	EVENTS OF DEFAULT		101

IX	ADDITIONAL RIGHTS AND REMEDIES AFTER DEFAULT		106
	9.1	Additional Rights and Remedies	106
	9.2	Right to Cure Financial Covenant Non-Compliance	107
	9.3	Application of Proceeds	108
	9.4	Rights to Appoint Receiver	109
	9.5	Attorney-in-Fact	109
	9.6	Rights and Remedies not Exclusive	109

X	WAIVERS AND JUDICIAL PROCEEDINGS		109
	10.1	Waivers	109
	10.2	Delay; No Waiver of Defaults	109
	10.3	Jury Waiver; Jurisdiction	110
	10.4	Amendment and Waivers	110

XI	TERMINATION		113
	11.1	Effectiveness and Termination	113
	11.2	Survival	113

XII	MISCELLANEOUS		113
	12.1	Governing Law; Jurisdiction; Service of Process; Venue	113
	12.2	Successors and Assigns; Assignments and Participations	114
	12.3	Application of Payments	117
	12.4	Indemnity	118
	12.5	Notices	119
	12.6	Severability; Captions; Counterparts; Electronic Signatures	121
	12.7	Expenses	122
	12.8	Entire Agreement	122
	12.9	Approvals and Duties	122
	12.10	Publicity and Confidentiality	123
	12.11	Cooperation	124
	12.12	Recognition of U.S. Special Resolution Regimes	124
	12.13	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	125

XIII	AGENT PROVISIONS; SETTLEMENT		127
	13.1	Administrative Agent	127
	13.2	Certain ERISA Matters	135
	13.3	Set-off and Sharing of Payments	136
	13.4	Disbursement of Funds	137
	13.5	Availability of Lenders’ Pro Rata Share; Return of Payments	137
	13.6	Dissemination of Information	138
	13.7	Defaulting Lender	138
	13.8	Taxes	139
	13.9	Patriot Act and other KYC Requirements	144
	13.10	Withholding Tax	144
	13.11	Hedge Agreements	145
	13.12	Erroneous Payments	145
	13.13	Collateral Agent	147
	13.14	Swap Intercreditor Agreement	151
	13.15	No Other Duties	151

XIV	GUARANTY.		151
	14.1	Guaranty of the Guaranteed Obligations	151
	14.2	Payment by Guarantors	152
	14.3	Liability of Each Guarantor Absolute	152
	14.4	Waivers by the Guarantors	154
	14.5	Each Guarantor’s Rights of Subrogation, Contribution, etc	155
	14.6	Subordination of Other Obligations	155
	14.7	Continuing Guaranty	155
	14.8	Authority of the Guarantors or the Borrower	155
	14.9	Financial Condition of the Borrower	155
	14.10	Bankruptcy, etc.	156
	14.11	Keepwell	156

EXHIBITS

Exhibit A	Form of Assignment Agreement
Exhibit B	Form of Compliance Certificate
Exhibit C	Form of Interest Election Request
Exhibit D	Form of Loan Request
Exhibit E	Form of Note
Exhibit F	Form of Solvency Certificate

ANNEXES

Annex 1	Commitments
Annex 2	Amortization Schedule

SCHEDULES

Schedule 2.10	Pledged Equity Interests
Schedule 5.3	Equity Interests and Ownership
Schedule 5.11(b)	Oil and Gas Properties
Schedule 5.11(d)	Marketing Arrangements
Schedule 5.11(h)	Preferential Rights; Consents
Schedule 5.21	Intellectual Property
Schedule 5.29	Hedge Agreements
Schedule 5.31	Names and Places of Business
Schedule 7.6	Investments
Schedule 12.5	Notice Addresses

v

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT (as it may be amended, restated, supplemented, or otherwise modified from time to time, this “Agreement”), dated as of July 1, 2026, is entered into by and among PRESIDIO ACQUISITIONS LLC, a Delaware limited liability company (“Borrower”), PRESIDIO INTERMEDIATE HOLDING COMPANY II LLC, a Delaware limited liability company (“Holdings”), each of the Subsidiary Guarantors from time to time party hereto, each of the financial institutions from time to time party hereto as Lenders, GOLDMAN SACHS BANK USA (“GS”), as administrative agent for the Lenders (in such capacity, together with its successors and assigns, the “Administrative Agent”), and as collateral agent for the Secured Parties (in such capacity, together with its successors and assigns, the “Collateral Agent”).

WHEREAS, capitalized terms used herein shall have the meanings ascribed thereto in Section 1.1;

WHEREAS, in connection with the Transactions, the Borrower has requested that on the Closing Date, the Lenders (i) extend $1,000,000,000 in Commitments to the Borrower consisting of Closing Date Loan Commitments and Delayed Draw Loan Commitments; provided that any borrowing of Delayed Draw Loans shall be subject to Section 4.3(i) and (ii) lend to the Borrower, Closing Date Loans in an aggregate principal amount not to exceed the Closing Date Loan Commitments, the proceeds of which will be used on the Closing Date to finance the Transactions and the Transaction Costs; and

WHEREAS, each Loan Party has agreed to (x) secure the Secured Obligations by granting to the Collateral Agent, for the benefit of itself and the Secured Parties, a Lien on substantially all of its assets, including without limitation, all right, title and interest in and to any Subject Assets owned by such Loan Party on the Closing Date or thereafter acquired, and (y) provide the Guaranty of the Guaranteed Obligations, in each case on the terms set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which hereby are acknowledged, the Loan Parties, Administrative Agent, Collateral Agent and Lenders hereby agree as follows:

I DEFINITIONS

1.1 Defined Terms. For purposes of the Transaction Documents, in addition to the definitions above and elsewhere in this Agreement or the other Transaction Documents, the terms listed in this Article I shall have the meanings given such terms in this Article I.

“Acceptable Commodity Hedging Transactions” means a Commodity Hedge Agreement meeting each of the following criteria unless a variation therefrom is consented to in writing by the Administrative Agent and the Requisite Lenders:

(a) such Commodity Hedge Agreement is entered into in compliance with all provisions of this Agreement, including Section 7.18; and

(b) the counterparty thereto is an Approved Counterparty.

“Account Bank” means Citizens Bank, N.A., a national banking association.

“Account Control Agreement” means with respect to each Pledged Account, each agreement, in form and substance reasonably satisfactory to the Administrative Agent, pursuant to which the Collateral Agent, the Borrower, and the Account Bank have agreed, among other things, that (i) the Collateral Agent shall have “control” over such Deposit Account (within the meaning of the UCC) and (ii) solely upon the trigger events set forth in such Account Control Agreement, such bank will comply with instructions originated by the Collateral Agent directing disposition of the funds in such Deposit Account without further consent from any other Person (including the Borrower or any other Loan Party).

“Accounts” means “accounts” (as such term is defined in the UCC) in which any Person now or hereafter has rights.

“Additional Amortization Amount” means, with respect to each Tranche, the “Additional Amortization Amount” set forth in the Amortization Schedule.

“Additional Assets” means any additional assets (that are upstream assets similar to the Closing Date Subject Assets) purchased and acquired by, or otherwise contributed to, the Borrower (or any other Loan Party (other than Holdings)) from any Person for a mutually-agreeable purchase price substantially equivalent to the fair market value of such assets pursuant to, in the case of any such purchase or acquisition thereof, an executed asset purchase agreement or other contribution or similar agreement, as applicable, and, in each case of the foregoing, in form and substance satisfactory to the Administrative Agent and the Requisite Lenders in their respective sole discretion. For the avoidance of doubt, the Holdback Assets shall not constitute Additional Assets.

“Additional Documents” has the meaning assigned to it in Section 2.9(e).

“Administrative Agent” has the meaning assigned to it in the introductory paragraph hereof.

“Administrative Agent’s Account” means the account of the Administrative Agent as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Agent Fee” means the fees, expenses and indemnities to be paid to the Administrative Agent pursuant to the Fee Letter.

“Administrative Expenses” means, for any Payment Date, the expenses of the Borrower consisting of fees and out-of-pocket expenses payable or reimbursable to the Administrative Agent, the Manager, any Rating Agency and the Back-Up Manager and any independent director, any third-party service provider hired by the Borrower (including, without limitation, amounts payable to any Observer and insurance premiums related to the Collateral), but not including any fees payable or expenses reimbursable to any third party in relation to the operation of the Oil and Gas Properties.

“Administrative Questionnaire” means an administrative questionnaire in the form provided by the Administrative Agent.

“Advance Payment” has the meaning set forth in the definition of “Advance Payment Contract”.

“Advance Payment Contract” means any take-or-pay or similar contract whereby a Loan Party agrees to accept a defined payment (whether at the time the contract is entered into or in the future) as payment-in-full for the purchase of present or future production of Hydrocarbons from any Oil and Gas Properties (each, an “Advance Payment”), and to deliver such Hydrocarbons at some future time without then or thereafter receiving full payment therefor at the prevailing market price for such Hydrocarbons as of the date of delivery thereof.

“Adverse Proceeding” means any action, suit, proceeding, hearing (in each case, whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of a Loan Party) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including in respect of any Environmental Claim), whether pending or, to the knowledge of Borrower, threatened against or affecting a Loan Party or any property of a Loan Party.

“Affiliate” or “affiliate” means, as to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, the term “control” (and the correlative terms, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, whether through ownership of securities or other interests, by contract or otherwise.

“Aged Loans” means any Closing Date Loans or Delayed Draw Loans that have not been repaid within one hundred eighty (180) days after the date of such borrowing of such Closing Date Loans or Delayed Draw Loans, as applicable.

“Agent” means, the Administrative Agent and/or the Collateral Agent, as the context may require.

“Agent Related Parties” means, (i) with respect to the Administrative Agent, the Administrative Agent’s Affiliates and the officers, directors, employee, agents, members, managers, partners, advisors and other representatives of the Administrative Agent and of each of the Administrative Agent’s Affiliates and the permitted successors and assigns of the foregoing and (ii) with respect to the Collateral Agent, the Collateral Agent’s Affiliates and the officers, directors, employee, agents, members, managers, partners, advisors and other representatives of the Collateral Agent and of each of the Collateral Agent’s Affiliates and the permitted successors and assigns of the foregoing.

“Agreement” has the meaning assigned to it in the introductory paragraph hereof.

“Amortization Schedule” means the Amortization Schedule set forth on Annex 2, as may be supplemented from time to time in accordance with Section 4.3(m).

“Applicable Law” means any and all federal, state, local and/or applicable foreign statutes, ordinances, rules, regulations, court orders and decrees, administrative orders and decrees, and other legal requirements applicable to any Loan Party, including, but not limited to, all applicable state and federal usury laws.

“Applicable Margin” means, for each Tranche, on any date:

(a) from and after such Tranche’s Credit Date to, but excluding, the first date in the Initial Step-Up Period for such Tranche, (i) for any SOFR Loan, 3.00% per annum and (ii) for any Base Rate Loan, 2.00% per annum;

(b) during the Initial Step-Up Period for such Tranche, (i) for any SOFR Loan, 4.00% per annum and (ii) for any Base Rate Loan, 3.00% per annum; and

(c) during the Second Step-Up Period for such Tranche, (i) for any SOFR Loan, 5.00% per annum and (ii) for any Base Rate Loan, 4.00% per annum.

“Approved Counterparty” means any Counterparty (or its Credit Support Provider (as defined in the applicable Hedge Agreement)) which, on the date on which the relevant Hedge Agreement is executed, is a Person (a) that is a Lender or an Agent (or any Affiliate of the foregoing) (or, solely with respect to any Hedge Agreement entered into prior to the Closing Date, is a Lender or an Agent (or any Affiliate of the foregoing) as of the Closing Date), (b) which has (or its Credit Support Provider has) a rating of at least Baa1 by Moody’s, BBB+ by S&P or BBB+ by Fitch or (c) otherwise approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed).

“Arrangers” means each of (a) GS, in its capacity as a joint lead arranger, sole syndication agent and sole structuring agent, and (b) Citizens, in its capacity as a joint lead arranger.

“Assignment Agreement” means an Assignment and Assumption substantially in the form of Exhibit A hereto or any other form (including electronic documentation generated by an electronic platform) approved by the Administrative Agent.

“Availability Period” means the period commencing on the Closing Date and ending on the June 30, 2028.

“Available Funds” means, for each Tranche, with respect to any Payment Date, the sum of the following amounts, without duplication, in respect of the applicable Collection Period: (a) all Collections attributable to the Tranche Assets received and deposited into and available for withdrawal from the Facility Collection Account and, without duplication, the related Debt Service Reserve Draw Amount, (b) any Excess Amounts attributable to the Tranche Assets received by the Borrower during the Collection Period immediately preceding the Collection Period for which such Payment Date relates, (c) any Investment Earnings attributable to the Tranche Assets and (d) the net amount, if any, paid to the Loan Parties under the Hedge Agreements attributable to the Tranche Assets; provided that Available Funds shall not include any Equity Contributions.

“Available Tenor” means, as of any date of determination and with respect to the then- current Benchmark, the tenor for such Benchmark pursuant to this Agreement as of such date.

“Back-Up Management Agreement” means that certain Back-Up Management Agreement, dated as of July 1, 2026, by and among the Borrower, the Manager, the Back-Up Manager and the Administrative Agent.

“Back-Up Management Fee” means the fee payable to the Back-Up Manager for services rendered during each Collection Period, determined pursuant to Section 4.1 of the Back-Up Management Agreement.

“Back-Up Manager” means Ankura Consulting Group LLC in its capacity as back-up manager under the Back-up Management Agreement, and any successor thereunder.

“Bankruptcy Code” means Title 11 of the United States Code, 11 U.S.C. §§ 101 et. seq., as amended from time to time.

“Base Rate” means, on any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus one half of one percent (0.50%) and (c) Term SOFR for an interest period of one (1) month in effect on such day plus one percent (1.00%); provided that changes in any rate of interest calculated by reference to the Base Rate shall take effect simultaneously with each change in the Base Rate and the Base Rate will in no event be higher than the maximum rate permitted by applicable law. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Rate or Term SOFR for any reason, the Base Rate shall be determined without regard to clause (b) or (c) above, as applicable, until the circumstances giving rise to such inability no longer exist.

“Base Rate Loans” means any Loan that bears interest at the Base Rate as provided in this Agreement.

“Basel III” means the agreements on capital requirements, leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision on 16 December 2010, each as amended, supplemented or restated.

“Benchmark” means, initially, Term SOFR; provided that, if a Benchmark Transition Event and the Benchmark Replacement Date with respect thereto have occurred with respect to Term SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.5(g).

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that (x) can be determined by the Administrative Agent for the applicable Benchmark Replacement Date and (y) is administratively feasible as determined by the Administrative Agent:

(1) Daily Simple SOFR; and

(2) the sum of: (a) the alternate rate of interest that has been selected by the Administrative Agent (in consultation with the Borrower) as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar denominated secured financings or securitizations relating to the relevant asset class, as applicable at such time and (b) the Benchmark Replacement Adjustment.

If at any time the Benchmark Replacement as determined pursuant to this definition would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Transaction Documents.

“Benchmark Replacement Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to any industry- accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar denominated secured financing or securitization transactions at such time; provided that such Benchmark Replacement Adjustment shall be administratively feasible as determined by the Administrative Agent.

“Benchmark Replacement Conforming Changes” means, with respect to either the use or administration of Term SOFR or any Benchmark Replacement, any technical, administrative or operational changes (including but not limited to changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day”, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent and the Borrower decide may be appropriate to reflect the adoption and implementation of such rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice, or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such rate exists, in such other manner of administration as (x) the Administrative Agent determines (in consultation with the Borrower) is reasonably necessary in connection with the administration of this Agreement and the other Transaction Documents and (y) is administratively feasible as determined by the Administrative Agent.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark, or if the then-current Benchmark is Term SOFR, with respect to the Term SOFR Reference Rate:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide the applicable Available Tenor of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to the applicable Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by or the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) is no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Beneficiary” means the Administrative Agent, each Lender and each Approved Counterparty that is a Secured Party in respect of any Secured Swap Obligations.

“Board” means, in the case of a limited liability company, such Person’s board of managers and, in the case of a corporation, such Person’s board of directors.

“Borrower” has the meaning assigned to it in the introductory paragraph hereof.

“Borrower Hedge Receipt” has the meaning assigned in Section 2.7(b)(iii).

“Building” has the meaning assigned to such term in the applicable Flood Insurance Regulation.

“Business Day” means any day other than (a) a Saturday, a Sunday or any day which is a federal holiday or (b) any day on which banking institutions or trust companies in New York City, the State of New York or Houston, Texas are authorized or obligated by law, regulation or executive order to remain closed; provided that when used in connection with any interest rate settings for any Term SOFR Loan, the term “Business Day” shall also exclude any day that is not a U.S. Government Securities Business Day.

“Capital Expenditures” means all liabilities incurred or expenditures made directly or indirectly by (or on behalf of) the Loan Parties for the acquisition or construction of fixed assets, plants or equipment, or any improvements, replacement, renewal, substitutions or additions thereto each to the extent required to be capitalized in accordance with GAAP.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Capitalized Lease Obligation” means, with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital lease obligations on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” means: (a) securities issued or fully guaranteed or insured by the United States (or any agency or political subdivision thereof, to the extent such obligations are supported by the full faith and credit of the United States) having maturities of no more than one hundred eighty (180) days from the date of acquisition; (b) certificates of deposit, time deposits, repurchase agreements, reverse purchase agreements, or bankers’ acceptances, having in each case a tenor of not more than one hundred eighty (180) days, issued by any Lender, or by any U.S. commercial bank or any branch or agency of a non-U.S. bank licensed to conduct business in the U.S. having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s and in either case having a tenor of not more than ninety (90) days; (d) demand deposit accounts; (e) fully collateralized repurchase agreement; and (f) money market mutual funds provided that substantially all of the assets of such fund are comprised of securities of the type described in clauses (a) through (c).

“Cash Flow Available for Debt Service” means, with respect to each Tranche during any Measurement Period, (a) the funds on deposit in the Facility Collection Account attributable to the Tranche Assets (excluding any equity contributions made, directly or indirectly, to any of the Loan Parties) during such Measurement Period, less (b) (i) to the extent not already deducted or otherwise paid prior to such remaining funds attributable to such Tranche Assets being deposited in the Facility Collection Account, Subject Asset Operating Expenses for such Measurement Period attributable to the Subject Assets financed in whole or in part by such Tranche (or otherwise contributed and allocated to such Tranche in accordance with the terms hereof) and (ii) Management and G&A Expenses during such Measurement Period prorated by such Tranche’s pro rata share of the Total Outstandings as of such date of determination (up to the Management Fee Cap).

“Casualty Event” means any event that gives rise to the receipt by any Loan Party of any insurance proceeds or condemnation awards in respect of any assets or property of any of the Loan Parties.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty; (b) any change in law, rule or treaty in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means (a) any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) directly or indirectly owns and controls more than thirty-five percent (35%) (on a fully diluted basis) of all voting and economic Equity Interests in Ultimate Parent, (b) Ultimate Parent failing to directly or indirectly own and control one hundred percent (100%) (on a fully diluted basis) of all voting and economic Equity Interests of Holdings, (c) Holdings failing to directly own and control one hundred percent (100%) (on a fully diluted basis) of all voting and economic Equity Interests of the Borrower, or (d) except as a result of a transaction expressly permitted hereby, the Borrower failing to directly own and control one hundred percent (100%) of all voting and economic Equity Interests of any Subsidiary Guarantor.

“Citizens” means Citizens Bank, N.A.

“Closing Date” has the meaning assigned to it in Section 4.1.

“Closing Date Loan Commitment” means the commitment of a Lender to make a Closing Date Loan, and “Closing Date Loan Commitments” means such commitments of all Lenders in the aggregate to make Closing Date Loans. The amount of each Lender’s Closing Date Loan Commitment is set forth on Annex 1 or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Closing Date Loan Commitments as of the Closing Date is $55,000,000.

“Closing Date Loans” has the meaning assigned to it in Section 2.1(b).

“Closing Date Sellers” means (a) Canyon Creek Energy – Arkoma, LLC, a Delaware limited liability company (“Canyon Creek”), (b) FBF Energy, LLC, an Oklahoma limited liability company (“FBF Energy”), (c) East Dennis Oil Company, LLC, a Texas limited liability company (“East Dennis”), (d) Harbor Island, LLC, a Florida limited liability company (“Harbor Island”) (or such replacement as is necessary to consummate the acquisition of the Holdback Assets), (e) Harvard Petroleum Company, LLC, a New Mexico limited liability company (“Harvard Petroleum”), (f) Alchemist Energy LeaseCo, LP, a Delaware limited partnership (“Alchemist”), and (g) Pivotal Arkoma Basin II, LLC, a Delaware limited liability company (“Pivotal”).

“Closing Date Subject Asset Acquisition Agreements” means (a) that certain Purchase and Sale Agreement, dated as of May 7, 2026, by and among Canyon Creek, as seller, and Ultimate Parent, as purchaser, (b) that certain Purchase and Sale Agreement, dated as of May 7, 2026, by and among FBF Energy, as seller, and Ultimate Parent, as purchaser, (c) that certain Purchase and Sale Agreement, dated as of May 7, 2026, by and among East Dennis, as seller, and Ultimate Parent, as purchaser, (d) if consummated, (i) that certain Purchase and Sale Agreement, dated as of May 7, 2026, by and among Harbor Island, as seller, and Ultimate Parent, as purchaser (as such agreement may be modified to consummate the acquisition of the Holdback Assets in accordance with Section 6.20) or (ii) such replacement purchase and sale agreement necessary to consummate the acquisition of the Holdback Assets, (e) that certain Purchase and Sale Agreement, dated as of May 7, 2026, by and among Harvard Petroleum, as seller, and Ultimate Parent, as purchaser, (f) that certain Purchase and Sale Agreement, dated as of May 7, 2026, by and among Alchemist, as seller, and Ultimate Parent, as purchaser and (g) that certain Purchase and Sale Agreement, dated as of May 7, 2026, by and among Pivotal, as seller, and Ultimate Parent, as purchaser.

“Closing Date Subject Assets” has the meaning assigned to it in the definition of “Closing Date Subject Assets Transfers”.

“Closing Date Subject Assets Transfers” means the acquisition and transfer on the Closing Date (or, if acquired, shortly thereafter in the case of the Holdback Assets) from the Closing Date Sellers to the Ultimate Parent (and subsequent contribution and transfer from the Ultimate Parent to the Borrower), of the Oil and Gas Properties contemplated under as further set forth in that certain Closing Date Subject Asset Acquisition Agreements (such assets, the “Closing Date Subject Assets”).

“Closing Date Transaction Documents” means, collectively and each individually, this Agreement, the Notes (if any issued on the Closing Date), Account Control Agreements with respect to each Pledged Account, the Mortgages, the Swap Intercreditor Agreement, the Fee Letter and the Ultimate Parent Limited Guarantee.

“Code” means the Internal Revenue Code of 1986, as amended, and all rules and regulations promulgated thereunder.

“Collateral” has the meaning assigned to it in Section 2.9(a) and shall exclude, for the avoidance of doubt, any Excluded Property.

“Collateral Agent” has the meaning assigned to it in the introductory paragraph hereof.

“Collection Period” means, with respect to each Payment Date, the period from and including the first day of the calendar month two months prior to the calendar month in which such Payment Date occurs, to and including the last day of the calendar month two months prior to the calendar month in which such Payment Date occurs. As an illustrative example, the Collection Period relating to the September 25, 2026 Payment Date shall commence on July 1, 2026 and end on July 31, 2026.

“Collections” means all payments received by or on behalf of the Borrower with respect to the Collateral or otherwise, including, without limitation, the Net Proceeds of Dispositions and the net amount received under each Hedge Agreement.

“Commitment” means, in the case of each Lender, the sum of such Lender’s Closing Date Loan Commitment and Delayed Draw Loan Commitment, and “Commitments” means the Closing Date Loan Commitments and Delayed Draw Loan Commitments of all Lenders in the aggregate. The amount of each Lender’s Commitment is set forth on Annex 1 (as may be updated from time to time in accordance with the terms hereof) or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Commitments as of the Closing Date is $1,000,000,000; provided that any borrowing of Delayed Draw Loans shall be subject to Section 4.3(i).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Commodity Hedge Agreement” means any swap transaction, cap, floor, collar, exchange transaction, forward transaction (including Advance Payment Contracts) or other exchange or protection relating to Hydrocarbons, or any option with respect to any such transaction, whether physically- or financially-settled.

“Compliance Certificate” means a compliance certificate substantially in the form of Exhibit B or in any other form approved by the Administrative Agent and the Borrower.

“Concentration Limits” means limitations satisfied on any specified date of determination if, in the aggregate, the Oil and Gas Properties applicable to any Tranche held by the Borrower complies with the following requirements (or, if not in compliance, the relevant requirement must be maintained or improved after giving effect to such acquisition): (a) no single well and asset related to that well comprise more than 1% of the PDP-10 of the Oil and Gas Properties applicable to such Tranche, (b) the five (5) wells and assets related to those wells that individually comprise the largest portion of the PDP-10 of the Oil and Gas Properties applicable to such Tranche collectively comprise no more than 3% of the PDP-10 of such Oil and Gas Properties, (c) wellbores not operated by the Operator collectively comprise no more than 15% of the PDP-10 of the Oil and Gas Properties applicable to such Tranche, (d) overriding royalty interests collectively comprise no more than 10% of the PDP-10 of the Oil and Gas Properties applicable to such Tranche, (e) wells and assets located on Bureau of Land Management, federal or tribal lands collectively comprise no more than 7.5% of the PDP-10 of the Oil and Gas Properties applicable to such Tranche, (f) natural gas liquids comprise no more than 35% of the PDP-10 of the Oil and Gas Properties applicable to such Tranche and (g) oil comprises no more than 50% of the PDP-10 of the Oil and Gas Properties applicable to such Tranche.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contract” means any contract, agreement or other legally binding agreement, whether oral or in writing.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have correlative meanings thereto.

“Convert”, “Conversion” and “Converted” each refers to a conversion of Loans of one Type into Loans of the other Type pursuant to the terms hereof.

“Corresponding Tenor” with respect to any Available Tenor means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Counterparty” means the counterparty under any Hedge Agreement with a Loan Party.

“Covered Party” has the meaning assigned to such term in Section 12.12.

“Credit Date” means the date of the making of any Loan.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR.

“Damages” has the meaning assigned to it in Section 12.4.

“Debt Service” means for any Measurement Period, all scheduled payments of principal (which, for the avoidance of doubt, includes payments of principal on account of the Principal Distribution Amount and the Additional Amortization Amount), interest and, if applicable, fees, due and payable by the Loan Parties in respect of all Loans and Hedge Agreements in such period (excluding, for the avoidance of doubt, any ordinary course settlement payments in respect of Commodity Hedge Agreements).

“Debt Service Coverage Ratio” means, as of any date of determination, and with respect to each Tranche, the ratio of (a) (i) Cash Flow Available for Debt Service for the Measurement Period ending on such date and for such applicable Tranche minus (ii) amounts payable during such Measurement Period pursuant to Section 2.8(a) and Section 2.8(b) (without duplication for such amounts, if any, already deducted in the definition of Cash Flow Available for Debt Service) for such Tranche to (b) Debt Service for such Measurement Period and for such Tranche.

“Debt Service Reserve Account” means that certain segregated non-interest bearing trust account at Account Bank held in the name of the Borrower, with account number ending in x4955.

“Debt Service Reserve Draw Amount” has the meaning assigned to such term in Section 6.17(b).

“Debt Service Reserve Excess Amount” has the meaning assigned to such term in Section 6.17(c).

“Debt Service Reserve Required Amount” has the meaning assigned to it in Section 6.17.

“Debtor Relief Law” means, collectively, the Bankruptcy Code and all other United States or foreign applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws from time to time in effect affecting the rights of creditors generally, as amended from time to time.

“Default” means any event, fact, circumstance or condition that, with the giving of applicable notice or passage of time, if any, or both, would constitute, be or result in an Event of Default.

“Default Rate” means, as of any time of determination, (x) with respect to any Base Rate Loan, the rate of interest otherwise applicable to such Loan as of such time pursuant to Section 2.5(a), plus 2.00% per annum and (y) with respect to any SOFR Loan or any other Obligations, the rate of interest otherwise applicable to SOFR Loans as of such time pursuant to Section 2.5(b), plus 2.00% per annum.

“Defaulting Lender” means any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied); provided that the Administrative Agent shall not be deemed to have knowledge of any such public statement absent written notification thereof, (c) has failed, within two (2) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) become the subject of a bail-in action, or (iii) had publicly appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state, federal, provincial or territorial regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender. Notwithstanding anything set forth herein to the contrary, a Defaulting Lender shall not have any voting or consent rights under or with respect to any Transaction Document or constitute a “Lender” for any voting or consent rights under or with respect to any Transaction Document for as long as such Lender remains a Defaulting Lender.

“Defensible Title” means title, although not constituting perfect, merchantable or marketable title, that (a) entitles the applicable Person to receive and retain without suspension, reduction or termination, throughout the duration of any lease or the productive life of any well (in each case after satisfaction of all royalties, overriding royalties, nonparticipating royalties, net profits interests or other similar burdens on or measured by production of Hydrocarbons), not less than the net revenue interest share reflected in the most recently delivered Reserve Report of all Hydrocarbons produced, saved and marketed from such well, except for decreases (i) in connection with those operations in which a Loan Party elects to be a non-consenting party which are reflected in the net revenue interest shown in such Reserve Report, (ii) resulting from the establishment or amendment of pools or units which are reflected in the net revenue interest shown in such Reserve Report, (iii) required to allow other working interest owners to make up past underproduction or pipelines to make up past under-deliveries up to a maximum of $1,000,000 in value in the aggregate, and (iv) other decreases which if existing as of the effective date of such Reserve Report, are disclosed in the net revenue interest shown in such Reserve Report; (b) obligates such Person to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, any lease or well not greater than the “Working Interest” reflected in such Reserve Report without increase throughout the duration of such lease or well, unless such greater working interests (i) is accompanied by a proportionate increase in such Person’s net revenue interest for such lease or related well, (ii) results from contribution requirements with respect to defaulting co-owners under applicable operating agreements, which are accompanied by a proportionate increase in such Person’s net revenue interest for such lease or related well, and (iii) results from a matter declared in such Reserve Report and approved by the Administrative Agent after satisfactory title due diligence; and (c) is free and clear of all Liens other than Permitted Liens.

“Delaware LLC” means any limited liability company organized or formed under the laws of the State of Delaware.

“Delaware LLC Division” means the statutory division of any Delaware LLC into two or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act.

“Delayed Draw Loan Commitment” means the commitment of a Lender to make a Delayed Draw Loan, and “Delayed Draw Loan Commitments” means such commitments of all Lenders in the aggregate to make Delayed Draw Loans. The amount of each Lender’s Delayed Draw Loan Commitment is set forth on Annex 1 (as may be updated from time to time in accordance with the terms hereof) or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Delayed Draw Loan Commitments as of the Closing Date is $945,000,000; provided that any borrowing of Delayed Draw Loans shall be subject to Section 4.3(i). The Delayed Draw Loan Commitments for each Lender will be increased on a dollar-for-dollar basis by each dollar of Closing Date Loans that are borrowed and repaid to such Lender by up to Closing Date Loan Commitments as of the Closing Date so long as no Default or Event of Default has occurred and is continuing.

“Delayed Draw Loans” has the meaning assigned in Section 2.2(b).

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Disposition” means a sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, exclusive license (as licensor or sublicensor), transfer or other disposition to (including any Casualty Event), or any exchange of property with, any Person, in one transaction or a series of transactions, of any interest in all or any Property (including any Oil and Gas Property), whether now owned or hereafter acquired, leased or licensed, other than inventory or other assets sold, leased or licensed out or otherwise disposed of in the ordinary course of business (excluding any such sales, leases or licenses out by operations or divisions discontinued or to be discontinued), and each of “Dispose” and “Disposed” has the correlative meaning thereto.

“Disqualified Equity Interests” means any Equity Interest that (a) by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date (the “Specified Date”) that is 91 days after the earlier of (x) the Maturity Date, and (y) the Termination Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or other Indebtedness or (ii) any Equity Interest referred to in clause (a) above, in each case at any time on or prior to the Specified Date, (c) contains any repurchase obligation that may come into effect prior to payment in full of all Obligations, (d) requires cash dividend payments prior to the Specified Date, (e) other than with respect to common equity, does not provide that any claims of any holder of such Equity Interest may have against Borrower or any other Loan Party (including any claims as judgment creditor or other creditor in respect of claims for the breach of any covenant contained therein) shall be fully subordinated (including a full remedy bar) to the Obligations in a manner reasonably satisfactory to Administrative Agent, or (f) provides the holders of such Equity Interest with any rights to receive any cash upon the occurrence of a change of control prior to the Specified Date, unless the rights to receive such cash are contingent upon the Obligations being irrevocably paid in full.

“Disqualified Lender” means (a) any competitors of the Borrower and its Subsidiaries and their respective Affiliates who are identified in writing by Ultimate Parent to the Administrative Agent prior to the Closing Date, (b) any banks, financial institutions, debt funds and/or investment vehicles and their respective Affiliates who are identified in writing by Ultimate Parent to the Administrative Agent prior to the Closing Date and (c) any other Person identified in writing by Ultimate Parent to the Administrative Agent after the Closing Date, subject to the prior written consent of the Administrative Agent and the Requisite Lenders.

“Dollars” and “$” means lawful money of the United States of America.

“Duration Fee” has the meaning assigned to such term in Section 3.1(c).

“Duration Fee Test Date” means, with respect to any borrowing of Closing Date Loans or Delayed Draw Loans, the one hundred eightieth (180th) day following the borrowing of such Closing Date Loans or Delayed Draw Loans, as applicable.

“Employee Benefit Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (excluding any Multiemployer Plan) that is sponsored by a Loan Party or to which a Loan Party has any current or contingent liability.

“Environmental Claim” means any notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive, by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any actual or alleged Hazardous Materials Activity; or (iii) in connection with any actual or alleged damage, injury, threat or harm to any matter arising under Environmental Law.

“Environmental Laws” means Applicable Laws pertaining to protection of the environment (including health and safety to the extent relating to exposure to Hazardous Materials), protection of natural resources, habitats or wildlife, contamination, clean-up or the handling, generation, storage or Release of any Hazardous Material, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, the Resource Conservation and Recovery Act, as amended, the Emergency Planning and Community Right-to- Know Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, the Solid Waste Disposal Act, as amended, the Clean Water Act, as amended, the Clean Air Act, as amended, the Toxic Substances Control Act, as amended, the Safe Drinking Water Act, as amended, the Occupational Safety and Health Act, as amended (to the extent relating to human exposure to Hazardous Materials), any statutes allowing the imposition of an environmental “superlien” to recover costs incurred by federal, state, provincial or territorial agencies for damage to the environment or remediation of property contaminated by Hazardous Materials and other applicable environmental clean-up statutes and all regulations adopted in respect of the foregoing laws whether now or hereafter in effect.

“Environmental Liabilities” means all liabilities, obligations, responsibilities, Remedial Actions, losses, damages, costs, and expenses (including, without limitation, all reasonable fees, disbursements and expenses of counsel, expert and consulting fees and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, including any Environmental Law, permit, order or agreement with any Governmental Authority or other Person, in each case, to the extent arising under Environmental Law or any permit thereunder, or from the Release or threatened Release of a Hazardous Material into the environment.

“Equity Interests” means, with respect to any Person, its equity ownership interests, its common stock and any other capital stock or other equity ownership units of, or beneficial interests in, such Person authorized from time to time, and any other shares, options, interests, participations or other equivalents (however designated) of or in such Person, whether voting or nonvoting, including, without limitation, common stock, limited liability membership interests, options, warrants, preferred stock, phantom stock, membership units (common or preferred), partnership interests (including, without limitation, general partnership interests), stock appreciation rights, membership unit appreciation rights, convertible notes or debentures, stock purchase rights, membership unit purchase rights and all securities convertible, exercisable or exchangeable, certificated or uncertificated, in whole or in part, into any one or more of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“ERISA Affiliate” means, as applied to any Person, (a) any corporation that is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which that Person is a member; (b) any trade or business (whether or not incorporated) that is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which that Person is a member; and (c) solely for provisions relating to Section 412 of the Code any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Code of which that Person is a member. Any former ERISA Affiliate of a Loan Party shall continue to be considered an ERISA Affiliate of such Loan Party within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of such Loan Party with respect to liabilities for which such Loan Party could be liable under the Code or ERISA.

“ERISA Event” means (a) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding an event for which the provision for 30-day notice to the PBGC has been waived by regulation); (b) the failure of a Loan Party or its ERISA Affiliate to meet the minimum funding standards of Section 412 of the Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Code) or the failure of a Loan Party or its ERISA Affiliate to make by its due date a required installment under Section 430 of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (c) the receipt by a Loan Party or any of its ERISA Affiliates of notice from the PBGC or the administrator of any Pension Plan of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA or to appoint a trustee to administer any Pension Plan under Section 4042(b) of ERISA; (d) the withdrawal by any Loan Party or any of its ERISA Affiliates from any Pension Plan with two (2) or more contributing sponsors or the termination of any such Pension Plan resulting in liability to a Loan Party or any of its ERISA Affiliates pursuant to Section 4063 or 4064 of ERISA; (e) the imposition of liability on a Loan Party or any of its ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (f) the withdrawal of a Loan Party or any of its ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan resulting in liability to a Loan Party or any of its ERISA Affiliates, or the receipt by a Loan Party or any of its ERISA Affiliates of notice from any Multiemployer Plan that it is insolvent pursuant to Section 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (g) the occurrence of an act or omission that could reasonably be expected to give rise to the imposition on a Loan Party of material fines, penalties, taxes or related charges under Chapter 43 of the Code or under Section 409, Section 502(c), or Section 4071 of ERISA in respect of any Employee Benefit Plan; or (h) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan or the assets thereof, or against a Loan Party in connection with any Employee Benefit Plan specifically sponsored by a Loan Party; (i) receipt from the IRS of notice of the failure of any Pension Plan specifically sponsored by a Loan Party (or any other Employee Benefit Plan specifically sponsored by a Loan Party that is intended to be qualified under Section 401(a) of the Code) to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Code; or (j) the imposition of a Lien on the assets of a Loan Party pursuant to Section 430(k) of the Code or ERISA or a violation of Section 436 of the Code with respect to a Pension Plan.

“Event of Default” means the occurrence of any event set forth in Article VIII.

“Excess Amount” means with respect to any Payment Date, without duplication, the sum of (a) (i) all amounts received during the applicable Collection Period by the Borrower pursuant to any indemnification obligation or to cure any breach of contract, by any counterparty to any Transaction Document minus (ii) the sum of (A) any amounts paid by the Borrower to any third parties in respect of matters that are the subject of the applicable breach or indemnification obligation, (B) any amount immediately paid or reinvested by the Borrower in connection with its permitted business to cure or remedy any breach or liability subject to the terms and conditions of the Transaction Documents and (C) any amounts reasonably expected be paid or reinvested by the Borrower in connection with its permitted business to cure or remedy any breach or liability subject to the terms and conditions of the Transaction Documents within 365 days after receipt thereof; provided that any such amounts not so reinvested within 365 days shall, within two (2) Business Days of the expiration of such 365-day period, be deposited in the Facility Collection Account and shall constitute “Excess Amounts”, (b) any amounts payable by the applicable seller of Oil and Gas Properties to the Borrower pursuant to any acquisition or purchase agreement on account of title, environmental, or other defects, (c) amounts payable by the Manager on account of the repurchase of Collateral by the Manager pursuant to the Management Services Agreement and (d) all insurance proceeds payable in respect of the Collateral.

“Excess Cash Flow” means, for any Collection Period, (a) for the Closing Date Tranche, commencing with the Collection Period for which the September 25, 2026 Payment Date relates and (b) and for any Delayed Draw Tranche, commencing with the third full Collection Period following such Delayed Draw Tranche’s Credit Date, an amount equal to the remaining Available Funds for such Tranche, after application of all such Available Funds for such Collection Period pursuant to clauses (a) through (f) of Section 2.8.

“Excess Cash Flow Sweep Amount” means, for each Tranche and each Collection Period, (a) in the event that a Trigger Based Cash Flow Sweep Event has not occurred during such Collection Period, twenty percent (20%) of Excess Cash Flow for such Collection Period or (b) in the event that a Trigger Based Cash Flow Sweep Event has occurred during such Collection Period one hundred percent (100%) of Excess Cash Flow for such Collection Period. Notwithstanding the foregoing, the Excess Cash Flow Sweep Amount for each Tranche shall be one hundred percent (100%) of Excess Cash Flow for each Collection Period that occurs during or after the second anniversary of such Tranche’s Credit Date.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Property” means (a) any lease, license, contract, property rights or agreement to which any Loan Party is a party or any of its rights or interests thereunder if and for so long as the grant of such security interest shall constitute or result in (i) the abandonment, invalidation or unenforceability of any right, title or interest of any Loan Party therein or (ii) in a breach or termination pursuant to the terms of, or a default under, any such lease, license, contract property rights or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity); provided, however, that (x) the Collateral shall include and such security interest shall attach immediately at such time as the condition causing such abandonment, invalidation or unenforceability shall be remedied and to the extent severable, shall attach immediately to any portion of such lease, license, contract, property rights or agreement that does not result in any of the consequences specified in (i) or (ii) above, and (y) the exclusion of any lease, license, contract, property rights or agreement by operation of this clause (a) shall not apply to any real property rights and/or limit the rights or remedies of the Collateral Agent with respect to such lease, license, contract, property rights or agreement (or any item of property subject thereto) constituting real property collateral pursuant to any Mortgage; (b) any intent-to-use trademark application filed in the United States to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity and enforceability of such intent-to-use trademark application or the trademark that is the subject thereof under application law; (c) any property to the extent the grant or maintenance of a Lien on such property (i) is prohibited or restricted by any Applicable Law, or (ii) requires a consent not obtained of any third party or Governmental Authority pursuant to Applicable Law, (d) any intent-to-use trademark application to the extent that and solely for the period in which, creation by a Loan Party of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications or the marks that are subject thereof under applicable federal law; (e) any “Margin Stock” (as such term is defined in Regulation U of the Board of Governors of the Federal Reserve System of the United States as from time to time in effect and all official rulings and interpretations thereunder or thereof), (f) any property subject to a Lien securing Indebtedness permitted under Section 7.1(b) to the extent the documentation with respect to such Indebtedness prohibits the creation of a Lien on such property; (g) any property with respect to which the Collateral Agent has determined in consultation with the Borrower and in writing that the cost, including Taxes, of obtaining a security interest in, or Lien on, such property in favor of the Secured Parties under the Security Documents, or the perfection of such security interest or Lien, shall be excessive in view of the benefits to be obtained by the Secured Parties therefrom; and (h) any Building or Manufactured (Mobile) Home. Notwithstanding the foregoing, the Borrower may from time to time elect to cause any asset that would otherwise constitute Excluded Property hereunder to become Collateral under the Transaction Documents (but shall have no obligation to do so); provided that the Collateral Agent shall have received such security documents as are customary for the applicable jurisdiction and reasonably requested by the Collateral Agent.

“Excluded Swap Obligation” means, with respect to any Guarantor, (a) any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (i) by virtue of such Guarantor’s failure for any reason not to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving effect to any applicable keepwell, support, or other agreement for the benefit of such Guarantor and any and all applicable Guarantees of such Guarantor’s Swap Obligations by the Loan Parties), at the time the Guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such related Swap Obligation or (ii) in the case of a Swap Obligation that is subject to a clearing requirement pursuant to section 2(h) of the Commodity Exchange Act, because such Guarantor is a “financial entity,” as defined in section 2(h)(7)(C) of the Commodity Exchange Act, at the time the Guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Guarantor as specified in any agreement between the relevant Loan Parties and hedge counterparty applicable to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such Guarantee or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Exit Transaction” means any transaction or series of transaction which refinances or replaces, in whole or in part (including, without limitation, any Disposition of Oil and Gas Properties to an Affiliated securitization vehicle in any broadly distributed and marketed securitization transaction) an entire Tranche prior to the Final Maturity Date.

“Facility” means the credit facility created on the Closing Date consisting of the Commitments and the Loans made thereunder from time to time pursuant to the terms and conditions of this Agreement.

“Facility Collection Account” means that certain segregated non-interest bearing trust account at Account Bank held in the name of the Borrower, with account number ending in x4933.

“FATCA” means Sections 1471 through 1474 of the Code, as amended from time to time, any current or future regulations or other official interpretations thereof or official guidance with respect thereto, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing any of the foregoing.

“Federal Funds Rate” means, for any day, the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if the Federal Funds Rate for any day is less than zero, the Federal Funds Rate for such day will be deemed to be zero.

“Fee Letter” means, collectively, those certain fee letters, dated as of the date hereof, among the Borrower, the Administrative Agent, and the Lenders, as applicable.

“Final Maturity Date” has the meaning assigned to such term in the definition of “Maturity Date”.

“Financial Covenants” means each of the covenants set forth in Section 7.26.

“Financial Officer” means, for any Loan Party, the chief executive officer, chief financial officer, principal accounting officer, treasurer, controller, senior vice president-finance, vice president-finance, or any assistant treasurer of such Loan Party (or of the Manager on behalf of such Loan Party), or any other officer with substantially similar responsibilities as any of the foregoing officers of such Loan Party (or of the Manager on behalf of such Loan Party). Unless otherwise specified, all references herein to a Financial Officer means a Financial Officer of the Borrower.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Security Document or other Transaction Document, that such Lien has first priority over all other Liens to which such Collateral is subject.

“Fitch” means Fitch Ratings, Inc., or any successor to the rating agency business thereof.

“Flood Insurance Regulations” means (a) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (b) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (c) the National Flood Insurance Reform Act of 1994 (amending 42 USC § 4001, et seq.), as the same may be amended or recodified from time to time, and (d) the Flood Insurance Reform Act of 2004 and any regulations promulgated thereunder.

“Floor” means a percentage equal to 0.00% per annum.

“Funds Flow” means a funds flows memorandum delivered by the Borrower to the Administrative Agent and the Lenders, in form and substance reasonably acceptable to the Administrative Agent and the Lenders, (a) in the case of the Closing Date Loans, on or prior to the Closing Date, and (b) in the case of any Delayed Draw Loans, on or prior to the applicable date of borrowing of such Delayed Draw Loans.

“GAAP” means generally accepted accounting principles in the United States, as in effect on the Closing Date.

“Gas Balancing Agreement” means any agreement or arrangement whereby a Loan Party, or any other party owning an interest in any Hydrocarbons to be produced from Oil and Gas Property in which a Loan Party owns an interest, has a right to take more than its proportionate share of production therefrom.

“Governmental Authority” means any federal, state, provincial, municipal, national, local or other governmental department, court, commission, board, bureau, agency or instrumentality or political subdivision thereof, or any entity or officer exercising executive, legislative or judicial, taxing, regulatory or administrative functions of or pertaining to any government or any court, in each case, whether of the United States or a state, territory, province or possession thereof, a foreign sovereign entity or country or jurisdiction or the District of Columbia, including any supra-national bodies (such as the European Union or the European Central Bank).

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Gross Receipts” has the meaning assigned to it in Section 7.23(b).

“Guarantee” means, with respect to any Person, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, that is (a) an obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; or (b) a liability of such Person for an obligation of another through any agreement (contingent or otherwise) (i) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, capital contributions, the purchase of Equity Interests or otherwise) or (ii) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (i) or (ii) of this clause (b), the primary purpose or intent thereof is as described in clause (a) above. “Guaranteed” has a correlative meaning.

“Guaranteed Obligations” has the meaning assigned to it in Section 14.1.

“Guarantors” means, collectively, Holdings, each Subsidiary Guarantor and, other than as to its own obligations, the Borrower.

“Guaranty” means the guaranty of the Guarantors set forth in Article XIV.

“Hazardous Materials” means any toxic or hazardous chemical, material or substance that is prohibited or regulated by, or for which standards of conduct or liability may be imposed under, any Environmental Law or permit thereunder, including, without limitation, oil, petroleum or petroleum derived products or substances, radioactive materials, asbestos or asbestos-containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls, per- and polyfluoroalkyl substances, volatile and semi-volatile organic compounds, and lead-based paint.

“Hazardous Materials Activity” means any past, present, proposed or threatened activity, event, condition or occurrence involving any Hazardous Materials, including the use, manufacture, storage, possession, holding, presence, location, Release, threatened Release, discharge, generation, transportation, processing, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Hedge Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement; provided that, for the avoidance of doubt, no convertible Indebtedness (nor any agreement or instrument with respect thereto) shall constitute a Hedge Agreement.

“Hedge Obligations” means, at any time with respect to any Person, all indebtedness, liabilities, and obligations of such Person under or in connection with any Hedge Agreement, whether actual or contingent, due or to become due and existing or arising from time to time.

“Hedge Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and settlement amounts, early termination amounts or termination value(s) determined in accordance therewith, such settlement amounts, early termination amounts or termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more commercially reasonable mid-market or other readily available quotations provided by any dealer that is a party to such Hedge Agreements or any other recognized dealer in such Hedge Agreements (which may include a Lender or an Affiliate of such Lender) and using commodity strip prices based on prevailing forward curves and basis differentials provided by the Administrative Agent which are consistent with forward curves and basis differentials used by the Administrative Agent in its lending and/or commodity derivative activities; provided, that the Administrative Agent shall give deference to NYMEX Pricing (to the extent that NYMEX Pricing provides an applicable substantive equivalent thereto) with respect to crude oil and natural gas determined as of the date of determination.

“Hedging Transaction Date” has the meaning set forth in Section 6.13(a).

“Holdback Assets” has the meaning assigned to it in Section 6.20.

“Holdback Funds” has the meaning assigned to it in Section 6.20.

“Holdings” has the meaning assigned to it in the introductory paragraph hereof.

“Hydrocarbons” means oil, gas, minerals, and other gaseous and liquid hydrocarbons or any combination of the foregoing, including, without limitation, mineral servitudes and/or mineral rights of any kind (including mineral fee interests, lease interests, farmout interests, overriding royalty and royalty interests, net profits interests, oil payment interests, production payment interests and other types of mineral interests), as well as all oil and gas gathering, treating, compression, storage, processing and handling assets of any kind, including all pipelines, wells, wellhead equipment, pumping units, flowlines, tanks, buildings, injection facilities, saltwater disposal facilities, compression facilities, gathering systems, processing plants, and other related equipment of any kind.

“Indebtedness” means, of any Person as of any date of determination (without duplication): (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, notes, debentures, or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of Property or services, except trade accounts payable of such Person arising in the ordinary course of business that are not past due by more than forty-five (45) days, (d) all Capitalized Lease Obligations of such Person, (e) all Indebtedness (as defined in the other clauses of this definition) of others Guaranteed by such Person (directly or indirectly, and contingent or otherwise) or in which such Person otherwise assures a creditor against loss of the Indebtedness (howsoever such assurance shall be made) to the extent of the lesser of the amount of such Indebtedness and the maximum stated amount of such Guarantee or assurance against loss, (f) all Indebtedness (as defined in the other clauses of this definition) of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on any Property of such Person, whether or not such Indebtedness is assumed by such Person, to the extent of the lesser of (i) the amount of such Indebtedness and (ii) the fair market value of the property of such Person securing such Indebtedness, (g) any other obligation for borrowed money or other financial accommodations which in accordance with GAAP would be shown as a liability on the balance sheet of such Person, (h) any repurchase obligation or liability of a Person with respect to Accounts, chattel paper or notes receivable sold by such Person, (i) any liability under a sale and leaseback transaction that is not a Capitalized Lease Obligation, (j) any obligations under synthetic leases, (k) any obligation arising with respect to any other transaction that is the functional equivalent of a loan but which does not constitute a liability on the balance sheets of a Person, (1) all payment and reimbursement obligations of such Person (whether contingent or otherwise) in respect of letters of credit, bankers’ acceptances, surety or other bonds and similar instruments, (m) all liabilities of such Person in respect of unfunded vested benefits under any Pension Plan, (n) all net Hedge Obligations of such Person (and including, without limitation, any financially settled prepaid forward hedge or prepayments on account thereof otherwise), valued at the Hedge Termination Value thereof, (o) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment, and (p) all Disqualified Equity Interests. Without duplication, Indebtedness of Borrower includes the Total Outstandings hereunder and Indebtedness of any Loan Party includes any outstanding obligations of such Loan Party under any Advance Payment Contracts.

For all purposes, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venture, unless such Indebtedness is expressly made non-recourse to such Person.

“Indemnified Persons” has the meaning assigned to it in Section 12.4.

“Indemnified Taxes” has the meaning assigned to it in Section 13.8(a).

“Independent Engineer” means (a) Netherland, Sewell & Associates, Inc., (b) Ryder Scott Company Petroleum Consultants, L.P., (c) W. D. Van Gonten & Co. Petroleum Engineering, (d) Cawley, Gillespie & Associates or (e) any other independent petroleum engineer selected by the Borrower and acceptable to the Administrative Agent in its sole discretion.

“Initial Reserve Report” means the Reserve Report, dated as of January 31, 2026, provided by the Borrower to the Administrative Agent.

“Initial Step-Up Period” means, for each Tranche, the period commencing on the first day of the thirteenth (13th) month following such Tranche’s Credit Date, and ending on, and including, the last day of the twenty fourth (24th) month following such Tranche’s Credit Date.

“Insurance Policies” means the insurance policies maintained by the Borrower in accordance with Section 6.6.

“Insurance Premiums” means the annual insurance premiums for the Insurance Policies required to be maintained by the Loan Parties with respect to the Subject Assets under Section 6.6.

“Intellectual Property” means all copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses and other types of intellectual property, in whatever form, now owned or hereafter acquired.

“Interest Election Request” means a request by the Borrower to Convert or continue a Loan in accordance with Section 2.6 substantially in the form of Exhibit C hereto.

“Interest Payment Date” means each Payment Date.

“Interest Period” means, with respect to any SOFR borrowing, the period commencing on the date of such SOFR borrowing and ending on the numerically corresponding day in the calendar month that is one (1) month thereafter; provided that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day.

“Interest Rate Protection Agreement” means any Hedge Agreement constituting an interest rate cap agreement or interest rate swap agreement (together with the confirmation and schedules relating thereto), in form and substance reasonably satisfactory to the Borrower, the applicable Counterparty and the Administrative Agent, between the Borrower and such Counterparty and any renewal or replacement thereof, which agreement shall be pledged as Collateral hereunder.

“Interim Report” has the meaning set forth in Section 6.1(k)(i).

“Internal Report” has the meaning set forth in Section 6.1(k)(i).

“Investment Earnings” means, with respect to any Payment Date, the investment earnings (net of any losses and investment expenditures) on amounts on deposit in the Pledged Accounts during the applicable Collection Period.

“Involuntary Bankruptcy” means, in respect of any Person, any involuntary case under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, in which the Borrower is a debtor or any asset of any such entity is property of the estate therein.

“IRS” means the U.S. Internal Revenue Service.

“Joinder Agreement” means a joinder to this Agreement, in form and substance reasonably satisfactory to the Administrative Agent, pursuant to which the applicable Person assumes all rights and obligations of a “Subsidiary Guarantor” and “Loan Party” hereunder.

“Lease Operating Statement” means a report in form and substance reasonably satisfactory to the Administrative Agent prepared by the Borrower covering each of the Proved Oil and Gas Properties of the Loan Parties and detailing on a monthly basis the Hydrocarbon production volumes, revenues, associated lease operating expenses, taxes and other expenses for such Proved Oil and Gas Properties in form and substance reasonably satisfactory to the Administrative Agent.

“Lender” and “Lenders” means each financial institution listed on the signature pages hereto as a Lender, and any other Person that becomes a lender party hereto pursuant to an Assignment Agreement (in each case, other than any such Person that ceases to be a Lender pursuant to an Assignment Agreement).

“Lender Hedge Counterparty” means any Approved Counterparty pursuant to clause (a) of the definition thereof.

“Lending Office” means the office or offices of any Lender set forth in its Administrative Questionnaire, as updated from time to time in writing from such Lender to the Administrative Agent.

“Lien” means any mortgage, deed of trust, deed to secure debt, or pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement), or any other arrangement and/or agreement of any kind pursuant to which title to the property is retained by or vested in some other Person for security purposes.

“Loan” means a loan made pursuant to Section 2.1 or Section 2.2, as applicable, including the Closing Date Loans and any Delayed Draw Loans.

“Loan Party” or “Loan Parties” means, individually and collectively, Holdings, the Borrower and each Subsidiary Guarantor.

“Loan Request” means a written request, substantially in the form of Exhibit D, properly completed and signed by the Borrower, requesting the making of Loans.

“LTV Ratio” means, with respect to any date of determination and each Tranche of Loans, a ratio equal to (a) the outstanding aggregate principal amount of the Loans under such Tranche divided by (b) the Measured Assets applicable to such Tranche of Loans.

“Management and G&A Expenses” means, without duplication, the fees and expenses owed to the Manager pursuant to the Management Services Agreement on account of the Loan Parties and their Subsidiaries and any other normal and customary expenses and costs incurred in connection with the Oil and Gas Properties of (and attributable to) the Loan Parties that are classified as management fees or general and administrative costs, including, without limitation, consulting fees, employee expenses and salary, rent, supplies, travel, insurance, accounting, legal, engineering and broker related fees.

“Management Fee Cap” means Management and G&A Expenses paid by the Borrower to Manager on each Payment Date for which Loans are outstanding in an amount not to exceed the lesser of (a) the greater of (i)(A) one percent (1.00%) of the aggregate outstanding principal amount of Loans as of the Payment Date on which such Management and G&A Expenses shall be paid to the Manager divided by (B) 12 and (ii) $41,666.67 and (b) the greater of (i) two percent (2.00%) of Net Cash Flow for the Collection Period for which such Payment Date relates (without giving effect to any amounts paid by the Borrower to Manager pursuant to Section 2.8 on such Payment Date) and (ii) $41,666.67; provided that for any Collection Period in which Loans are not outstanding for the entire duration of such Collection Period, the Management and G&A Expenses will be prorated for the number of days in such Collection Period in which Loans were outstanding.

“Management Services Agreement” means that certain Management Services Agreement, dated as of July 1, 2026, by and among the Borrower and Manager (as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time pursuant to the terms of this Agreement).

“Manager” means Presidio Holding Company LLC, a Delaware limited liability company.

“Manager Termination Event” has the meaning assigned to such term in the Management Services Agreement.

“Manufactured (Mobile) Home” has the meaning assigned to such term in the applicable Flood Insurance Regulation.

“Material Adverse Effect” means, a material adverse effect on (i) the business, operations, affairs, assets, properties, prospects, financial condition or results of operation of any Loan Party or the Borrower, (ii) the validity, priority or enforceability of the Liens on the Collateral, taken as a whole, (iii) the ability of any Loan Party, the Manager or the Operator to perform any material obligation under any Transaction Document or the Operating Agreement to which it is a party, (iv) the ability of the Administrative Agent or the Collateral Agent to enforce against any Loan Party, the Manager or the Operator obligations under the Transaction Documents to which such Person is a party in any material respect, or (v) the validity or enforceability against any Loan Party, the Manager or the Operator of any Transaction Document or the Operating Agreement to which such Person is a party.

“Material Contract” means any Contract, agreement, partnership agreement, joint venture agreement, joint development agreement or operating agreement that is material to the ownership or operation of the Subject Assets, including, but not limited to the Management Services Agreement, the Back-Up Management Agreement, the Operating Agreement, the Closing Date Subject Asset Acquisition Agreements, and any Contract governing the acquisition of Additional Assets or Subordinated Swap Obligations.

“Material Gas Imbalance” means, with respect to all Gas Balancing Agreements to which any Loan Party is a party or by which any Oil and Gas Property of any Loan Party is bound, net gas imbalance liabilities of the Loan Parties, considered individually or in the aggregate, in excess of the greater of (x) $1,000,000 and (y) 1.00% of the Measured Assets as of such date of determination. Gas imbalances will be determined based on Gas Balancing Agreements, with respect to wellhead imbalances, or gas purchase or transportation agreements, with respect to downstream imbalances, if any, specifying the method of calculation thereof, or, alternatively, if no such Gas Balancing Agreements or gas purchase or transportation agreements, as the case may be, are in existence, gas imbalances will be calculated by multiplying (x) the volume of gas imbalance as of the date of calculation (expressed in thousand cubic feet) by (y) the heating value in BTU’s per thousand cubic feet, times the Henry Hub average daily spot price for the month immediately preceding the date of calculation adjusted for location differential and transportation costs based upon the location where the Oil and Gas Property giving rise to the imbalances are located.

“Maturity Date” means (a) with respect to the Closing Date Tranche, July 31, 2029 and (b) with respect to each Delayed Draw Tranche, the third anniversary of the Credit Date thereof; provided that if any Loans are outstanding as of July 31, 2031 (the “Final Maturity Date”), the Borrower shall repay all outstanding Loans on such date.

“Maximum Rate” means the highest lawful and non-usurious rate of interest applicable to the Loans, that at any time or from time to time may be contracted for, taken, reserved, charged, or received on the Loans and the Obligations under Applicable Law to the extent allowed by such Applicable Laws.

“Measured Assets” means, as of any date of determination, (a) the sum of (i) the discounted present value (using a ten percent (10.0%) discount rate) of the projected net cash flows from the Subject Assets categorized as proved, developed and producing, using commodity strip prices based on prevailing forward curves and basis differentials provided by the Administrative Agent which are consistent with forward curves and basis differentials used by the Administrative Agent in its lending and/or commodity derivative activities; provided, that the Administrative Agent shall give deference to NYMEX Pricing (to the extent that NYMEX Pricing provides an applicable substantive equivalent thereto) with respect to crude oil and natural gas as of the subject date of the most recently delivered quarterly Reserve Report hereunder, as applicable, as calculated in such most recently Reserve Report delivered hereunder (or to the extent the Borrower has failed to deliver a Reserve Report in accordance with Section 6.1(k), as determined by the Administrative Agent in its reasonable discretion and consistent with customary practices for similar lending arrangements) (the “PDP-10”), and (ii) the positive or negative aggregate mark-to-market value (based on a discounted present value calculation using a ten percent (10.0%) discount rate) using commodity strip prices based on prevailing forward curves and basis differentials provided by the Administrative Agent which are consistent with forward curves and basis differentials used by the Administrative Agent in its lending and/or commodity derivative activities; provided, that the Administrative Agent shall give deference to NYMEX Pricing (to the extent that NYMEX Pricing provides an applicable substantive equivalent thereto) with respect to crude oil and natural gas as of such date of determination of all Hedge Agreements, calculated in the aggregate for all Hydrocarbons hedged, calculated on an annual basis, minus (b) the estimated plugging and abandonment costs (based on a discounted present value calculation using a ten percent (10.0%) discount rate) of the Loan Parties’ wells and related assets at the time of such determination.

“Measurement Period” means, as of any date of determination, the six (6) month period ending on such date.

“Moody’s” means Moody Investors Service, Inc., or any successor to the rating agency business thereof.

“Mortgage” means any mortgage, deed of trust or other agreement which conveys or evidences a Lien in favor of the Collateral Agent, for the benefit of the Administrative Agent and the other holders of Secured Obligations, on real property of the Loan Parties, including any amendment, restatement, modification or supplement thereto.

“Mortgage Requirement” means the Administrative Agent shall have received duly executed Mortgages delivered by the Loan Parties with respect to (a) on the Closing Date, (i) ninety-five percent (95%) of the PV-10 of the Loan Parties acquired on the Closing Date and (ii) 80% of the PDP-10 and book value of all other Oil and Gas Properties of the Loan Parties included in the Initial Reserve Report and (b) as of any date of determination thereafter, and in any event no sooner than following the second full fiscal quarter ended after the Closing Date, on which the Mortgage Requirement is required to be satisfied, ninety percent (90%) of the PV-10 of all Proved Oil and Gas Properties of the Loan Parties as of such date.

“Mortgaged Properties” means all present and future Oil and Gas Properties of the Loan Parties in which the Loan Parties have granted or do hereafter grant a mortgage or Lien to or for the benefit of Collateral Agent for the benefit of the Secured Parties.

“Multiemployer Plan” means any “multiemployer plan” as defined in Section 3(37) of ERISA to which any Loan Party or its ERISA Affiliate has any current or contingent liability.

“Net Cash Flow” means, with respect to each Collection Period, (a) the sum or difference of, as applicable, (i) the proceeds of proved, developed and producing Subject Assets deposited in the Facility Collection Account during such Collection Period and (ii) the proceeds from Hedge Agreements received by the Loan Parties during such Collection Period minus (b) the sum of (i) amounts payable pursuant to Section 2.8(a) and Section 2.8(b) on the Payment Date for such Collection Period and (ii) amounts paid by the Loan Parties pursuant to Hedge Agreements during such Collection Period.

“Net Proceeds” means, with respect to any Prepayment Event and each Tranche, (a) the proceeds received in respect of such event in cash or Cash Equivalents attributable to such Tranche, including (i) any cash or Cash Equivalents received in respect of any non-cash proceeds, including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment or earn-out, but only as and when received, (ii) in the case of a Casualty Event, insurance proceeds that are actually received in cash and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments that are actually received in cash, minus (b) all fees and out-of-pocket expenses attributable to such Tranche paid by the Borrower and its Subsidiaries in connection with such event (including reasonable and documented attorney’s fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes and similar taxes, underwriting discounts and commissions, other customary expenses and brokerage, consultant, accountant and other customary fees), minus (c) the amount of any liabilities attributable to such Tranche directly associated with such asset and retained by the Borrower and its Subsidiaries, minus (d) the amount of all taxes attributable to such Tranche paid (or reasonably estimated by the Borrower in good faith to be payable) with such proceeds, minus (e) the amount of any costs attributable to such Tranche associated with unwinding any related swap, including any termination payments payable to Approved Counterparties, minus (f) the amount of any reserves attributable to such Tranche established by Holdings, the Borrower and their respective Subsidiaries to fund contingent liabilities reasonably estimated by the Borrower in good faith to be payable, that are directly attributable to such event; provided that any reduction at any time in the amount of any such reserves (other than as a result of payments made in respect thereof) shall be deemed to constitute the receipt at such time of Net Proceeds in the amount of such reduction.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all or all affected Lenders in accordance with the terms of Section 10.4 and (b) has been approved by the Requisite Lenders.

“Non-Lender Hedge Counterparty” means any Approved Counterparty pursuant to clause (b) or (c) of the definition thereof.

“Non-U.S. Lender” has the meaning assigned to it in Section 13.8(f).

“Note(s)” means, individually and collectively, the Notes payable to the order of a Lender, executed by the Borrower evidencing the Commitment of, and Loans made by, such Lender, substantially in the form of Exhibit E.

“NYMEX Pricing” means, as of any date of determination with respect to any month, (a) for crude oil, the closing settlement price for the Light, Sweet Crude Oil futures contract for such month, (b) for natural gas, the closing settlement price for the Henry Hub Natural Gas futures contract for such month, and (c) for natural gas liquids, the closing settlement price for each natural gas liquid component’s Mont Belvieu (OPIS) futures contract for such month, in each case as published by CME Group / NYMEX on its website currently located at www.cmegroup.com, or any successor thereto (as such price may be corrected or revised from time to time by CME Group / NYMEX in accordance with its rules and regulations).

“Obligations” means, without duplication, all present and future obligations under this Agreement, any other Indebtedness and liabilities of any Loan Party to the Agents and the Lenders at any time and from time to time of every kind, nature and description, direct or indirect, secured or unsecured, joint and several, absolute or contingent, due or to become due, matured or unmatured, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, in each case under any of the Transaction Documents, including, without limitation, interest, all applicable fees, charges and expenses and/or all amounts paid or advanced by any Agent or any Lender on behalf of or for the benefit of any Loan Party for any reason at any time, and including, in each case, obligations of performance as well as obligations of payment and interest that accrue after the commencement of any proceeding under any Debtor Relief Law by or against any Loan Party.

“Observer” means any party engaged by or on behalf of the Borrower in accordance with the Back-Up Management Agreement.

“OFAC” means the U.S. Department of Treasury’s Office of Foreign Assets Control.

“Oil and Gas Properties” means all Hydrocarbons that are, at the time in question, owned by any of the Loan Parties.

“Operating Agreement” means that certain Master Joint Operating Agreement, dated as of July 1, 2026, by and between the Operator and the Borrower, as the same may be amended, modified and/or supplemented from time to time pursuant to the terms of this Agreement.

“Operator” means Presidio Petroleum LLC, a Delaware limited liability company,

“Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, its by-laws, as amended, and any stockholders’ agreement, as amended, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended and (v) with respect to any trust, its declaration of trust. In the event any term or condition of this Agreement or any other Transaction Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Connection Taxes” means, with respect to any Lender or Administrative Agent, Taxes imposed as a result of a present or former connection between such Lender or Administrative Agent and the jurisdiction imposing such tax (except for connections arising from such Lender or Administrative Agent having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Loan or Transaction Document).

“Other Lender” has the meaning assigned to it in Section 13.7.

“Other Taxes” has the meaning assigned to it in Section 13.8(b).

“Over Hedge Payments” means any amounts owed to Approved Counterparties in connection with any required termination, assignment, novation or unwinding of a Hedge Agreement.

“Parent Company” means (a) Holdings and (b) any other Person or group of Persons who directly or indirectly own Equity Interests in the Borrower.

“Participant” has the meaning assigned to it in Section 12.2(d).

“Participant Register” has the meaning assigned to it in Section 12.2(d).

“Participating Lender” means, with respect to each Delayed Draw Tranche, each Lender who agrees to fund Delayed Draw Loans pursuant to such Delayed Draw Tranche.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56 (signed into law October 26, 2001), as amended.

“Payment Date” means the date that is the twenty-fifth (25th) calendar day of each calendar month, commencing with September 25, 2026.

“Payment Date Report” has the meaning assigned to it in Section 6.1(j).

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to all or any of its functions under ERISA.

“PDP-10” has the meaning assigned to it in the definition of “Measured Assets”.

“Pension Plan” means any employee benefit plan, other than a Multiemployer Plan, that is subject to the provisions of Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA in respect of which any Loan Party or ERISA Affiliate has any current or contingent liability.

“Permitted Hedge Agreement” means any Interest Rate Protection Agreement or Commodity Hedge Agreement permitted by Section 7.18.

“Permitted Indebtedness” means Indebtedness permitted by Section 7.1.

“Permitted Liens” means those Liens permitted by Section 7.3.

“Person” means an individual, a partnership, a corporation, a limited liability company, a business trust, a joint stock company, a trust, an unincorporated association, a joint venture, a Governmental Authority or any other entity of whatever nature.

“Plan” means any (a) “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) “plan” as defined in and subject to Section 4975 of the Code, or (c) Person whose assets include (for purposes of ERISA Section 3(42) or for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“Pledged Accounts” means, collectively, the Facility Collection Account and the Debt Service Reserve Account, pledged to the Collateral Agent pursuant to this Agreement and subject to Account Control Agreements.

“Prepayment Event” means: (a) with respect to any individual Tranche, any sale, transfer or other Disposition (including Casualty Events) of any Collateral or other assets or properties of the Borrower or any other Loan Party attributable to such Tranche (other than the sale, transfer or Disposition of Hydrocarbons in the ordinary course of business or any Disposition made pursuant to Section 7.9(d)) resulting in Net Proceeds exceeding the greater of (x) $1,000,000 and (y) 1.00% of Measured Assets in the aggregate of the Loan Parties with respect to all Net Proceeds of such Dispositions (including Casualty Events) during the term of this Agreement for all Tranches; (b) the incurrence by the Borrower or any other Loan Party of any Indebtedness, other than Permitted Indebtedness; or (c) with respect to any individual Tranche, the occurrence of an Exit Transaction as to such Tranche.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent).

“Principal Distribution Amount” means, with respect to any Payment Date for any Tranche, the Scheduled Principal Distribution Amount for such Tranche plus any principal amounts of such Tranche previously due and unpaid (including from prior Payment Dates).

“Priority of Payments” has the meaning assigned to it in Section 2.8.

“Proceeds” means, with respect to any portion of the Collateral, all “proceeds” as such term is defined in Article 9 of the UCC, including, whatever is receivable or received when such portion of Collateral is sold, liquidated, foreclosed, exchanged, or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes all rights to payment with respect to any insurance relating thereto.

“Production Tracking Ratio” means, with respect to each Tranche and any date of determination, the quotient of (a) the aggregate production volume of proved, developed and producing Tranche Assets actually realized over the six (6) month period prior to such date of determination for which such data is available and has been delivered to the Administrative Agent, over (b) the aggregate production volume with respect to such Tranche Assets projected in the most recent Reserve Report for such period.

“Pro Rata Share” means (i) for all funding matters hereunder, with respect to each Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the unfunded Commitment of such Lender at such time and the denominator of which is the aggregate unfunded Commitments of all Lenders at such time, and (ii) with respect to all other matters, including the receipt of payments hereunder, with respect to each Lender at any time, the Pro Rata Share shall be determined based on each such Lender’s pro rata share of the aggregate Total Outstandings at such time.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible or mixed, of such Person, or any other assets owned, operated or leased by such Person, and, with respect to the Loan Parties, shall include the Mortgaged Properties.

“Proved Oil and Gas Properties” means collectively, (a) all Oil and Gas Properties which constitute “proved oil and gas reserves,” “proved developed producing oil and gas reserves,” “proved developed non-producing oil and gas reserves” (consisting of proved developed shut-in oil and gas reserves and proved developed behind pipe oil and gas reserves), and “proved undeveloped oil and gas reserves,” as such terms are defined in the Definitions for Oil as Gas Reserves promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question, and (b) all Oil and Gas Properties which constitute other categories of proved reserves recognized by (x) the Society of Petroleum Evaluation Engineers (or any generally recognized successor), or (y) the SEC.

“PV-10” means the discounted present value (using a ten percent (10.0%) discount rate) of the projected net cash flows from the Subject Assets categorized as proved using commodity strip prices based on prevailing forward curves and basis differentials provided by the Administrative Agent which are consistent with forward curves and basis differentials used by the Administrative Agent in its lending and/or commodity derivative activities; provided, that the Administrative Agent shall give deference to NYMEX Pricing (to the extent that NYMEX Pricing provides an applicable substantive equivalent thereto) with respect to crude oil and natural gas as of the subject date of the most recently delivered quarterly Reserve Report hereunder, as applicable, as calculated in such most recently Reserve Report delivered hereunder (or to the extent the Borrower has failed to deliver a Reserve Report in accordance with Section 6.1(k), as determined by the Administrative Agent in its reasonable discretion and consistent with customary practices for similar lending arrangements).

“QFC Credit Support” has the meaning assigned to such term in Section 12.12.

“Qualified ECP” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant guaranty of such Loan Party, or the grant by such party of a security interest or lien to secure becomes effective with respect to such Swap Obligation or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a “keepwell” under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualifying Collar Transaction” means (a) any two-way costless collar transaction where (i) the “put” price is no less than ninety percent (90%) of the then-applicable fair market price at the time such Qualifying Collar Transaction is entered into and (ii) the “call” price is no greater than one hundred ten percent (110%) of the then-applicable fair market price at the time such Qualifying Collar Transaction is entered into and (b) any other collar transaction that is acceptable in writing (which such written acceptance may be communicated, without limitation, by e-mail correspondence from the Administrative Agent to the Borrower) to the Administrative Agent and the Requisite Lenders in their sole discretion.

“Quarterly Determination Date” means each Payment Date in the months of March, June, September and December.

“Quarterly Determination Period” means, with respect to each Quarterly Determination Date, the four full Collection Periods most recently ended prior to such Quarterly Determination Date.

“Rating Agency” means Fitch, Moody’s or S&P.

“Receipt” has the meaning assigned to it in Section 12.5(a).

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is Term SOFR, the time set forth in the definition of Term SOFR, and (2) if such Benchmark is not Term SOFR, the time determined by the Administrative Agent in accordance with the Benchmark Replacement Conforming Changes.

“Register” has the meaning assigned to it in Section 2.4(b).

“Related Parties” means, with respect to any Person, any partner, member, shareholder, principal or Affiliate of such Person.

“Release” means any release, spill, emission, leaking, pumping, injection, placing, escaping, dumping, disposal, migration or leaching of Hazardous Materials into the environment, including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material. “Released” has a correlative meaning.

“Remedial Action” means all actions required under Environmental Law or any permit thereunder to (a) clean up, remove, treat, or otherwise address Hazardous Materials in the environment, (b) prevent the Release or threat of Release or minimize the further Release of Hazardous Materials so that they do not migrate or endanger or threaten to endanger public health or welfare or the environment, or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care with respect to any Release of Hazardous Materials.

“Requisite Lenders” means, as of any time of determination, (a) if there is only one (1) Lender, such Lender, (b) if there are only two (2) Lenders, both of such Lenders, and (c) if there are three (3) or more Lenders, Lenders holding Total Outstandings representing more than fifty percent (50.0%) of the sum of the Total Outstandings at such time; provided, that as of any date of determination on which there are no Total Outstandings and any of the Permitted Hedge Agreements with Approved Counterparties that are Secured Parties remain outstanding or any payments thereunder are due and owing to such Secured Parties, including the termination value, remain unpaid, “Requisite Lenders” means the Approved Counterparties that are Secured Parties until such time that all of the Permitted Hedge Agreements with the Approved Counterparties that are Secured Parties have terminated and all payments thereunder which are due and owing to such Secured Parties, including the termination value, have been paid in full.

“Requisite Tranche Lenders” means, as of any time of determination and with respect to each Tranche, (a) if there is only one (1) Lender in such Tranche, such Lender, (b) if there are only two (2) Lenders in such Tranche, both of such Lenders, and (c) if there are three (3) or more Lenders in such Tranche, Lenders holding Total Tranche Outstandings representing more than fifty percent (50.0%) of the sum of such Tranche’s Total Tranche Outstandings at such time.

“Reserve Report” means each report in a substantially similar form as the Initial Reserve Report and otherwise in form and substance reasonably satisfactory to Administrative Agent (including, without limitation, the use of satisfactory methodologies and risk analyses) (a) evaluating the oil and gas reserves attributable to all of the Proved Oil and Gas Properties attributable to the Oil and Gas Properties of the Borrower and the other Loan Parties located in the United States of America, together with a projection of the rate of production and future net income, taxes, operating expenses and capital expenditures with respect thereto as of such date, based upon economic assumptions consistent with the Administrative Agent’s lending requirements at the time, (b) containing a supplement prepared by the Borrower setting forth an updated Schedule 5.11(b) and Schedule 5.11(d), as applicable, and (c) containing such other information as reasonably requested by the Administrative Agent or the Requisite Lenders.

“Responsible Officer” means, as to any Loan Party, the president, any Financial Officer or any vice president of such Loan Party (or of Prometheus Holdings LLC on behalf of such Loan Party). Unless otherwise specified, all references to a Responsible Officer herein shall mean a Responsible Officer of the Borrower.

“Restricted Payment” has the meaning assigned to it in Section 7.5.

“Restricted Payment Conditions” means, as of the time of making any Restricted Payment, both before and after giving effect to such Restricted Payment: (a) no Event of Default shall have occurred or be continuing, (b) the Loan Parties are in pro forma compliance with each of the Financial Covenants, (c) the Available Funds for all Tranches for such fiscal quarter have first been fully and properly applied in accordance with Section 2.8(a) through (i), and (d) the Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower as to the satisfaction and compliance with the foregoing conditions set forth in clauses (a) through (c) of this definition.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation, and any successor thereto that is a nationally recognized rating agency.

“Sanctions Laws” has the meaning assigned to it in Section 5.22.

“Scheduled Principal Distribution Amount” means, for each Tranche, the “Mandatory Amortization” set forth in the Amortization Schedule.

“SDN List” has the meaning assigned to it in Section 5.22.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Step-Up Period” means, for each Tranche, the period commencing on the first day of the twenty fifth (25th) month following such Tranche’s Credit Date, and ending on the date all Obligations in respect of such Tranche are paid in full.

“Secured Obligations” means (a) the Obligations and (b) the Secured Swap Obligations.

“Secured Party” means the Administrative Agent, the Collateral Agent, each Lender, Approved Counterparty (for the avoidance of doubt, only to the extent such Approved Counterparty is either (a) a Lender, a former Lender (and was a Lender at the time of entry into such Hedge Agreement (or, solely with respect to any Hedge Agreement entered into prior to the Closing Date, is a Lender or an Agent (or any Affiliate of the foregoing) as of the Closing Date) for which the obligations thereunder constitute Secured Swap Obligations), Agent, or Affiliate thereof or (b) otherwise a party to the Swap Intercreditor Agreement).

“Secured Swap Obligations” means (a) any obligations of the Loan Parties under any Hedge Agreement and (b) the due and punctual payment and performance of all obligations of the Loan Parties and their Subsidiaries under any Hedge Agreement, in each case of the foregoing clauses (a) and (b), solely to the extent that any such Hedge Agreement is (or was) entered into on a secured basis with an Approved Counterparty that is a Secured Party; provided, further, that (x) with respect to any Loan Party, Excluded Swap Obligations of such Loan Party shall not constitute Secured Swap Obligations, and (y) in no event shall any Subordinated Swap Obligations be included or treated as “Secured Swap Obligations” or “Secured Obligations” herein or in any of the other Transaction Documents unless and until the Administrative Agent has expressly consented in writing to the inclusion of such Subordinated Swap Obligations in the Swap Obligations (as defined in the Swap Intercreditor Agreement). For purposes of clarity, (i) the obligations under the Hedge Agreements listed on Schedule 5.29 as of the Closing Date, in each case, to the extent entered into with an Approved Counterparty that is a party to the Swap Intercreditor Agreement as of the Closing Date and (ii) any other and any other Initial Hedges (as defined in the Swap Intercreditor Agreement), shall be considered Secured Swap Obligations.

“Securities Account” has the meaning given to such term in the UCC.

“Security Documents” means this Agreement, the Ultimate Parent Limited Guarantee, each Account Control Agreement, the Swap Intercreditor Agreement, each Mortgage and any pledge, security, other agreement or instrument delivered in connection therewith as required pursuant to this Agreement or any other Transaction Document to create or perfect the Liens in the Collateral.

“SOFR” means a rate per annum equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Loan” means a Loan that bears interest at Term SOFR, other than pursuant to clause (c) of the definition of Base Rate.

“Solvent” means, with respect to the Loan Parties, taken as a whole, that as of the date of determination, (a) the sum of the Loan Parties’ debt (including contingent liabilities) does not exceed the present fair saleable value of the Loan Parties’ present assets; (b) the Loan Parties’ capital is not unreasonably small in relation to their business as contemplated on the Closing Date or with respect to any transaction contemplated to be undertaken after the Closing Date; and (c) the Loan Parties have not incurred and do not intend to incur, or believe (nor should they reasonably believe) that they will incur, debts beyond their ability to pay such debts as they become due (whether at maturity or otherwise); and the Loan Parties are not insolvent within the meaning of any Debtor Relief Law. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Change of Control” means the occurrence of any event or condition in which the Operator and/or Manager ceases to be a Controlled Affiliate of the Borrower.

“Specified Equity Contribution” means any direct or indirect investment in the Borrower to cure a breach of Section 7.26 pursuant to Section 9.2 (and designated in writing at or about the time made as being a Specified Equity Contribution) in cash in the form of a capital contribution to, and actually directly received by, the Borrower.

“Specified Loan Party” means a Loan Party that is not then an “eligible contract participant” under the Commodity Exchange Act (as determined prior to giving effect to Section 14.11).

“Subject Asset Operating Expenses” means with respect to any measurement period, without duplication, all costs and expenses of operating and maintaining the Subject Assets and related assets or property (including utilities and maintenance Capital Expenditures) (but excluding (x) the Management and G&A Expenses, (y) the cost of portfolio support personnel provided by the Manager and (z) any local or other property and similar taxes (including payments in lieu of taxes) other than any ad valorem and severance taxes which such taxes shall be included as Subject Asset Operating Expenses), payable with respect to the Subject Assets during such measurement period. For purposes of clarity, Subject Asset Operating Expenses shall not include, in any event, discretionary capital expenditures or expenditures in connection with developing any Subject Assets.

“Subject Assets” means, collectively, the Closing Date Subject Assets and any Additional Assets, collectively, and all of the Loan Parties’ right, title and interest whether now or hereafter acquired, and wherever located, in and thereto, and all monies received thereon and in respect thereof.

“Subject Asset Transfers” means, collectively, (i) the Closing Date Subject Assets Transfer, and (ii) any other direct or indirect, contribution, sale and/or other transfer of Additional Assets to the applicable Loan Parties after the Closing Date, including pursuant to Section 2.14.

“Subordinated Swap Obligations” has the assigned to such term in the Swap Intercreditor Agreement; provided, however, that the Subordinated Swap Obligations shall not include any amounts or obligations to which the Administrative Agent has expressly consented in writing to the inclusion thereof in the definition of “Swap Obligations” (as defined in the Swap Intercreditor Agreement).

“Subsidiary” means, with respect to any Person: (a) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person meeting this definition of “Subsidiary” or a combination thereof; and (b) any partnership, joint venture, limited liability company or similar entity of which (i) more than 50% of the voting interests or general partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person meeting this definition of “Subsidiary” or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise; and (ii) such Person or any subsidiary of such Person meeting this definition of “Subsidiary” is a controlling general partner or otherwise directly or indirectly controls such entity. Unless otherwise specified, “Subsidiary” means any Subsidiary of the Borrower.

“Subsidiary Guarantor” means, subject to Section 14.1, each Subsidiary of the Borrower or Holdings formed or acquired after the Closing Date.

“Supported QFC” has the meaning assigned to such term in Section 12.12.

“Swap” means any agreement, contract, or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the date hereof, by and among J. Aron & Company LLC, a New York limited liability company, and Citizens Bank, N.A. as the initial approved secured counterparties, each of the other Approved Counterparties party thereto, as an approved secured counterparty, the Collateral Agent, and the Loan Parties, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and this Agreement.

“Swap Obligation” means, with respect to any Person, any obligation to pay or perform under any Swap.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means:

(a) for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such relevant Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for a tenor of three (3) months has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b) for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for a tenor of three (3) months has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day; provided, that if Term SOFR determined as provided above shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” means the CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Loan” means any Loan during such time as interest thereon accrues at a rate of interest based upon Term SOFR, other than pursuant to clause (c) of the definition of Base Rate.

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR for a tenor of three (3) months.

“Termination Date” means the first date on which (i) all Commitments have expired or terminated, (ii) the principal of, and interest on, each Loan, all amounts owing in respect of Secured Swap Obligations and all fees, expenses and other Secured Obligations (other than indemnity obligations under the Transaction Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending) have been paid in full in cash, and (iii) all Hedge Agreements on account of Secured Swap Obligations have expired or been terminated (other than such Hedge Agreements with respect to which other arrangements satisfactory to the applicable Approved Counterparty that is a Secured Party in its sole discretion have been made).

“Title Requirement” means the Administrative Agent shall have received title information in form and substance reasonably satisfactory to the Administrative Agent with respect to (a) on the Closing Date, (i) ninety-five percent (95%) of the PDP-10 of the Loan Parties acquired on the Closing Date and (ii) 80% of the PDP-10 and book value of all other Oil and Gas Properties of the Loan Parties included in the Initial Reserve Report and (b) as of any date of determination thereafter, and in any event no sooner than following the second full fiscal quarter ended after the Closing Date, on which the Title Requirement is required to be satisfied, ninety percent (90%) of the PV-10 of all Proved Oil and Gas Properties of the Loan Parties as of such date.

“Total Outstandings” means, as of any date of determination, the aggregate outstanding principal amount of all Loans as of such date.

“Total Tranche Outstandings” means, as of any date of determination, and with respect to each Tranche, the aggregate outstanding principal amount of all Loans under such Tranche as of such date.

“Tranche” means the Closing Date Tranche and/or the applicable Delayed Draw Tranche(s), as the context may require.

“Tranche Assets” means, with respect to any Tranche, the Subject Assets financed in whole or in part by such Tranche (or otherwise contributed and allocated to such Tranche in accordance with the terms hereof).

“Transaction Costs” means the fees, premiums, expenses and other transaction costs payable or otherwise borne by the Manager, Holdings, the Borrower and/or their respective subsidiaries in connection with the Transactions.

“Transaction Documents” means, collectively and each individually, (i) each of the Closing Date Transaction Documents, (ii) each (if any) of the Notes, Security Documents or Account Control Agreements executed and delivered on or after the Closing Date and (iii) any other agreements, documents, instruments and certificates executed or delivered by a Loan Party on or after the Closing Date in connection with any of the foregoing and designated by the Borrower and the Administrative Agent as a “Transaction Document.” Any reference in this Agreement or any other Transaction Document to a Transaction Document shall include all appendices, exhibits and/or schedules thereto.

“Transactions” means, collectively and individually, (a) the Loan Parties’ entry into this Agreement and the borrowing of the Loans and use of proceeds thereof, (b) the distribution by the Borrower of the proceeds of the Closing Date Loans to the Closing Date Sellers in an amount equal to the amount of funds necessary to finance the Borrower’s acquisition of the Closing Date Subject Assets, (c) the consummation of the Closing Date Subject Assets Transfers, (d) the execution of the Operating Agreement, (e) the execution and delivery of each other Transaction Document; and (f) the payment of all Transaction Costs (including original issue discount or upfront fees).

“Trigger Based Cash Flow Sweep Event” means the occurrence of any of the following for such applicable Collection Period with respect to the Loan Parties and their respective Subsidiaries for any Tranche: (a) the Debt Service Coverage Ratio as of the last day of the Collection Period for which such Payment Date relates with respect to the Tranche of Closing Date Loans is less than 1.30 to 1.00, (b) the Debt Service Coverage Ratio as of the last day of the Collection Period for which such Payment Date relates with respect to any Tranche of Delayed Draw Loans is less than a ratio to be agreed by the Borrower and the Requisite Lenders for each such Tranche of Delayed Draw Loans in connection with the borrowing thereof, (c) the LTV Ratio as of the last day of the Collection Period for which such Payment Date relates with respect to the Tranche of Closing Date Loans is (i) for the period from the Closing Date through the fifth full fiscal quarter after the Closing Date, greater than sixty five percent (65%) and (ii) following the fifth full fiscal quarter after the Closing Date, greater than sixty percent (60%), (d) the LTV Ratio as of the last day of the Collection Period for which such Payment Date relates with respect to any Tranche of Delayed Draw Loans is greater than a percentage to be agreed by the Borrower and the Requisite Lenders for each such Tranche of Delayed Draw Loans in connection with the borrowing thereof and/or (e) the Production Tracking Ratio as of the last day of the Collection Period for which such Payment Date relates for the applicable Tranche is less than or equal to eighty percent (80%).

“Type” means whether a Loan is a SOFR Loan or a Base Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided, that if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Ultimate Parent” means Presidio Production Company, a Delaware corporation.

“Ultimate Parent Limited Guarantee” means that certain Non-Recourse Carve-Out Guaranty, dated as of the Closing Date, by and among Ultimate Parent and the Collateral Agent.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“United States” and “U.S.” shall each mean the United States of America.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association, or any successor thereto, recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Lender” has the meaning assigned to it in Section 13.8(f).

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“WI/NRI Schedule” means a schedule comparing the working and net revenue interests of each well, lease or unit mortgaged to Collateral Agent for the benefit of the Secured Parties to the working and net revenue interests for such properties reflected in the Reserve Report most recently delivered to the Lenders, along with an explanation as to any material discrepancies between the two disclosures.

“Working Interest” means, for any well, that share of costs and expenses associated with the exploration, maintenance, development, and operation of such well that the holder of the interest is required to bear and pay.

1.2 Certain Terms, Interpretation, etc.

(a) All capitalized terms used which are not specifically defined shall have the meanings provided in Article 9 of the UCC in effect on the date hereof to the extent the same are used or defined therein. Unless otherwise specified, as used in the Transaction Documents or in any certificate, report, instrument or other document made or delivered pursuant to any of the Transaction Documents, all accounting terms not defined in Section 1.1 or elsewhere in this Agreement shall have the meanings given to such terms in and shall be interpreted in accordance with GAAP.

(b) Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Annex, Schedule or Exhibit shall be to a Section, an Annex, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not no limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The word “will” shall be construed to have the same meaning and effect as the word “shall.” The words “ordinary course of business” or “ordinary course” shall, with respect to any Person, be deemed to refer to items or actions that are consistent with practice in, or norms of, the industry in which such Person operates or such Person’s past practice (in each case, as determined by Borrower in good faith). Unless the context requires otherwise (i) any definition of, or reference to, any agreement, instrument or other document herein or in any Transaction Document shall be construed as referring to such agreement, instrument or other document (in each, together with all schedules, exhibits, annexes and other attachments thereto) as from time to time amended, restated, amended and restated, supplemented or otherwise modified or extended, replaced or refinanced (subject to any restrictions or qualifications on such amendments, restatements, amendment and restatements, supplements or modifications or extensions, replacements or refinancings expressly set forth herein), (ii) any reference to any Applicable Law herein or in any other Transaction Document shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing, superseding or interpreting such Applicable Law, (iii) any reference herein or in any other Transaction Document to any Person shall be construed to include such Person’s successors and permitted assigns, (iv) the words “herein,” “hereof” and “hereunder,” and words of similar import, when used in any Transaction Document, shall be construed to refer to such Transaction Document in its entirety and not to any particular provision hereof, (v) in the computation of periods of time herein or in any other Transaction Document from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” mean “to but excluding” and the word “through” means “to and including”, (vi) the words “asset” and “property”, when used herein or in any other Transaction Document shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (vii) the words “permitted” shall be construed to also refer to actions or undertakings that are “not prohibited”, and (viii) the word “or” shall be construed to be not exclusive.

1.3 Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Base Rate, the Term SOFR Reference Rate or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Base Rate, the Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Benchmark Replacement Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of Base Rate, the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain Base Rate, the Term SOFR Reference Rate, Term SOFR, or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other Person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

1.4 Timing of Payment and Performance. When payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

1.5 Accounting Matters.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of Borrower and its Subsidiaries shall be deemed to be carried at one hundred percent (100%) of the outstanding principal amount thereof, and the effects of ASC 825 on financial liabilities shall be disregarded. In the event that Holdings makes any changes in its accounting treatment or reporting practices, the Administrative Agent and Borrower shall negotiate in good faith to amend any financial covenant-related provisions of this Agreement affected by such change; provided that, until so amended, (i) any financial covenant calculations shall be made as such calculations were made prior to such change and (ii) Borrower shall provide to Administrative Agent financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change. For purposes of determining the permissibility of any action, change, transaction or event that requires a determination of a percentage of PV-10, PDP-10 or Measured Assets, no Default or Event of Default shall be deemed to have occurred solely as a result of a change in the PV-10, PDP-10 or Measured Assets occurring after such calculation.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth herein, and either Borrower or the Administrative Agent shall so request, the Administrative Agent and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Borrower shall provide to Administrative Agent financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding any other provision contained in this Agreement or any other Closing Date Transaction Document, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein, and the determination of Indebtedness hereunder, shall be made without giving effect to Financial Accounting Standards Board (FASB) Standard ASC 842 (Leases) (or any other applicable financial accounting standard having a similar result or effect) and related interpretations, in each case, to the extent any lease (or similar arrangement conveying the right to use) would be required to be treated as a capital lease thereunder where such lease (or similar arrangement) would have been treated as an operating lease under GAAP as in effect immediately prior to the effectiveness of the ASC 842.

1.6 [Reserved].

1.7 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to eastern time (daylight or standard, as applicable).

1.8 Other Transaction Documents. The other Transaction Documents, including the Security Documents, contain representations, warranties, covenants, defaults and other provisions that are in addition to and not limited by, or a limitation of, similar provisions of this Agreement. Such provisions in such other Transaction Documents may be different or more expansive than similar provisions of this Agreement and neither such differences nor such more expansive provisions shall be construed as a conflict.

II LOANS, PAYMENTS, INTEREST AND COLLATERAL

2.1 Closing Date Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to (a) provide, on the Closing Date, its Closing Date Loan Commitment to the Borrower in the amount set forth on Annex 1, and (b) make, on the Closing Date, one or more Loans (the “Closing Date Loans”) to the Borrower in Dollars in an aggregate amount not to exceed such Lender’s Closing Date Loan Commitment. Each Lender’s Closing Date Loan Commitment shall terminate immediately and without further action in full immediately upon the funding of the Closing Date Loans. Once borrowed or repaid, the Closing Date Loans may not be reborrowed under the Closing Date Tranche; provided that subject to the terms and conditions contained herein, once Closing Date Loans are borrowed and repaid, the Borrower may reborrow such Loans under a new Delayed Draw Tranche, subject to the Delayed Draw Loan Commitments. The borrowing of Closing Date Loans on the Closing Date shall constitute an individual tranche of Closing Date Loans (such tranche, the “Closing Date Tranche”).

2.2 Delayed Draw Loans.

(a) [Reserved].

(b) Delayed Draw Loans. During the Availability Period, subject to the terms and conditions set forth herein, each Participating Lender severally agrees to provide its Delayed Draw Loan Commitment to make or more Loans (the “Delayed Draw Loans”), to the Borrower in Dollars in an aggregate amount not to exceed such Participating Lender’s Delayed Draw Loan Commitment; provided, that for the avoidance of doubt, the making of any Delayed Draw Loans shall be at the sole discretion of the Participating Lenders. On the date of each borrowing of Delayed Draw Loans, the portion of the Delayed Draw Loan Commitment of each Participating Lender that is funded pursuant to such borrowing shall, immediately after such funding, automatically and permanently be reduced by the amount of the Delayed Draw Loans made by such Participating Lender. Once borrowed or repaid, the Delayed Draw Loans may not be reborrowed under the same Delayed Draw Tranche; provided that subject to the terms and conditions contained herein, once Delayed Draw Loans are borrowed and repaid, the Borrower may reborrow such Delayed Draw Loans under a new Delayed Draw Tranche, subject to the Delayed Draw Loan Commitments. Each borrowing of Delayed Draw Loans shall constitute an individual tranche of Delayed Draw Loans (each such tranche, a “Delayed Draw Tranche”).

2.3 Request for Loan. The Loans shall be made upon the Borrower’s delivery to the Administrative Agent of a Loan Request, appropriately completed and signed by a Responsible Officer of Borrower. Such Loan Request must be received by the Administrative Agent (a) in the case of the Closing Date Loans, not later than 11:00 a.m. one (1) Business Day prior to the Closing Date and (b) in the case of any Delayed Draw Loans, (i) in the case of SOFR Loans, not later than 11:00 a.m. three (3) Business Days prior to the proposed Credit Date and (ii) in the case of Base Rate Loans, not later than 11:00 a.m. one (1) Business Day prior to the proposed Credit Date, in each case, following written consent from the Administrative Agent and the Lenders (in each case, acting in their respective sole discretion) for the borrowing of such Delayed Draw Loans, no later than the time as specified by the Administrative Agent to the Borrower prior to the applicable borrowing date, copies of which shall be distributed to the Lenders with reasonable promptness, but not later than 3:00 p.m. on the same day the Administrative Agent receives such Loan Request from the Borrower. Such Loan Request shall specify the (i) date of such Loan (which shall be a Business Day), (ii) Type of Loan, (iii) aggregate amount of such Loan and (iv) wiring instructions for the disbursement of funds. Each Lender (in the case of Closing Date Loans) and Participating Lender (in the case of Delayed Draw Loans) shall, before 1:00 p.m. on the date of such Loan, make available to the Administrative Agent to the Administrative Agent’s Account, in same day funds, such Lender’s ratable portion of such Loan. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Section 4.1 (in the case of the Closing Date Loans) or Section 4.3 (in the case of any Delayed Draw Loans), as applicable, the Administrative Agent will make such funds received available to the Borrower in same day funds in accordance with the applicable Funds Flow.

2.4 Register; Notes.

(a) Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of Borrower to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on Borrower, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitments or Borrower’s Obligations in respect of any applicable Loans; and provided, further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(b) The Administrative Agent, acting for this purpose as a non-fiduciary agent of Borrower, shall maintain a register for the recordation of the names and addresses of the Lenders and the Commitments and Loans of each Lender from time to time (the “Register”). The Register shall be available for inspection by the Borrower, any Lender and any other Person to the extent necessary to establish that such obligations are in registered form under Section 5f.103-1(c) of the United States Treasury Regulations, at any reasonable time and from time to time upon reasonable prior notice. The Administrative Agent shall record in the Register the Commitments and the Loans, and each repayment or prepayment in respect of the principal amount (and each payment of stated interest) of the Loans, and any such recordation shall be conclusive and binding on the Borrower and each Lender, absent manifest error. The Borrower hereby designates the entity serving as the Administrative Agent to serve as Borrower’s non-fiduciary agent solely for purposes of maintaining the Register as provided in this Section 2.4(b), and the Borrower hereby agrees that, to the extent such entity serves in such capacity, the entity serving as the Administrative Agent and its officers, directors, employees, agents and Affiliates shall constitute “Indemnified Persons.” The parties intend that all extensions of credit pursuant to the Transaction Documents shall at all times be treated as being in registered form within the meaning of Sections 163(f), 871(h)(2), and 881(c)(2) of the Code (and any successor provisions) and the Treasury Regulations thereunder and shall interpret the provisions herein regarding the Register and the Participant Register consistent with such intent.

2.5 Interest on the Loans.

(a) Base Rate Loans. During such periods as any Loan is a Base Rate Loan, interest shall accrue on such Base Rate Loan at a rate per annum equal to the sum of (A) the Base Rate in effect at such time plus (B) the Applicable Margin applicable to Base Rate Loans in effect at such time, in each case as determined by the Administrative Agent, payable in arrears on each Payment Date.

(b) SOFR Loans. During such periods as any Loan is a SOFR Loan, interest shall accrue on such SOFR Loan at a rate per annum equal to the sum of (A) Term SOFR in effect at such time plus (B) the Applicable Margin applicable to SOFR Loans in effect at such time, in each case as determined by the Administrative Agent, payable in arrears on each Interest Payment Date. Each SOFR Loan shall have an Interest Period of one (1) month.

(c) Default Rate. Notwithstanding anything herein to the contrary, after the occurrence and during the continuation of any Event of Default, interest on all Obligations shall accrue at the applicable Default Rate to the fullest extent permitted by Applicable Law. All such interest in this Section 2.5(c) shall be payable in cash on demand of the Administrative Agent or the Requisite Lenders.

(d) Computation of Interest. Interest on the Loans and all other Obligations owing to the Lenders shall be computed on the basis of a 360-day year and shall be charged for the actual number of days elapsed during any Interest Period or other accrual period.

(e) Interest Laws. Notwithstanding any provision to the contrary contained herein or in the Note or the other Transaction Documents, the Borrower shall not be required to pay, and Lender shall not be permitted to collect, any amount of interest in excess of the maximum amount of interest permitted by law (the “Excess Interest”). If any Excess Interest is provided for, whether in the Default Rate, through any contingency or event, or otherwise, or is determined by a court of competent jurisdiction to have been provided for herein or in the Note or in any of the other Transaction Documents, then in such event: (1) the provisions of this subsection shall govern and control; (2) the Borrower shall not be obligated to pay any Excess Interest; (3) any Excess Interest that any Lender may have received hereunder shall be, at such Lender’s option, to the fullest extent provided by applicable law: (a) applied as a credit against either or both of the outstanding principal balance of the Loan or accrued and unpaid interest thereunder (not to exceed the maximum amount permitted by law), (b) refunded to the payor thereof or (c) any combination of the foregoing; (4) the Applicable Margin provided for herein shall be automatically reduced to the Maximum Rate, and this Agreement, the Note and the other Transaction Documents shall be deemed to have been and shall be, reformed and modified to reflect such reduction; and (5) the Borrower shall not have any action against any Lender for any monetary damages arising out of the payment or collection of any Excess Interest, other than arising solely from any Lender’s gross negligence or willful conduct in exercising its remedies under this Section 2.5(e). Notwithstanding the foregoing, if for any period of time interest on any Obligation is calculated at the Maximum Rate rather than the applicable rate under the Note of any Lender, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on such Obligations shall, to the extent permitted by law, remain at the Maximum Rate until such Lender shall have received or accrued the amount of interest which such Lender would have received or accrued during such period on Obligations had the rate of interest not been limited to the Maximum Rate during such period. If the Default Rate shall be finally determined to be unlawful, then the Applicable Margin shall be applicable during any time when the Default Rate would have been applicable hereunder; provided, however, that if the Maximum Rate is greater or lesser than the Applicable Margin, then the foregoing provisions of this paragraph shall apply.

(f) Benchmark Replacement Conforming Changes. In connection with the implementation or administration of Term SOFR or a Benchmark Replacement, Administrative Agent will have the right, with the consent of the Borrower, to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without requiring any further action by or consent of any other party to this Agreement or any other Transaction Document, and the Lenders hereby (i) authorize and direct the Administrative Agent to make any Benchmark Replacement Conforming Changes (and to enter into any modifications to this Agreement or other Transaction Documents implementing such Benchmark Replacement Conforming Changes) and (ii) acknowledge and agree that the Administrative Agent shall be entitled to all of the exculpations, protections and indemnifications provided for in this Agreement in favor of the Administrative Agent in implementing any Benchmark Replacement Conforming Changes (or in entering into any modifications to this Agreement or the other Transaction Documents implementing the same).

(g) Benchmark Replacement.

(i) Notwithstanding anything to the contrary herein or in any other Transaction Document, if a Benchmark Transition Event and a Benchmark Replacement Date with respect thereto have occurred prior to the Reference Time in connection with any setting of the then-current Benchmark, then such Benchmark Replacement will replace the then-current Benchmark for all purposes under this Agreement and under any other Transaction Document in respect of such Benchmark setting and subsequent Benchmark settings without requiring any amendment to, or requiring any further action by or consent of any other party to, this Agreement or any other Transaction Document.

(ii) Administrative Agent will promptly notify all the parties hereto of (i) any occurrence of (A) a Benchmark Transition Event and (B) the Benchmark Replacement Date with respect thereto, (ii) the implementation of any Benchmark Replacement, and (iii) the effectiveness of any Benchmark Replacement Conforming Changes.

(iii) Any determination, decision or election that may be made by the Administrative Agent pursuant to this Section 2.5, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in the Administrative Agent’s sole discretion and without consent from any other party to this Agreement or any other Transaction Document except as otherwise expressly set forth herein.

(iv) Other than as expressly set forth in this Agreement, the Administrative Agent shall not be under any obligation (i) to monitor, determine or verify the unavailability or cessation of the Term SOFR Reference Rate (or any other applicable Benchmark) or whether or when there has occurred, or to give notice to any other transaction party of the occurrence of (except as directed by the Requisite Lenders), any termination date relating to the Term SOFR Reference Rate (or any other applicable Benchmark), (ii) to select determine or designate any alternative rate, or other successor or replacement benchmark index, or whether any conditions to the designation of such a rate have been satisfied, (iii) to select, determine or designate any other modifier to any alternative rate or (iv) to determine whether or what alternative rate changes are necessary or advisable, if any, in connection with any of the foregoing. The Administrative Agent shall not be liable for any inability, failure or delay on its part to perform any of its duties set forth in this Agreement as a result of the unavailability of the Term SOFR Reference Rate (or any other applicable Benchmark) and absence of a designated replacement benchmark, including as a result of any inability, delay, error or inaccuracy on the part of the Requisite Lenders in providing any direction, instruction, notice or information required or contemplated by the terms of this Agreement and reasonably required for the performance of such duties. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to any alternate replacement index to the Term SOFR Reference Rate, including without limitation, whether the composition or characteristics of any such alternate replacement index to the Term SOFR Reference Rate will be similar to, or produce the same value or economic equivalence of, the Term SOFR Reference Rate or have the same volume or liquidity as did the Term SOFR Reference Rate prior to its discontinuance or unavailability.

2.6 Optional Conversion of Loans. The Borrower may on any Business Day, upon written notice given to the Administrative Agent in the form of an Interest Election Request not later than 11:00 a.m. on the third (3rd) Business Day prior to the date of the proposed Conversion or continuation, (x) Convert Loans of one Type comprising the same Loan into Loans of the other Type or (y) continue Loans of one Type as a Loan of the same Type. Each such Interest Election Request shall specify (a) the date of such Conversion or continuation (which date shall be a Payment Date) and (b) the Loans to be Converted or continued (and whether the resulting Loan is to be a Base Rate Loan or a SOFR Loan). Each Interest Election Request shall be irrevocable and binding on the Borrower. If the Borrower fails to notify the Administrative Agent that a SOFR Loan shall be Converted or continued by the end the Interest Period applicable to such SOFR Loan, such SOFR Loan shall continue as a SOFR Loan for an Interest Period of one (1) month.

2.7 Prepayments and Repayments of the Loans.

(a) Voluntary Prepayments. The Borrower may, upon prior written notice to the Administrative Agent provided to the Administrative Agent no later than 2:00 p.m. three (3) Business Days prior to the proposed prepayment date in the case of a SOFR Loan or (y) no later than 11:00 a.m. one (1) Business Day prior to the proposed prepayment date in the case of a Base Rate Loan (which notice shall state the proposed date and aggregate principal amount of the prepayment), and if such notice is given the Borrower shall, prepay the outstanding principal amount of such Loans in whole or ratably in part, in a minimum aggregate amount of at least $5,000,000 or any integral multiples of $1,000,000 in excess thereof or if less than $5,000,000, the remaining outstanding principal amount to the Loans, together with accrued interest to the date of such prepayment on the principal amount prepaid. All voluntary prepayments pursuant to this Section 2.7(a) shall be without penalty or fee to Borrower.

(b) Mandatory Prepayments.

(i) Excess Cash Flow Sweep. In accordance with Section 2.8, commencing with (A) in the case of the Closing Date Tranche, the Collection Period for which the September 25, 2026 Payment Date relates and (B) in the case of any Delayed Draw Tranche, the third full Collection Period following the borrowing of such Delayed Draw Tranche, the Borrower shall pay to the Administrative Agent, in respect of the principal of the Loans for such Tranche, for the ratable benefit of such Tranche’s Lenders, the applicable Excess Cash Flow Sweep Amount on each Payment Date.

(ii) Dispositions; Issuance of Indebtedness; Exit Transaction. In the event and on each occasion that any Net Proceeds are received by the Borrower or any other Loan Party in respect of any Prepayment Event, (x) the Borrower shall furnish the Administrative Agent with notice thereof pursuant to Section 2.7(c) and (y) within two (2) Business Days (or, in the case of an Exit Transaction, within one (1) Business Day) of receipt of such Net Proceeds, the Borrower shall pay to the Administrative Agent, in respect of the principal of the Loans, for the ratable benefit of such Tranche’s Lenders, an aggregate amount equal to one hundred percent (100%) of the amount of such Net Proceeds (provided that in the event of a Prepayment Event described in clause (b) of the definition thereof, such Net Proceeds shall be applied pro rata against all Tranches).

(iii) Hedge Termination. Any net amounts received by the Borrower in connection with any termination, assignment, novation or unwinding of a Hedge Agreement (a “Borrower Hedge Receipt”) attributable to a particular Tranche shall be either (A) promptly, and in any event within five (5) Business Days (and to the extent any replacement Hedge Agreement is not entered into within five (5) Business Days of receipt, apply such net amounts in accordance with clause (B)), applied to the acquisition of a replacement Hedge Agreement for such Tranche (with notice given pursuant to Section 2.7(c)), or (B) to the extent not applied pursuant to clause (A), the Borrower shall pay one hundred percent (100%) of such Borrower Hedge Receipt amounts to the Administrative Agent, in respect of the principal of the Loans, for the ratable benefit of such Tranche’s Lenders concurrently upon receipt thereof.

(iv) Specified Equity Contribution. Concurrently upon the receipt by the Borrower or any Loan Party of a Specified Equity Contribution, the Borrower or such Loan Party shall pay to the Administrative Agent, in respect of the principal of the Loans for the applicable Tranche, for the ratable benefit of the Lenders of such Tranche, one hundred percent (100%) of the Specified Equity Contribution received.

(c) Notification and Application of Prepayments. The Borrower shall notify the Administrative Agent by email or other written transmission of any voluntary prepayment of the Loans under Section 2.7(a) not later than the deadline set forth in Section 2.7(a). By no later than 2:00 p.m., three (3) Business Days prior to any prepayment of the Loans under Section 2.7(b), the Borrower shall notify the Administrative Agent by email or other written transmission, and include the amount of the applicable prepayment. Promptly following Receipt of any notice of prepayment, the Administrative Agent shall advise each applicable Lender of the contents thereof, and of the amount of such Lender’s share of such prepayment. Each such prepayment shall be applied to the Loans of the applicable Lenders in accordance with their respective pro rata share of such Tranche, except as otherwise noted above in Section 2.7(b).

(d) Repayment of Loans.

(i) The Borrower shall repay outstanding Loans in accordance with the Amortization Schedule and Section 2.8.

(ii) To the extent not previously paid, on the applicable Maturity Date for each Tranche of Loans, the Borrower shall repay all Loans outstanding under such Tranche on such date.

(e) All prepayments of the Loans pursuant to Sections 2.7(a), 2.7(b) or 2.7(d) shall be accompanied by accrued interest to the date of prepayment, together with any amounts payable pursuant to Section 3.2.

2.8 Priority of Payments. On each Payment Date, Available Funds attributable to each Tranche shall be allocated and distributed by the Borrower pursuant to the following priorities (the “Priority of Payments”):

(a) first, pro rata (i) to the Administrative Agent, for (A) the Administrative Agent’s fees (including the Administrative Agent Fee) with respect to such Payment Date to the extent such fees are Administrative Expenses payable to the Administrative Agent in its capacity as such plus (B) without duplication of any fees payable pursuant to clause (A), any Administrative Expenses and indemnities payable to the Administrative Agent, (ii) to the Back-Up Manager, the Back-Up Management Fee for such Payment Date and (iii) to the Account Bank for the payment of any fees, expenses or indemnities payable to the Account Bank in connection with the administration of the Pledged Accounts; provided that the amounts payable pursuant to this clause (a) shall be prorated by such Tranche’s pro rata share of the Total Outstandings as of such Payment Date;

(b) second, (i) subject to the to the Management Fee Cap, to the Manager, (A) the Management and G&A Expenses with respect to such Payment Date and any accrued and unpaid Management and G&A Expenses and (B) Administrative Expenses payable to the Manager, in each case, pursuant to the Management Services Agreement and (ii) to the Back-Up Manager, Administrative Expenses payable to the Back-Up Manager pursuant to the Back-Up Management Agreement; provided that the amounts payable pursuant to this clause (b) shall be prorated by such Tranche’s pro rata share of the Total Outstandings as of such Payment Date;

(c) third, pro rata and pari passu, (i) to the Approved Counterparties, pro rata, any ordinary course settlement payments due and payable by the Loan Parties under the Hedge Agreements (other than any breakage or termination amounts or Over Hedge Payments) attributable to such Tranche’s Tranche Assets and (ii) pro rata, to the Administrative Agent, for distribution to the Lenders, in respect of interest due as of such Payment Date with respect to the Loans of such Tranche;

(d) fourth, to the Debt Service Reserve Account until the amount on deposit therein equals the Debt Service Reserve Required Amount attributable to such Tranche as of such date;

(e) fifth, to the Approved Counterparties, pro rata, any Over Hedge Payments (including any due and unpaid interest on such Over Hedge Payments) attributable to such Tranche’s Tranche Assets;

(f) sixth, pro rata and pari passu (i) to the Approved Counterparties, pro rata, any breakage or termination amounts due and payable by the Loan Parties under the Hedge Agreements attributable to such Tranche’s Tranche Assets and (ii) pro rata, to the Administrative Agent, for distribution to the Lenders, as payment of principal on the Loans of such Tranche, the applicable Principal Distribution Amount and Additional Amortization Amount due for such Loans with respect to such Payment Date (including amounts owing from prior Payment Dates);

(g) seventh, to the Administrative Agent, for distribution to the Lenders on a pro rata basis, the Excess Cash Flow Sweep Amount of any remaining Available Funds, as a repayment of the outstanding principal balance of the Loans of such Tranche;

(h) eighth, pro rata and pari passu, to the Secured Parties, any other amounts constituting Secured Obligations with respect to such Tranche then due and payable but not paid in accordance with the clauses above with respect to such Tranche;

(i)  ninth, to the Manager and the Back-Up Manager, any amounts owed but not paid in accordance with clause (b) above, including amounts unpaid and owing from prior Payment Dates; and

(j) tenth, any remaining Available Funds plus any Debt Service Reserve Excess Amount then on deposit in the Debt Service Reserve Account attributable to such Tranche shall (i) remain on deposit in the Facility Collection Account or Debt Service Reserve Account, as applicable, or (ii) may be directed and distributed as a Restricted Payment to any direct or indirect Parent Company of the Borrower to the extent (A) permitted by Section 7.5 on such Payment Date and (B) the Restricted Payment Conditions are satisfied.

Notwithstanding the foregoing, no payment shall be made on any Subordinated Swap Obligation prior to the occurrence of the Termination Date.

2.9 Grant of Security Interest; Collateral.

(a) To secure the timely payment and performance of the Secured Obligations, each Loan Party hereby grants to the Collateral Agent, for the benefit of itself and the other Secured Parties, a continuing security interest (the “Security Interest”) in, and Lien upon, and pledges to the Collateral Agent, for the benefit of itself and the other Secured Parties, all of such Loan Party’s right, title and interest in, to and under all of the following assets now owned or at any time hereafter acquired by such Loan Party or in which such Loan Party now has or at any time in the future may acquire any right, title or interest:

(i) (x) all Subject Assets and (y) all the personal property of such Loan Party, including, but not limited to:

(A) all Equipment (as defined in the UCC);

(B) all Fixtures (as defined in the UCC);

(C) all Documents (as defined in the UCC);

(D) all Accounts (as defined in the UCC);

(E) all Inventory (as defined in the UCC);

(F) all Goods (as defined in the UCC);

(G) all Commercial Tort Claims (as defined in the UCC);

(H) all General Intangibles (as defined in the UCC), including any limited liability company or other ownership interests which are not “securities” as provided under Section 8-103 of the UCC;

(I) all Investment Property (as defined in the UCC), excluding Pledged Collateral pledged pursuant to clause (ii) below;

(J) all Money, cash, Cash Equivalents, Deposit Accounts and Securities Accounts, including each Pledged Account;

(K) all Chattel Paper (as defined in the UCC);

(L) all Instruments (as defined in the UCC);

(M) to the extent not otherwise included, (1) the Hedge Agreements and the other Transaction Documents and (2) any and all rights, remedies and proceeds under the foregoing and derived therefrom (including all rights to payment thereunder, if any);

(N) all books and records pertaining to the foregoing Collateral described in this clause (i); and

(O) to the extent not otherwise included, all Proceeds (as defined in the UCC) and products of the foregoing and all supporting obligations, collateral security and guarantees given by any Person with respect to any of the foregoing (all of the foregoing described in this clause (i), collectively, the “Article 9 Collateral”); and

(ii) (A) the issued and outstanding Equity Interests owned by such Loan Party, including, without limitation, any such Equity Interests set forth on Schedule 2.10, (B) any additional Equity Interests obtained in the future by such Loan Party, (C) all of its voting rights in respect of such Equity Interests owned by it, (D) the certificates, if any, representing such Equity Interests and any interest of it on the books and records of the issuer of such Equity Interests or on the books and records of any securities intermediary pertaining to such Equity Interest, (E) any Instruments, debt securities and promissory notes issued to or otherwise acquired by such Loan Party and (F) all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or Proceeds (as defined in the UCC) from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Equity Interests and Investments (collectively, the “Pledged Collateral”, and together with the Article 9 Collateral, the “Collateral”);

provided, that in no event shall the Security Interest attach to any right, title or interest of any Loan Party in, to or under any Excluded Property (it being understood that, to the extent the Security Interest shall not have attached to any such asset as a result of such asset being an Excluded Property, the term “Collateral” shall not include such asset); provided, however, that the Security Interest shall immediately attach to, and the Collateral shall immediately include, any such asset (or portion thereof) upon such asset (or such portion) ceasing to be Excluded Property.

(b) Each Loan Party has full right and power to grant to the Collateral Agent, for the benefit of itself and the other Secured Parties, a perfected, first-priority security interest in and Lien on the Collateral pursuant to this Agreement, subject to the terms of this Section 2.9. This Agreement is effective to create a legal, valid and enforceable Lien on, and security interest in, the Collateral in which a security interest may be perfected by filing a financing statement under the UCC, and, subject to the terms of this Section 2.9 and the satisfaction of the applicable perfection actions with respect to the Security Interest, the Collateral Agent will have a fully perfected Lien on the Collateral securing the Secured Obligations to the extent required by this Agreement. Upon the execution and delivery of this Agreement, and upon (i) filing of the necessary and appropriate financing statements with the office of the Secretary of State or other appropriate office of the state of organization of each applicable Loan Party, (ii) delivery of all Instruments, Chattel Paper and certificated Equity Interests and pledged indebtedness, in each case together with instruments of transfer executed in blank, (iii) execution of the applicable Account Control Agreement establishing the Collateral Agent’s “control” (within the meaning of Section 8-106, 9-106 or 9-104 of the UCC, as applicable) with respect to the Pledged Accounts, and (iv) recordation and/or filing of the Security Interest granted hereunder in United States patents, trademarks, registrations, and copyright registrations, and applications for any of the foregoing in the United States Patent and Trademark Office and the United States Copyright Office, as applicable, without any further action, the Collateral Agent will have a good, valid and first-priority perfected Lien and security interest in the personal property and Collateral for which perfection can be achieved by such actions, subject to Permitted Liens. As of the Closing Date, no financing statement relating to any of the Collateral, as applicable, is on file in any public office except those on behalf of the Collateral Agent and those related to the Permitted Liens. As of the Closing Date, no Loan Party is party to any agreement, document or instrument that conflicts with this Section 2.9.

(c) Each Loan Party hereby authorizes, but does not obligate, the Collateral Agent (or its designee) to prepare and file financing statements (including transmitting utility financing statements) provided for by the UCC (which financing statements may describe the Collateral as “all assets whether now owned or hereafter acquired” of the Loan Parties) and to take such other action as may be required, in the Administrative Agent’s or Requisite Lenders’ judgment, in order to perfect and to continue the perfection of Collateral Agent’s security interests in the Collateral, as applicable, unless prohibited by Applicable Law.

(d) Each Loan Party agrees that it will take any or all steps in order for the Collateral Agent, for the benefit of itself and the other Secured Parties, to obtain control in accordance with Sections 8-106, 9-104, 9-105, 9-106, and 9-107 of the UCC with respect to all of its Pledged Accounts and Pledged Collateral that constitute Collateral. Upon the occurrence and during the continuance of an Event of Default, and provided the Collateral Agent shall have provided written notice to the Borrower, the Collateral Agent may notify any bank or securities intermediary to liquidate the applicable Pledged Account or any related investment property maintained or held thereby and remit the proceeds thereof to the Collateral Agent.

(e) At any time upon the reasonable request of the Collateral Agent or the Requisite Lenders, the Loan Parties shall execute or deliver to the Collateral Agent, any and all financing statements, security agreements, pledges, assignments, written description of such commercial tort claims, endorsements of certificates of title, and all other documents (collectively, the “Additional Documents”) that the Collateral Agent or the Requisite Lenders may request in its reasonable discretion, in form and substance reasonably satisfactory to the Collateral Agent, to create, perfect, continue or improve the priority of the Collateral Agent’s Liens in the Collateral of the Loan Parties (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal). To the maximum extent permitted by Applicable Law, upon the occurrence and during the continuance of an Event of Default, each Loan Party authorizes the Collateral Agent to execute any such Additional Documents in such Loan Party’s name and authorizes the Collateral Agent to file such executed Additional Documents in any appropriate filing office.

(f)

(i) Upon the occurrence and during the continuation of an Event of Default, and provided the Collateral Agent shall have provided written notice to the Borrower, (A) all rights of the applicable Loan Parties to exercise or refrain from exercising the voting and other consensual rights which it would otherwise be entitled to exercise pursuant to the applicable Organizational Documents in respect of the Pledged Collateral, as well as the rights of such Loan Party to receive any distributions, payments or other proceeds on the applicable Pledged Collateral, shall cease and all such rights shall thereupon become vested in the Collateral Agent who shall thereupon have the sole right to exercise such voting and other consensual rights, as well as rights to receive any distributions, payments or other proceeds on such Pledged Collateral, as if it were the absolute owner thereof, and (B) in order to permit the Collateral Agent to exercise the voting and other consensual rights which it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions which it may be entitled to receive hereunder, each Loan Party hereby grants to the Collateral Agent an irrevocable proxy to vote all or any part of the Pledged Collateral held by such Loan Party and to exercise all other rights, powers, privileges and remedies to which a holder of such Pledged Collateral would be entitled (including giving or withholding written consents of shareholders, partners or members, as the case may be, calling special meetings of shareholders, partners or members, as the case may be, and voting at such meetings), which such proxy shall be effective automatically and without the necessity of any action other than the written notice described above (including any transfer of such Pledged Collateral on the record books of the issuer thereof) by any other Person (including the issuer of such Pledged Collateral or any officer or agent thereof). Each Loan Party acknowledges and agrees that the irrevocable proxy granted to the Collateral Agent by such Loan Party pursuant to the preceding sentence with respect to the Pledged Collateral held by such Loan Party is irrevocable and is coupled with an interest and shall be exercisable by the Collateral Agent. Each Loan Party shall promptly execute and deliver (or cause to be executed and delivered) to the Collateral Agent all proxies, dividend payment orders and other instruments as the Collateral Agent may from time to time reasonably request, but in any event solely after an Event of Default has occurred and is continuing, and after having provided required notice to the Borrower of its desire to exercise its rights hereunder (which notice will be deemed to have been given immediately upon the occurrence of an Event of Default under Sections 8(c), 8(d), and/or 8(e) of this Agreement), and each Loan Party acknowledges that the Collateral Agent may utilize the power of attorney set forth in Section 2.11 herein in accordance with the terms thereof; and

(ii) in order to permit the Collateral Agent to exercise the voting and other consensual rights which it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions which it may be entitled to receive hereunder, upon an Event of Default occurring and continuing, and provided the Collateral Agent shall have provided written notice to the Borrower, each Loan Party hereby irrevocably constitutes and appoints the Collateral Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Loan Party and in the name of such Loan Party or in its own name, for the purpose of carrying out the terms of this Section 2.9(f), to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Section 2.9(f); provided, however, that the Collateral Agent shall have no duty or obligation to so act except upon direction from the Requisite Lenders. Anything in this Section 2.9(f) to the contrary notwithstanding, the Collateral Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 2.9(f) unless an Event of Default shall have occurred and be continuing and the Collateral Agent shall have provided written notice to the Borrower. Each Loan Party acknowledges that the Collateral Agent may utilize the power of attorney set forth herein in connection therewith.

(g) Notwithstanding anything herein to the contrary, (a) each applicable Loan Party shall remain liable for all obligations with respect to its applicable Collateral pledged hereunder and nothing contained herein is intended or shall be construed to be a delegation of duties to Collateral Agent or any Lender; provided that following any foreclosure or transfer in lieu thereof, such obligations and duties of ownership of the Collateral shall pass to the succeeding owner thereof, (b) each applicable Loan Party shall remain liable under each of the agreements with respect to its respective Collateral to perform all of the obligations undertaken by it thereunder all in accordance with and pursuant to the terms and provisions thereof, and neither the Collateral Agent nor any Lender shall have any obligation or liability under any of such agreements by reason of or arising out of this Agreement or any other document related thereto nor shall the Collateral Agent nor any Lender have any obligation to make any inquiry as to the nature or sufficiency of any payment received by it or have any obligation to take any action to collect or enforce any rights under any agreement related to its respective Collateral, and (c) the exercise by the Collateral Agent of any of its rights hereunder shall not release any applicable Loan Party from any of its duties or obligations under such contracts or agreements.

(h) Without the prior written consent of the Collateral Agent, each Loan shall not vote to enable or take any other action to: (i) amend or terminate any partnership agreement, limited liability company agreement, certificate of incorporation, by-laws or other Organizational Documents in any way that materially or adversely affects the validity, perfection or priority of the Collateral Agent’s security interest, (ii) other than as permitted under this Agreement, permit any issuer of any pledged Equity Interest to issue any additional stock, partnership interests, limited liability company interests or other equity interests of any nature or to issue securities convertible into or granting the right of purchase or exchange for any stock or other equity interest of any nature of such issuer, (iii) other than as permitted under this Agreement, permit any issuer of any pledged Equity Interest to dispose of all or a material portion of their assets, (iv) if an Event of Default has occurred and is continuing, waive any default under or breach of any terms of Organizational Document relating to the issuer of any pledged Equity Interest or the terms of any pledged Debt, so long as such waiver does not materially and adversely affect the validity, perfection or priority of the Collateral Agent’s security interest hereunder or (v) cause any issuer of any pledged Equity Interests on account of any partnership interests or limited liability company interests which are not securities (for purposes of the UCC) on the date hereof to elect or otherwise take any action to cause such pledged partnership interests or limited liability company interests to be treated as securities for purposes of the UCC; provided, however, notwithstanding the foregoing, if any issuer of any pledged partnership interests or limited liability company interests takes any such action in violation of the foregoing in this clause (h), such Loan Party shall promptly notify the Collateral Agent in writing of any such election or action and, in such event, shall take all steps necessary or advisable to establish the Collateral Agent’s “control” thereof. In addition, each Loan Party consents to the grant by each other Loan Party of a security interest in all Investment Property to the Collateral Agent and, without limiting the foregoing, consents to the transfer of any pledged partnership interests or limited liability company interests to the Collateral Agent or its nominee following an Event of Default and to the substitution of the Collateral Agent or its nominee as a partner in any partnership or as a member in any limited liability company with all the rights and powers related thereto.

2.10 Collateral Administration.

(a) As and when determined by the Administrative Agent or the Requisite Lenders in its or their reasonable discretion, upon the occurrence and during the continuation of a Default or an Event of Default, the Administrative Agent or the Requisite Lenders, may, at the Borrower’s expense, perform UCC, judgment, litigation, tax Lien and other similar searches, in any jurisdictions determined by Administrative Agent or the Requisite Lenders from time to time, against any Loan Party.

(b) The Borrower and Manager, as applicable, shall keep accurate and complete records of the Subject Assets and all payments and Collections thereon and shall submit such records to Administrative Agent on such periodic basis (and at least quarterly) as the Administrative Agent or the Requisite Lenders may reasonably request. If requested by the Administrative Agent, the Borrower, and each other Loan Party, as applicable, shall execute and deliver to the Administrative Agent, formal written assignments or allonges, in form and substance reasonably acceptable to the Administrative Agent, of any or all of the contracts related to the Subject Assets as the Administrative Agent may reasonably request, together with copies of claims, invoices and/or other information related thereto.

2.11 Power of Attorney. Each Loan Party, as applicable, hereby agrees and acknowledges that the Collateral Agent is hereby irrevocably made, constituted and appointed the true and lawful attorney for such Loan Party (without requiring Collateral Agent to act as such) with full power of substitution to, in the Collateral Agent’s discretion, take any action and to execute any instrument that the Collateral Agent may deem necessary or advisable to accomplish the purposes of this Agreement, and including, without limitation, do the following: (i) endorse the name of the Borrower upon any and all checks, drafts, money orders and other instruments for the payment of money that are payable to the Borrower and constitute Collections on Subject Assets or other Accounts of the Borrower; (ii) execute and/or file in the name of such Loan Party any financing statements, amendments to financing statements, schedules to financing statements, releases or terminations thereof, assignments, instruments or documents that it is obligated to execute and/or file under any of the Transaction Documents; and (iii) do such other and further acts and deeds in the name of such Loan Party that the Collateral Agent may deem necessary to enforce, make, create, maintain, continue, enforce or perfect the Collateral Agent’s security interest, Lien or rights in any Collateral. Notwithstanding anything to the contrary in this Section 2.11, Collateral Agent agrees not to exercise any rights granted to Collateral Agent under this Section 2.11 unless an Event of Default has occurred and is continuing.

2.12 Release of Lien on Subject Assets.

(a) Release Upon Sale. With respect to any Collateral or any Subsidiary Guarantor, in connection with a Disposition by any Loan Party of such Collateral (or in respect of any such Subsidiary Guarantor) permitted by this Agreement (other than any such sale, transfer or other Disposition to Holdings, the Borrower or any Subsidiary Guarantor (it being understood and agreed that, in the case of a transfer among Loan Parties, the applicable Lien shall be released with respect to the transferor Loan Party to the extent such asset will be (substantially contemporaneously therewith) pledged by the transferee Loan Party)), the Security Interest and other Liens in such Collateral created by this Agreement or any other Transaction Document, and any applicable Guaranty by such Subsidiary Guarantor, shall in each case be automatically released upon the consummation of any such sale, transfer or other Disposition. Upon such sale, transfer or other Disposition, the Agents shall (and the Lenders and Approved Counterparties hereby irrevocably authorize and direct the Agents to), upon receipt of the related Net Proceeds thereof for prepayment of the Loans pursuant to this Agreement, (x) deliver to the Borrower (at the Borrower’s sole cost and expense), any evidence of release, satisfaction, discharge and/or termination agreements or similar instruments or filings reasonably requested by the Borrower and in form and substance reasonably satisfactory to the Agents to evidence in the public record such automatic release and (y) return any applicable Collateral to the Borrower, or any other Loan Party, as applicable; provided, that prior to delivery of any such evidence of release, satisfaction, discharge and/or termination from the Agents, the Borrower shall have delivered to the Agents a certificate executed by a Responsible Officer of the Borrower certifying that such release, satisfaction, discharge and/or termination, as applicable, is permitted under the Transaction Documents and this Section 2.12(a) (and the Lenders and Approved Counterparties hereby authorize and direct the Agents to rely on such certificate in performing its obligations under this Section 2.12(a)).

(b) Release Upon Termination of Transaction Documents. On the Termination Date, the security interests and other Liens in all the Collateral created by this Agreement or any other Transaction Document, and the Guaranty by each Guarantor, shall in each case be automatically and irrevocably terminated and released. Promptly upon such termination and release, at the request of the Borrower, the Agents shall (and Lenders and Approved Counterparties hereby irrevocably authorize and direct the Agents to) (i) execute and deliver such documents, at the Borrower’s sole cost and expense, as are reasonably requested by the Borrower to evidence such automatic termination and release and (ii) return the Collateral to the Borrower, or any other Loan Party, as applicable; provided, however, that the parties agree that, notwithstanding any such termination or release or the execution, delivery or filing of any such documents or the return of any Collateral, if and to the extent that any such payment made or received with respect to the Obligations is subsequently invalidated, determined to be fraudulent or preferential, set aside, defeased or required to be repaid to a trustee, debtor in possession, receiver, common law or equitable cause or any other Applicable Law, then the Obligations intended to be satisfied by such payment shall be revived and shall continue as if such payment had not been received by Agents. The Agents shall not be deemed to have made any representation or warranty with respect to any Collateral so delivered except that such Collateral is free and clear, on the date of such delivery, of any and all Liens arising from the Agents’ own acts.

(c) Release as Permitted by Transaction Documents. At the Borrower’s sole cost and expense, promptly upon receipt of a certificate of a Responsible Officer of the Borrower confirming that any conditions under the Transaction Documents pursuant to which Collateral may be released from the Lien under the Transaction Documents (and/or any Guarantor released from its obligations under this Agreement and the other Transaction Documents) has been met, the Agents shall (and the Lenders and Approved Counterparties hereby irrevocably authorize and direct the Agents to) (x) deliver any necessary documents to the Borrower or its designee to evidence such termination and release and (y) return any applicable Collateral to the Borrower, or any other Loan Party, as applicable; provided that such release documents may be delivered to an escrow agent acceptable to the Agents and the Borrower for release to the Borrower or its designee immediately following the Agents’ confirmation that such conditions have been satisfied (or the Agents’ receipt of the certificate of the Borrower, as applicable), as reasonably satisfactory to the Agents.

2.13 Payments Generally.

(a) The Borrower shall make each payment required to be made by it under any Transaction Document (whether of principal, interest, fees or other amounts) on or prior to the time expressly required hereunder or under such other Transaction Document for such payment (or, if no such time is expressly required), on or prior to 3:00 p.m. on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to such account as may be specified by the Administrative Agent, except those payments pursuant to Section 3.2, Section 12.4 and Section 12.7 shall be made directly to the Persons entitled thereto and payments pursuant to other Transaction Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment (other than payments on the SOFR Loans) under any Transaction Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day. If any payment on a SOFR Loan becomes due and payable on a day other than a Business Day (other than any such payment due and payable on the Maturity Date which shall be governed by, and subject to, Section 1.4), the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate for the period of such extension. All payments under each Transaction Document shall be made in Dollars.

(b) If at any time insufficient funds are received by, and available to, the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, subject to Section 2.8 hereof, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties (with such amounts being applied to fees prior to interest), and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption and in its sole discretion, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

2.14 Contribution of Additional Assets. With the prior written consent of the Administrative Agent and the Requisite Lenders, in their respective sole discretion, from time to time, the Manager or any direct or indirect Affiliate of Holdings may, but is not required to, effect additional Subject Asset Transfers as additional Collateral for the Secured Obligations; provided that in connection with each such Subject Asset Transfer, (i) the Person that is the transferee with respect to the applicable Additional Asset either (x) is party hereto as a Loan Party or (y) concurrently therewith, executes and delivers to the Administrative Agent, a Joinder Agreement to become a party hereto as a Loan Party, (ii) the applicable Loan Party satisfies the Mortgage Requirement and the Title Requirement for such Additional Assets and (iii) the Administrative Agent, in its sole discretion, shall be satisfied with their due diligence review of the proposed Additional Assets and shall have approved the determination of any Measured Asset credit attributable to such proposed additional Collateral (including, without limitation, by taking into account any Reserve Report delivered in connection therewith); provided, further, that such Subject Asset Transfers will, with the consent of the Administrative Agent and the Requisite Lenders, in their respective sole discretion, be allocated by the Borrower to one or more existing or Tranche(s).

III FEES AND OTHER CHARGES

3.1 Fees.

(a) Upfront Fee. The Borrower agrees to pay to each Lender, for its own account, fees payable in the amounts and at the times set forth in the Fee Letter.

(b) Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times set forth in the Fee Letter.

(c) Duration Fee. The Borrower agrees to pay to each Lender, for its own account, a duration fee in an amount specified in the applicable Fee Letter (the “Duration Fee”). The Duration Fee shall be fully earned and payable in cash on each Duration Fee Test Date.

3.2 Yield Protection and Illegality.

(a) Increased Costs; Capital Adequacy.

(i) If any Change in Law shall (A) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or (B) subject any Lender to any Taxes (other than (x) Indemnified Taxes and Other Taxes, (y) Taxes that are excluded from indemnification by reason of Section 13.8(g) or (i), or (z) Connection Income Taxes, and the result of any of the foregoing shall be to increase the cost (other than Taxes excluded from clause (B)) to such Lender of making or maintaining the Loans (or of maintaining its obligation to make any such Loans) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(ii) If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company, as applicable, could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company, as applicable, with respect to capital adequacy), then from time to time, Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender’s or such Lender’s holding company, as applicable, for any such reduction suffered.

(iii) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or such Lender’s holding company, as the case may be, as specified in clauses (i) and (ii) above, shall be delivered to Borrower (with a copy to the Administrative Agent) and shall be conclusive absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof; provided, further, if the Change in Law giving rise to such increased costs is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof. A Lender will, within a reasonable period of time after the officer of such Lender having primary responsibility for administering the Loan becomes aware of the occurrence of an event or the existence of a condition that would entitle such Lender to receive payments under this Section 3.2, to avoid or reduce any increased or additional costs or any other amounts payable by Borrower under this Section 3.2, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (i) make, issue, fund or maintain its portion of the Loan through another office of such Lender, or (ii) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause the additional amounts which would otherwise be required to be paid to such Lender pursuant to this Section 3.2 to be materially reduced and if, as determined by such Lender in its reasonable discretion, the making, issuing, funding or maintaining of its portion of the Loan through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect the interests of such Lender.

(iv) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.2(a) shall not constitute a waiver of such Lender’s right to demand such compensation; provided, however, Borrower shall not be required to compensate any Lender pursuant to this Section 3.2 for any increased costs or reductions or other amounts suffered more than sixty (60) days prior to the date that such Lender notifies Borrower of the event or the existence of a condition that would entitle such Lender to receive payments under this Section 3.2.

(b) Illegality. If any Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender to continue to make Loans or to determine or charge interest rates based upon the Term SOFR Reference Rate, such Lender shall give notice thereof to Borrower through Administrative Agent. Upon Receipt of such notice, Borrower shall, upon written demand from such Lender (with a copy to Administrative Agent), either (i) prepay in full all Loans owing to such Lender, either on the next succeeding Payment Date in respect of thereof, if such Lender may lawfully continue to maintain Loans until such date, or immediately, if such Lender may not lawfully continue to do so, or (ii) at the option of Borrower, pay interest on such Lender’s Loans at a rate per annum equal to the Base Rate (determined without giving effect to clause (c) thereof) (taking into account any increased cost to such Lender of continuing to maintain Loans). Upon any such prepayment, Borrower shall also pay accrued interest on the amount so prepaid, but such prepayment shall not be subject to any prepayment penalty or fee.

(c) Inability to Determine Rates. If (x) Administrative Agent determines that for any reason adequate and reasonable means do not exist (other than as a result of a Benchmark Transition Event in respect of which a Benchmark Replacement for Term SOFR has been implemented in accordance with the terms hereof) for determining Term SOFR for any period for any Loans, or (y) the Requisite Lenders determine that Term SOFR with respect to any period for any Loans does not adequately and fairly reflect the cost to the Lenders of maintaining such Loans, Administrative Agent will promptly so notify Borrower and each Lender. Thereafter, the Loans shall bear interest at the Base Rate (determined without giving effect to clause (c) thereof) until Administrative Agent determines that the conditions giving rise to such change no longer exist.

(d) Funding Losses. Upon demand, from time to time, of any Lender (with a copy to Administrative Agent), Borrower shall promptly compensate such Lender for, and hold such Lender harmless from, any loss and any cost or expense incurred by it as a result of any payment or prepayment of any Loan (whether by reason of acceleration or otherwise) on a day other than a Payment Date, the Maturity Date, or on the date specified in a notice of prepayment issued in accordance with Section 2.7(c), including any loss or expense arising from the liquidation or reemployment of funds obtained by it to purchase, hold or make Loans or from fees payable to terminate the deposits from which such funds were obtained. For purposes of calculating amounts payable by Borrower to any Lender under this Section 3.2(d), such Lender shall be deemed to have funded Loans at the Applicable Margin thereto by a matching deposit or other borrowing for a comparable amount and for a comparable period, whether or not the Loans were in fact so funded; in each case, provided, that such Lender delivers to Borrower (with a copy to the Administrative Agent) a certificate showing in reasonable detail the calculations used in determining the amounts payable by the Borrower under this Section 3.2(d).

IV CONDITIONS PRECEDENT

4.1 Closing Date Loans. The obligation of each Lender to fund its Closing Date Loans shall become effective on the first date on which each of the following conditions precedent are satisfied (or waived) to the satisfaction of the Lenders (such date, the “Closing Date”):

(a) the Administrative Agent shall have received fully executed copies of this Agreement and each other Closing Date Transaction Document;

(b) in connection with the creation in favor of the Collateral Agent, for the benefit of the Secured Parties, of a valid, perfected First Priority security interest in the personal property Collateral, the Administrative Agent (or Collateral Agent, as applicable) shall have received:

(i) UCC financing statements naming each applicable Loan Party, as debtor, and Collateral Agent, as secured party, which are required to perfect the Liens securing the Obligations granted pursuant to the Security Documents and covering such Collateral as Administrative Agent may request;

(ii) (A) the results of a recent search, as of a date no more than fourteen (14) days prior to the Closing Date, by a Person satisfactory to Administrative Agent, of all effective UCC financing statements (or equivalent filings) made with respect to any personal or mixed property of any Loan Party in the jurisdictions required by Administrative Agent, together with copies of all such filings disclosed by such search, and (B) UCC statements (or similar documents) for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements (or equivalent filings) disclosed in such search (other than any such financing statements in respect of Permitted Liens); and

(iii) any additional evidence satisfactory to Administrative Agent of the compliance by each Loan Party with its obligations under the Security Documents (including each Person’s obligations to execute or authorize, as applicable, and deliver originals of securities, instruments and chattel paper and any agreements governing Deposit Accounts and/or Securities Accounts as provided therein);

(c) the Administrative Agent shall have received a certificate of (or on behalf of) each Loan Party, dated on or prior to the Closing Date and executed by a secretary, assistant secretary or other senior officer (as the case may be) thereof, which shall (i) certify that attached thereto is a true and complete copy of each Organizational Document of each applicable Loan Party, certified by the appropriate governmental office; (ii) identify by name and title and bear the signatures of (x) the officers, managers, directors or authorized signatories of such Loan Party authorized to sign the applicable Transaction Documents to which it is a party on the Closing Date and/or (y) the individuals to whom such officers, managers, directors or other authorized signatories of such Loan Party have granted powers of attorney to sign such Transaction Documents; (iii) certify that attached thereto is a true and complete copy of the resolutions (or other evidence of authorization acceptable to the Administrative Agent) of the board of directors or similar governing body of each such Loan Party approving and authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party, and that such resolutions (or other evidence of authorization) have not been modified, rescinded or amended (other than as attached thereto) and are in full force and effect as of the Closing Date; and (iv) attach thereto a good standing certificate for each applicable Loan Party as of a recent date from the applicable Governmental Authority of such Loan Party’s jurisdiction of incorporation, organization or formation;

(d) the Administrative Agent shall have received a customary written opinion of (a) Sidley Austin LLP, in its capacity as counsel to the Loan Parties and (b) Hartzog Conger Cason, LLC, in its capacity as Oklahoma counsel to the Loan Parties, each dated as of the Closing Date and addressed to the Administrative Agent and the Lenders and in substance reasonably satisfactory to the Administrative Agent;

(e) the Administrative Agent shall have received in accordance with this Agreement, a Loan Request, pursuant to Section 2.3;

(f) immediately after giving effect to the borrowing of the Closing Date Loans hereunder, no Default or Event of Default shall have occurred or be continuing;

(g) the Administrative Agent shall have received a fully executed copy of the Closing Date Subject Asset Acquisition Agreements (including all amendments, restatements, amendments and restatements, modifications or waivers thereto) and the parties to the Closing Date Subject Asset Acquisition Agreements shall have consummated the Closing Date Subject Assets Transfers substantially concurrently with the funding of the Closing Date Loans (except with respect to the Holdback Assets);

(h) after giving pro forma effect to the Closing Date Subject Assets Transfers, the Loan Parties shall be in compliance with the Section 6.13 with respect to any Hedge Agreements required to be in place on the Closing Date (including, for the purposes of clarity, such Hedge Agreements with respect to the Closing Date Subject Assets);

(i) since the date of entry into the Closing Date Subject Asset Acquisition Agreements, no Material Adverse Effect has occurred or is continuing;

(j) prior to (or substantially concurrently with) the initial funding of the Loans hereunder, the Administrative Agent and the Lenders shall have received (i) all fees required to be paid by the Borrower on or prior to the Closing Date pursuant to the Transaction Documents (including pursuant to Section 3.1) and (ii) all expenses required to be paid by the Borrower for which reasonably detailed invoices have been presented at least two (2) Business Days prior to the Closing Date (or such shorter period agreed among the Borrower and the applicable Lender or Administrative Agent) (including the reasonable and documented fees and expenses of Paul Hastings LLP in its capacity as legal counsel for the Lenders, Administrative Agent and Collateral Agent);

(k) the Administrative Agent shall have received a solvency certificate dated as of the Closing Date in substantially the form of Exhibit F from the chief financial officer (or other officer with reasonably equivalent responsibilities) of Holdings or the Borrower certifying as to the matters set forth therein;

(l) the Administrative Agent (for distribution by the Administrative Agent to the Lenders and each other Agent) shall have received a signed Funds Flow from the Borrower for the Closing Date Loans;

(m) the Administrative Agent shall have received a certificate from the Borrower’s insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to Section 6.6 is in full force and effect, together with endorsements and certificates naming such Persons as additional insureds and loss payee as to the extent required under Section 6.6;

(n) the Administrative Agent (on behalf of the Lenders) shall have received at least three (3) Business Days prior to the Closing Date (or such shorter period agreed among the Borrower and the applicable Lender or Administrative Agent), (x) all documentation and other information about the Loan Parties that is reasonably requested in writing by the Administrative Agent and the Lenders at least five (5) Business Days prior to the Closing Date (or such shorter period agreed among the Borrower and the applicable Lender or Administrative Agent) and is required by United States regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation Title III of the Patriot Act and (y) if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulations, a Beneficial Ownership Certification (limited to a single LSTA form beneficial ownership certification) in relation to the Borrower, so long as such information is requested in writing at least five (5) Business Days prior to the Closing Date (or such shorter period agreed among the Borrower and the applicable Lender or Administrative Agent);

(o) on or prior to the Closing Date, the Administrative Agent shall have received a copy of the fully executed Operating Agreement, Management Services Agreement and Back-Up Management Agreement;

(p) the Administrative Agent shall have received the Initial Reserve Report and other information prepared by the Independent Engineer in form, scope and substance reasonably satisfactory to the Administrative Agent, with respect to potential and existing oil and gas reserves of the Loan Parties;

(q) the Title Requirement shall be satisfied;

(r) in order to create in favor of Collateral Agent, for the benefit of the Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected First Priority security interest on the Oil and Gas Properties of the Loan Parties in order to satisfy the Mortgage Requirement, Administrative Agent shall have received from the Loan Parties fully executed and notarized Mortgages, in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering such Oil and Gas Properties;

(s) the Administrative Agent and the Lenders shall have received a written environmental assessment and other information, in form, scope and substance reasonably satisfactory to the Administrative Agent regarding the Loan Parties prepared by an environmental consultant acceptable to the Administrative Agent, together with a letter from the environmental consultant permitting each Lender to rely on the environmental assessment as if addressed to and prepared for each Lender;

(t) all of the representations and warranties contained in Article V and in the other Transaction Documents shall be true and correct in all material respects on and as of the Closing Date and after giving pro forma effect to the making of the Loans on the Closing Date, in each case with the same force and effect as if such representations and warranties had been made on and as of such date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date; and

(u) the Administrative Agent and the Lenders shall have received evidence reasonably satisfactory to them that the Closing Date Subject Assets shall have been assigned or contributed to the Borrower by Ultimate Parent on or prior to the Closing Date (except with respect to the Holdback Assets).

For purposes of determining compliance with the conditions specified in this Section 4.1, each Lender shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter required under this Section 4.1 to be consented to, approved by, or acceptable or satisfactory to, such Lender, unless the Administrative Agent shall have received notice from such Lender prior to the Closing Date specifying its objection thereto. The Administrative Agent shall notify the Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding.

4.2 [Reserved]

4.3 Delayed Draw Loans. The obligation of each Participating Lender to fund Delayed Draw Loans under a Delayed Draw Tranche shall become effective on the first date on which each of the following conditions precedent are satisfied to the satisfaction of one hundred percent (100%) of the Participating Lenders to such Delayed Draw Tranche and the Requisite Lenders (or waived by the Administrative Agent, all such Participating Lenders and the Requisite Lenders):

(a) the Administrative Agent shall have received in accordance with this Agreement, a Loan Request, pursuant to Administrative Agent’s requirements and executed by a Responsible Officer of the Borrower;

(b) immediately before and after giving effect to the borrowing of any Delayed Draw Loans hereunder, no Default or Event of Default shall have occurred or be continuing;

(c) prior to (or substantially concurrently with) the funding of the Delayed Draw Loans hereunder, the Administrative Agent and the Lenders shall have received (i) all fees required to be paid by the Borrower pursuant to the Transaction Documents (including pursuant to Section 3.1) and (ii) all expenses required to be paid by the Borrower for which reasonably detailed invoices have been presented at least two (2) Business Days prior to the Closing Date (or such shorter period agreed among the Borrower and the applicable Lender or Administrative Agent) (including the reasonable and documented fees and expenses of Paul Hastings LLP in its capacity as legal counsel for the Lenders, Administrative Agent and Collateral Agent);

(d) the Administrative Agent (for distribution by the Administrative Agent to the Lenders and each other Agent) shall have received (or otherwise waived delivery of) a signed Funds Flow from the Borrower for the Delayed Draw Loans in an aggregate amount not to exceed the Delayed Draw Loan Commitments;

(e) the Title Requirement shall be satisfied;

(f) in order to create in favor of Collateral Agent, for the benefit of the Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected First Priority security interest on the Oil and Gas Properties of the Loan Parties in order to satisfy the Mortgage Requirement, Administrative Agent shall have received from the Loan Parties (i) fully executed and notarized Mortgages, in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering such Oil and Gas Properties and (ii) an amount necessary to cover any and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgages for such Oil and Gas Properties in the appropriate real estate records;

(g) all of the representations and warranties contained in Article V and in the other Transaction Documents shall be true and correct on and as of the date of such borrowing of Delayed Draw Loans and after giving pro forma effect to the making of the Delayed Draw Loans on such date, in each case with the same force and effect as if such representations and warranties had been made on and as of such date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date;

(h) the Administrative Agent and each of the Participating Lenders, in their respective sole discretion, shall be satisfied with their due diligence review of the Additional Assets to be acquired, including, but not limited to all agreements relating to the Additional Assets and all operating agreements, marketing agreements, transportation agreements and processing agreements, and projected plugging and abandonment liabilities associated with the Additional Assets;

(i) the Administrative Agent and each of the Participating Lenders, in their respective sole discretion, shall have provided prior written consent to the acquisition of Additional Assets and borrowing of any Delayed Draw Loans;

(j) the Administrative Agent and the Participating Lenders shall have received all documents and instruments which they have reasonably requested to give further effect to the transactions contemplated by this Agreement and the other Transaction Documents, in addition to those described in Section 4.3 above;

(k) the aggregate principal amount of Loans outstanding after giving effect to such borrowing of Delayed Draw Loans (i) shall not exceed $500,000,000 without the consent of each of the Lenders in their sole respective discretion and (ii) which are owed to GS and/or its Affiliates shall not exceed $300,000,000 without the consent of GS in its sole discretion;

(l) the Delayed Draw Loans borrowed on such date shall not exceed the lesser of (i) the then-current equivalent investment-grade securitization advance rate for such Oil and Gas Property as determined by the Administrative Agent and the Participating Lenders in a manner reasonably satisfactory to the Requisite Lenders and (ii) seventy percent (70%) of the purchase price of the Additional Assets actually paid by the Loan Parties; and

(m) the Administrative Agent and each of the Participating Lenders shall have received, and be satisfied with, an updated Amortization Schedule for such Delayed Draw Loans.

V REPRESENTATIONS AND WARRANTIES

Each Loan Party, as applicable, represents and warrants to the Administrative Agent, the Lenders and each Secured Party, as of the Closing Date and each Credit Date, as follows:

5.1 No Default. No event has occurred and is continuing which constitutes a Default.

5.2   Entity Existence. Each Loan Party (a) is duly incorporated or organized, as the case may be, validly existing, and in good standing under the Applicable Laws of the jurisdiction of its incorporation or organization; (b) has all requisite power and authority to own its Properties and to carry on its business as now being or as proposed to be conducted; (c) is qualified to do business and in good standing in every jurisdiction where its material real property assets are located and wherever necessary to carry out its material business and operations; and (d) has the power and authority to execute, deliver, and perform its obligations under this Agreement and the other Transaction Documents to which it is or may become a party.

5.3 Equity Interests and Ownership. The Equity Interests of Borrower have been duly authorized and validly issued and are fully paid and, subject to statutory law governing such entities, are non-assessable. There is no existing option, warrant, call, right, commitment or other agreement to which Borrower is a party requiring, and there is no membership interest or other Equity Interests of Borrower outstanding which upon conversion or exchange would require, the issuance by Borrower of any additional membership interests or other Equity Interests of Borrower or other interest convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Equity Interests of Borrower. Schedule 5.3 sets forth a true, complete and correct list as of the Closing Date of the name of each Loan Party and indicates its ownership (by holder and percentage interest) and type of entity, and the number and class of authorized and issued Equity Interests of such Loan Party as of the Closing Date. Except as set forth on Schedule 5.3, as of the Closing Date, no Loan Party has any Subsidiaries or any other equity investments in any other entity. All of the Equity Interests of each Loan Party (other than Borrower) have been pledged to Collateral Agent on behalf of the Secured Parties pursuant to the terms of this Agreement and the Security Documents.

5.4 Due Authorization. The execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated thereby have been duly authorized by all necessary limited liability company or corporate, as applicable, action on the part of each Loan Party that is a party thereto.

5.5 No Breach. The execution, delivery, and performance by each of the Loan Parties of this Agreement and the other Transaction Documents to which such Person is or may become a party and consummation of the transactions contemplated by such Transaction Documents do not and will not (a) violate or conflict with, or result in a breach of, or require any consent under, or other action to, with or by (i) the Organizational Documents of such Person, or (ii) any Applicable Law, rule, or regulation or any order, writ, injunction, or decree of any Governmental Authority or arbitrator where such violation or conflict would reasonably be expected to result in a Material Adverse Effect, or (b) constitute a default in any respect under any such agreement or instrument, or result in the creation or imposition of any Lien upon any of the revenues or assets of such Person, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.6 Enforceability. This Agreement constitutes, and the other Transaction Documents to which each Loan Party is a party, when executed and delivered, shall constitute, legal, valid, and binding obligations of such party, enforceable against such Loan Party in accordance with their respective terms, except as may be limited by equitable principles or Debtor Relief Laws.

5.7 [Reserved].

5.8 [Reserved].

5.9 Operation of Business. (a) Each Loan Party possesses all material licenses, permits, consents, authorizations, franchises, patents, copyrights, trademarks, and trade names, or rights thereto, necessary to conduct its business substantially as now conducted and as presently proposed to be conducted, and (b) except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, no Loan Party is in any violation of any valid rights of others with respect to any of the foregoing.

5.10 Adverse Proceedings. There are no Adverse Proceedings, individually or in the aggregate, that (a) relate to any Transaction Document or the transactions contemplated hereby and (b) would reasonably be expected to result in a Material Adverse Effect. Except as would not reasonably be expected to result in a Material Adverse Effect, no Loan Party is (i) in violation of any Applicable Laws, or (ii) subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

5.11 Rights in Properties; Liens.

(a) Each Loan Party has good and valid title to or valid leasehold interests, in all material respects, in its Properties (other than the Oil and Gas Properties, which are addressed in clause (b) below), and none of such Properties is subject to any Lien, except Permitted Liens.

(b) Schedule 5.11(b) sets forth a complete and accurate list of Oil and Gas Properties owned by the Loan Parties on the Closing Date, which is consistent with the Reserve Report most recently delivered to the Lenders, as to Oil and Gas Properties other than those disposed of in compliance with this Agreement, showing as of the Closing Date the lessor, lessee, lease date and recording information for each oil, gas and/or mineral lease in which each Loan Party has an interest. Each Loan Party has Defensible Title in and to such Oil and Gas Properties, as applicable, except to the extent any failure to have Defensible Title to such Oil and Gas Properties does not cause the Title Requirement to be unsatisfied.

(c) To the knowledge of the Loan Parties, the Reserve Report most recently delivered to the Lenders accurately reflects all ownership interests, whether legal, contractual or beneficial, in such Loan Party’s purported interests in such Oil and Gas Properties contained therein.

(d) All of each Loan Party’s material leases and agreements (other than any that are included within the Oil and Gas Properties) necessary for the conduct of the business of such Loan Party are valid and subsisting and in full force and effect. There exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or leases that could be reasonably expected to result in the termination of any such leases that would have a material adverse effect on the business of the Loan Parties (taken as a whole).

(e) No Oil and Gas Property with respect to which a Loan Party or its Affiliate is responsible for the marketing and production of the Hydrocarbons from such Oil and Gas Property is subject to any contractual or other arrangement (including any contractual or other arrangement maintained by an Affiliate of a Loan Party) (i) whereby payment for production is or can be deferred for a substantial period after the month in which such production is delivered (not in excess of sixty (60) days) or (ii) whereby payments are made to a Loan Party other than by checks, drafts, wire transfer advises or other similar writings, instruments or communications for the immediate payment of money. Except as set forth on Schedule 5.11(d), no Oil and Gas Property is subject to any contractual or other arrangement (including any contractual or other arrangement maintained by an Affiliate of a Loan Party) for the sale, processing or transportation of production (or otherwise related to the marketing of production) which cannot be canceled on sixty (60) days’ (or less) notice without penalty or detriment for the sale of production from the Loan Parties’ Hydrocarbons (including, without limitation, calls on or other rights to purchase, production, whether or not the same are currently being exercised) that pertain to the sale of production at a fixed price and have a maturity or expiry date longer than six (6) months from the date thereof.

(f) The Loan Parties are using commercially reasonable efforts to cause the Operator of the Oil and Gas Properties to maintain, operate and develop such Oil and Gas Properties, in a good and workmanlike manner, in accordance with prudent industry standards and in material conformity with all Applicable Laws and in material conformity with all oil, gas or other mineral leases and other contracts and agreements forming a part of the Oil and Gas Property and in material conformity with the Permitted Liens. No Oil and Gas Property operated by Operator, and to the knowledge of the Loan Parties, no Oil and Gas Property operated by a third party, is subject to having allowable production after the date hereof reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) prior to the date hereof and none of the wells operated by Operator, and to the knowledge of the Loan Parties, none of the wells operated by a third party, and located on the Oil and Gas Properties (or properties unitized therewith) are or will be deviated from the vertical more than the maximum permitted by Applicable Laws, regulations, rules and orders of a Governmental Authority, and such wells are bottomed under and producing from, with the well bores wholly within, the Oil and Gas Properties (or, in the case of wells located on properties unitized therewith, such unitized properties).

(g) To Borrower’s knowledge, the Operator or its Affiliates is duly qualified in the jurisdictions in which such Oil and Gas Properties are located to serve as operator thereof.

(h) The rights and such Properties presently owned, leased or licensed by a Loan Party, or the Operator (or its Affiliates), including, without limitation, all easements and rights of way, include all rights and Properties necessary to permit such Loan Party, or the Operator (or its Affiliates), to conduct its business for such Properties in substantially the same manner as being conducted on the date hereof.

(i) There are no outstanding preferential rights to purchase or required consents to assignment affecting the Loan Parties’ interests in Oil and Gas Properties that have not been disclosed to Administrative Agent in Schedule 5.11(h).

5.12 Taxes. Each Loan Party has filed or caused to be filed all Tax returns (federal, state and local) required to be filed, including all income, franchise, employment, Property, and sales tax returns, and has paid all of its liabilities for Taxes that are due and payable, other than (i) Taxes the payment of which is being contested in good faith and by appropriate proceedings and reserves for the payment of which are being maintained in accordance with GAAP or (ii) except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.13 Use of Proceeds; Margin Securities. The proceeds of the Loans made hereunder shall be used by Borrower as provided in Section 6.16. No Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T, U, or X of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock.

5.14 Governmental Regulation. No Loan Party is subject to regulation under the Public Utility Holding Company Act of 2005, the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or pledge its assets or which may otherwise render all or any portion of the Obligations unenforceable. No Loan Party is (a) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, or (b) a “utility” under the laws of any jurisdiction wherein such Person is required to qualify to do business.

5.15 Employee Matters. Except as would not reasonably be expected to result in a Material Adverse Effect, in the last three years (a) there has been no unfair labor practice charge pending against a Loan Party, or to the best knowledge of Borrower, threatened against any of them before the National Labor Relations Board, (b) there has been no organized labor dispute, strike, lockout, slowdown or work stoppage in existence or threatened against any Loan Party, and (c) hours worked by and payment made to employees of any Loan Party have not been in violation of the Fair Labor Standards Act or any other applicable wage and hour laws.

5.16 Disclosure.

(a) No written statement, information, report, representation, or warranty made by any Loan Party in this Agreement or in any other Transaction Document or furnished to either Agent or any Lender in connection with this Agreement or any other Transaction Document or any of the transactions contemplated hereby or thereby contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading. As of the Closing Date, there is no fact known to Borrower which would reasonably be expected to result in a Material Adverse Effect that has not been disclosed in writing to Administrative Agent and each Lender.

(b) As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

5.17 Governmental Consents. The execution, delivery and performance by Loan Parties of the Transaction Documents to which they are parties and the consummation of the transactions contemplated by the Transaction Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Collateral Agent for filing and/or recordation.

5.18 Default Under Agreements. Except as would not reasonably be expected to result in a Material Adverse Effect, no Loan Party is in default in any respect in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any Material Contract to which it is a party.

5.19 Compliance with Laws. Except to the extent provided in Section 5.20 with respect to Environmental Laws, no Loan Party is in violation, in any respect, of any Applicable Law, rule, regulation, order, or decree of any Governmental Authority or arbitrator, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

5.20 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a) Each Loan Party, and all of its Properties, assets, and operations are in compliance with all Environmental Laws. No Loan Party has received written notice of any unresolved violation of or liability under Environmental Laws or permits required or issued thereunder, nor is any Loan Party aware of any conditions, events, activities, practices or incidents which may prevent the compliance or continued compliance of any Loan Party with Environmental Law or any permits thereunder;

(b) Each Loan Party has obtained all permits, licenses, and authorizations that are required under applicable Environmental Laws for the operation of its business as currently conducted, and all such permits, licenses and authorizations are in good standing and each Loan Party is in compliance with all of the terms and conditions of such permits, licenses and authorizations;

(c) To the knowledge of Borrower, no contamination by Hazardous Materials exist on, about, or within and no Hazardous Materials have been disposed of on, or Released from (i) any of the current or former Properties or assets of any Loan Party, or (ii) any location resulting from the activities or operations of any Loan Party, in each case as could reasonably be expected to result in any Environmental Liability of any Loan Party;

(d) Neither any Loan Party nor any of its currently owned or leased Properties or operations is subject to any (A) Environmental Claim or (B) outstanding or, to the knowledge of Borrower, threatened order from or agreement with any Governmental Authority or subject to any judicial or docketed administrative proceeding with respect to (i) failure to comply with Environmental Laws, (ii) Remedial Action, or (iii) any Environmental Liabilities;

(e) No Loan Party is a treatment, storage, or disposal facility requiring a permit under the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., regulations thereunder or any comparable provision of state law. Each Loan Party is in compliance with all applicable financial responsibility requirements of all Environmental Laws; and

(f) No unresolved Lien arising under any Environmental Law has attached to any property or revenues of any Loan Party.

5.21 Intellectual Property. As of the Closing Date, all material Intellectual Property owned or used by the Loan Parties and registered or applied for at the United States Patent and Trademark Office or the United States Copyright Office is listed, together with application or registration numbers, where applicable, in Schedule 5.21. Except as would not reasonably be expected to result in a Material Adverse Effect, each Loan Party owns, or is licensed to use, all Intellectual Property necessary to conduct its business as currently conducted (taken as a whole).

5.22 Foreign Assets Control Regulations and Anti-Money Laundering. Each Loan Party is in compliance with all applicable economic sanctions laws, executive orders and implementing regulations as promulgated by OFAC (collectively, “Sanctions Laws”) and applicable anti-money laundering and counter-terrorism financing provisions (if any). Neither any Loan Party or, to the knowledge of Borrower, any employees or agents of the foregoing (a) is a Person designated by the United States government on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”) with which a U.S. Person cannot deal with or otherwise engage in business transactions, (b) is a Person who is otherwise the target of United States economic sanction laws such that a U.S. Person cannot deal or otherwise engage in business transactions with such Person, or (c) is controlled by (including without limitation by virtue of such Person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any Person on the SDN List or a foreign government that is the target of United States economic sanctions prohibitions such that the entry into, or performance under, this Agreement, any other Transaction Document would be prohibited under United States law. No part of the proceeds of the Loans will be used, directly or knowingly indirectly, for the purpose of financing any activities or business of or with any Person or in any country or territory in violation of any Sanctions Laws.

5.23 Anti-Corruption Laws. No part of the proceeds of any Loan will be used directly or knowingly indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.

5.24 Insurance. The properties of the Loan Parties are adequately insured with financially sound and reputable insurance companies not Affiliates of any Loan Party, in such amounts, with such deductibles and covering such risks as are customarily carried in conformity with prudent industry practice by companies in the oil and gas industry owning similar properties in localities where the applicable Loan Party operates.

5.25 Solvency. The Loan Parties, taken as a whole, are Solvent and have not entered into any transaction with the intent to hinder, delay or defraud a creditor.

5.26 Security Documents. The provisions of this Agreement and the other Security Documents are effective to create in favor of Collateral Agent for the benefit of the Secured Parties a legal, valid and enforceable First Priority Lien on all right, title and interest of each Loan Party party hereto and thereto in the Collateral.

5.27 Businesses. As of the Closing Date, the Loan Parties are engaged directly in the business of oil and gas acquisition, exploration, development and production.

5.28 Gas Balancing Agreements and Advance Payment Contracts. As of the Closing Date, (a) there is no Material Gas Imbalance, and (b) there are no Advance Payments received by the Loan Parties under Advance Payment Contracts which have not been fully satisfied.

5.29 Hedge Agreements. Schedule 5.29 sets forth a complete and correct list of all Hedge Agreements entered into by any Loan Party in effect or to be in effect on the Closing Date and on the date of each update thereof required hereunder, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes) and the counterparty thereto.

5.30 ERISA Compliance.

(a) Except as could not reasonably be expected to result in a Material Adverse Effect, each Employee Benefit Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state laws.  There are no pending or, to the best knowledge of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Employee Benefit Plan that would reasonably be expected to result in a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Employee Benefit Plan that has resulted or would reasonably be expected to result in a Material Adverse Effect.

(b) Except as could not reasonably be expected to result in a Material Adverse Effect: (i) no ERISA Event has occurred, and no Loan Party or, to the best knowledge of the Loan Parties, ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event; (ii) as of the most recent valuation date for each Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is eighty percent (80%) or higher and, as of the most recent valuation date, no Loan Party or, to the best knowledge of the Loan Parties, ERISA Affiliate knows of any facts or circumstances that would reasonably be expected to cause the funding target attainment percentage for any such plan to drop below eighty percent (80%); (iii) no Loan Party or ERISA Affiliate has incurred any material liability to the PBGC under Title IV of ERISA other than for the payment of premiums, and there are no material premium payments which have become due that are unpaid.

(c) [Reserved].

(d) The underlying assets of each Loan Party do not constitute “plan assets” (within the meaning of Section 3(42) of ERISA).

5.31 Names and Places of Business. No Loan Party has, during the five (5) years preceding the Closing Date, been known by or used any other trade or fictitious name, except as disclosed in Schedule 5.31. The chief executive office and principal place of business of each Loan Party as of the Closing Date is located at the address of such Loan Party set out in Schedule 5.31. Except as indicated in Schedule 5.31, no Loan Party has had any other office or place of business prior to the Closing Date. Each Loan Party’s jurisdiction of organization, name as listed in the public records of its jurisdiction of organization, organizational identification number in its jurisdiction of organization, and Federal Taxpayer Identification Number is stated on Schedule 5.31 (or as set forth in a notice delivered pursuant to this Agreement).

5.32 Material Contracts.

(a) Subject Asset Related Agreements. Except for the rights of the Operator pursuant to the Operating Agreement, the Manager pursuant to the Management Services Agreement or the Back-Up Manager pursuant to the Back-Up Management Agreement, no Person has any right or obligation to manage any of the Subject Assets on behalf of the Loan Parties or to receive compensation in connection with such management.

(b) Material Contracts. The Borrower has delivered to the Administrative Agent a true and complete copy of each Material Contract as in effect on the Closing Date, and each such Material Contract has not been modified or amended, except pursuant to amendments or modifications delivered to the Administrative Agent. The Material Contracts are in full force and effect and no default by any of the parties thereto exists thereunder.

5.33 Separate Legal Entity. Each Loan Party hereby acknowledges that the Lenders and each Approved Counterparty are entering into the transactions contemplated by this Agreement and the other Transaction Documents in reliance upon such Loan Party’s identity as a legal entity separate from any other Person. Each Loan Party has taken all reasonable steps to continue Borrower’s identity as a separate legal entity and to make it apparent to third Persons that such Loan Party is an entity with assets and liabilities distinct from those of any other Person and is not a division of any other Person.

VI AFFIRMATIVE COVENANTS

From the Closing Date until the Termination Date, each Loan Party hereby covenants and agrees that:

6.1 Financial Statements, Reports and Other Information. The Borrower shall furnish to the Administrative Agent, or cause to be furnished to the Administrative Agent (for distribution by the Administrative Agent to the Lenders), each of the following:

(a) Financial Reports.

(i) as soon as available, and in any event within ninety (90) days after the last day of each of the first three (3) fiscal quarters of each fiscal year of the Borrower, commencing with the fiscal quarter ending September 30, 2026, a copy of an unaudited financial report of the Borrower and its consolidated Subsidiaries as of the end of such fiscal quarter and for the portion of the fiscal year then ended, containing balance sheets and statements of income, retained earnings, and cash flow, in each case setting forth in comparative form the figures for the corresponding period of the preceding fiscal year, all in reasonable detail certified by a Responsible Officer of the Borrower to have been prepared in accordance with GAAP and to fairly and accurately present (subject to the absence of footnotes and to year-end adjustments) the financial condition and results of operations of the Borrower and its consolidated Subsidiaries, as of the dates and for the periods indicated therein;

(ii) as soon as available, and in any event within one hundred and twenty (120) days after the last day of each fiscal year of the Borrower, beginning with the fiscal year ending December 31, 2026, a copy of the annual audited financial report of the Borrower and its consolidated Subsidiaries for such fiscal year containing balance sheets and statements of income, retained earnings, and cash flow as of the end of such fiscal year and for the twelve (12)-month period then ended, in each case setting forth in comparative form the figures for the preceding fiscal year, all in reasonable detail and certified by Responsible Officer of the Borrower to have been prepared in accordance with GAAP and to fairly and accurately present (subject to the absence of footnotes) the financial condition and results of operations of the Borrower and accompanied by a report and opinion (without a “going concern” or like qualification or exception as to the scope of such audit other than a “going concern” qualification resulting (i) solely from any Indebtedness maturing within the next twelve (12) months or (ii) any prospective breach of any financial covenant contained in this Agreement) of Grant Thornton LLP or any other independent registered public accounting firm of nationally recognized standing to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied; and

(iii) concurrently with the delivery of the Compliance Certificate pursuant to Section 6.1(b) for each fiscal quarter of each fiscal year, a report summarizing, as requested by Administrative Agent or any Lender, (A) the gross volume of sales and actual production during such fiscal quarter from all of the Oil and Gas Properties of the Loan Parties and current prices being received for such production, (B) detailed determinations of costs and such other information as may be reasonably requested by Administrative Agent or any Lender and (iii) lease operating expenses (separated by category of expense and by Tranche) and Subject Asset Operating Expenses and Management and G&A Expenses paid or incurred during such fiscal quarter.

(b) Compliance Certificate. Concurrently with the financial statements delivered pursuant to Section 6.1(a)(i) and (ii), the Borrower shall furnish to the Administrative Agent (for distribution by the Administrative Agent to the Lenders), (x) a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower, which Compliance Certificate shall set forth, as of the last day of the applicable fiscal quarter (i) the Debt Service Reserve Required Amount as of such date, (ii) the Debt Service Coverage Ratio as of such date, (iii) the LTV Ratio as of such date, (iv) a statement of Cash Flow Available for Debt Service, (v) the occurrence of any Trigger Based Cash Flow Sweep Events, (vi) the Excess Cash Flow Sweep Amount for such recently ended fiscal quarter, including reasonably detailed calculations of each of the foregoing matters set forth in sub-clauses (i) through (vi) as satisfactory to the Administrative Agent and (vii) that no Default or Event of Default exists and is continuing (except as described in a disclosure set forth in such Compliance Certificate, which specifies, in reasonable detail, the nature of any such Default or Event of Default and any action taken or proposed to be taken with respect thereto) and (y) a reasonably detailed summary report of the application of all Available Funds for such fiscal quarter then ended in accordance with each step and level of the Priority of Payments set forth in Section 2.8.

(c) Notices. Within five (5) Business Days of any Responsible Officer of Borrower obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to any Loan Party with respect thereto, (ii) that any Person has given any notice to any Loan Party or taken any other action with respect to any event or condition set forth in Section 6.1(t), (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, together with a certificate of a Responsible Officer of Borrower specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, event or condition, and what action Borrower or other applicable Loan Party has taken, is taking and proposes to take with respect thereto, (iv) any notices of a material default or breach which is reasonably expected to result in a termination of any Material Contract to which it is a party, (v) any notices received with respect to a default under any term or condition related to any Indebtedness of any Loan Party involving aggregate principal amount of the greater of (x) $1,000,000 and (y) 1.00% of the Measured Assets as of such date of determination, (vi) any change in information provided in the Beneficial Ownership Certification that would result in a change to the list of Beneficial Owners identified in parts (c) or (d) of such certification, (vii) the occurrence of a Manager Termination Event or (viii) the occurrence of a Specified Change of Control.

(d) Management Letters. Promptly upon receipt thereof, a copy of any management letter or written report submitted to any Loan Party by independent certified public accountants in connection with the financial statements of such Loan Party.

(e) Environmental Reports and Audits. As soon as practicable following receipt thereof, copies of all environmental audits and reports with respect to material environmental matters relating to any Properties of the Loan Parties or which relate to any material Environmental Liabilities of any Loan Party.

(f) Statements of Reconciliation after Change in Accounting Principles. If there is any change in accounting principles and policies (or the application thereof), of the financial statements from the statements first delivered pursuant to Section 6.1(a)(i) or Section 6.1(a)(ii), the statements delivered after the date of the change will include those statements required by GAAP for such change.

(g) Notice of Litigation. Promptly upon any Responsible Officer of Borrower obtaining knowledge of (i) any Adverse Proceeding not previously disclosed in writing by Borrower to Administrative Agent and the Lenders, or (ii) any development in any Adverse Proceeding that, in the case of either clause (i) or (ii), if adversely determined could be reasonably expected to result in a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby or by any other Transaction Document, written notice thereof together with such other information as may be reasonably available to Borrower to enable Administrative Agent and the Lenders and their counsel to evaluate such matters.

(h) ERISA Reports. (i) Promptly upon becoming aware of the occurrence of any ERISA Event that would reasonably be expected to result in a Material Adverse Effect, a written notice specifying the nature thereof, the actions the applicable Loan Party or any of its ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the IRS, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness, copies of (A) all notices received by any Loan Party or that a Loan Party receives from any of its ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (B) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Administrative Agent or any Lender shall reasonably request.

(i) Acquisitions and Dispositions of Oil and Gas Properties. Concurrently with each Reserve Report delivered under Section 6.1(k) below, a list and description showing the lessor, lessee, lease date, recording information and legal description for each oil, gas and/or mineral lease and a sufficient description of any other Oil and Gas Property in which any Loan Party acquired an interest or Disposed of since the delivery to Administrative Agent of the immediately previous Reserve Report.

(j) Payment Date Reports. On or prior to 5:00 p.m. New York City time on each Payment Date on which the Priority of Payments applies, the Borrower shall provide to the Administrative Agent a report (the “Payment Date Report”), with respect to each Tranche of Loans, setting forth at least the following information, to the extent applicable:

(i) the amount of Collections and Proceeds, if any, received in the Facility Collection Account with respect to the related Collection Period;

(ii) confirmation of compliance with the terms of this Agreement and the other Transaction Documents as of such Payment Date;

(iii) other reports received or prepared by the Manager in respect of the Oil and Gas Properties and the Hedge Agreements attributable to such Tranche;

(iv) the amount of Administrative Expenses and indemnity payments paid to each party or withheld by the Operator pursuant to the Operating Agreement or the Management Services Agreement during the most recent Collection Period;

(v) the amount of any fees paid to the Manager or the Back-up Manager with respect to the related Collection Period;

(vi) if any, the amount of any payment (including breakage or termination amounts) to be paid to the Counterparties to Hedge Agreements attributable to such Tranche on the Payment Date, which payment amount shall include all amounts currently due and payable and not yet paid for which an invoice was delivered on or before the date that is five (5) Business Days prior to the Payment Date;

(vii) (A) the amount of the Principal Distribution Amount for such Tranche of Loans with respect to such Payment Date, (B) the amount of any shortfall in any Principal Distribution Amount for such Payment Date or remaining unpaid amount from a prior Payment Date, and (C) the amount, if any, of the Additional Amortization Amount;

(viii) the interest due for such Tranche of Loans with respect to such Payment Date;

(ix) the amounts on deposit in each Pledged Account allocable to such Tranche;

(x) amounts due and owing and paid to the Secured Parties as of such Payment Date;

(xi) a listing of all Permitted Indebtedness outstanding as of such date;

(xii) the amount of Net Proceeds, if any, deposited in any Pledged Account;

(xiii) the amount and source of any Excess Amounts received with respect to the related Collection Period;

(xiv) the Consolidated Net Worth (as defined in the Ultimate Parent Limited Guarantee) for Ultimate Parent;

(xv) whether a Trigger Based Cash Flow Sweep Event occurred with respect to such Collection Period and the Excess Cash Flow Sweep Amount for such Collection Period;

(xvi) such Tranche’s Debt Service Coverage Ratio as of the last day of the Collection Period for which such Payment Date relates;

(xvii)      the LTV Ratio as of the last day of the Collection Period for which such Payment Date relates; and

(xviii)    (A) lease operating expenses for such Tranche (separated by category of expense) and (B) the amount of the Subject Asset Operating Expenses in excess of the Operating Expense Limit (as defined in the Operating Agreement), if applicable, and the AFE Cover Amounts (as defined in the Management Services Agreement) utilized to participate in AFE Operations (as defined in the Management Services Agreement) during the related Collection Period.

(k) Reserve Reports.

(i) (A) On or before March 1 of each year (or the next Business Day thereafter if such day is not a Business Day), commencing March 1, 2027, a Reserve Report prepared by an Independent Engineer as of the immediately preceding December 31 and on or before September 1 of each year (or the next Business Day thereafter if such day is not a Business Day), commencing September 1, 2026, an Internal Report as of the immediately preceding June 30, (B) upon acquisition of any Additional Assets, within thirty (30) days (or such longer period agreed to by the Administrative Agent in its sole discretion) following written request therefor by Administrative Agent, a single Reserve Report generated by Borrower from its internal reserve assessment of the Oil and Gas Properties of the Loan Parties, at Borrower’s sole cost and expense, as of the first day of the month during which Borrower receives such request and certified by a Responsible Officer of Borrower (an “Internal Report”), (C) within forty-five (45) days following written request therefor by Administrative Agent, a Reserve Report prepared by an Independent Engineer at Administrative Agent’s sole cost and expense as of the first day of the month during which Borrower receives such request (an “Interim Report”); provided, however, that (I) Administrative Agent may request, at the Administrative Agent’s sole cost and expense, additional updated Reserve Reports during any such period and (II) with respect to any Interim Report, if the Independent Engineer at any time indicates that it will not be able to deliver such Interim Report within forty-five (45) days of such request, the Administrative Agent may either (x) on behalf of the Borrower and at the Administrative Agent’s sole cost and expense, engage a different Independent Engineer to deliver such Interim Report; provided, further, that if an Independent Engineer does not deliver an Interim Report within the forty-five (45) day period required under this Section 6.1(k)(i)(C), no Default be deemed to have occurred so long as Borrower is promptly furnishing information reasonably requested by such Independent Engineer or the Administrative Agent in connection therewith or (y) require that such Interim Report be an Internal Report and (D) concurrently with the delivery of the financial statements for the fiscal quarters ending March 31 and September 30 of each year pursuant to Section 6.1(a)(i), a “roll-forward” Reserve Report prepared as of the immediately preceding March 31 or September 30 of each year and as a bring-down and update to the most recently delivered pursuant to clauses (A) through (C) (using commodity strip prices based on prevailing forward curves and basis differentials provided by the Administrative Agent which are consistent with forward curves and basis differentials used by the Administrative Agent in its lending and/or commodity derivative activities; provided, that the Administrative Agent shall give deference to NYMEX Pricing (to the extent that NYMEX Pricing provides an applicable substantive equivalent thereto) with respect to crude oil and natural gas as of any date of determination), as applicable, generated by the Borrower and certified by a Responsible Officer of the Borrower, together with such additional information requested by the Administrative Agent related to any updates to such Reserve Report; provided, further, that after the occurrence and during the continuance of a Default or Event of Default, Administrative Agent may, from time to time, request such Reserve Reports at the sole cost and expense of Borrower, in each case together with an accompanying report on, since the date of the last Reserve Report previously delivered hereunder, Oil and Gas Property sales, Oil and Gas Property purchases and changes in categories concerning the Oil and Gas Properties which have attributable to them proved reserves and containing information and analysis with respect to the proved reserves of the Loan Parties as of the date of such report and the PDP-10; and

(ii) With the delivery of each Reserve Report, a certificate from a Responsible Officer of Borrower certifying that in all material respects: (A) with respect to an Internal Report and, to the knowledge of Borrower with respect to a Reserve Report delivered by an Independent Engineer, the information (other than projections or estimates) contained in the Reserve Report and any other information delivered in connection therewith is true and correct in all material respects, and, in the case of the Internal Report, such report has been prepared in all material respects in accordance with procedures customarily used in the Reserve Report prepared by an Independent Engineer, (B) the Loan Parties own Defensible Title to the Oil and Gas Properties evaluated in such Reserve Report and such Properties are free of all Liens except for Permitted Liens, (C) except as otherwise specifically prescribed herein and, with respect to any Oil and Gas Properties not operated by a Loan Party, to the knowledge of the Borrower, on a net basis there are no Material Gas Imbalances, take or pay or other prepayments with respect to its interests in the Oil and Gas Properties evaluated in such Reserve Report which would require any Loan Party to deliver Hydrocarbons either generally or produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, (D) a list of all Persons purchasing Hydrocarbons from the Loan Parties, and none of their Oil and Gas Properties reflected on the most recently delivered Reserve Report have been sold, transferred or otherwise disposed of except as disclosed to Administrative Agent in writing, (E) in the case of an Internal Report, and, to the knowledge of Borrower with respect to a Reserve Report delivered by an Independent Engineer, the projections and estimates contained in the Reserve Report are made in good faith and based on reasonable assumptions, (F) attached to the certificate is an update to Schedule 5.29, and a WI/NRI Schedule, subject to adjustments pursuant to the definition of “Defensible Title”, and (G) any other information as to the operations of the Loan Parties as reasonably requested by Administrative Agent and such additional data and information concerning pricing, quantities, volume of production and production imbalances from or attributable to the Oil and Gas Properties with respect thereto as Administrative Agent may reasonably request.

(l) Lease Operating Statements. Together with each Reserve Report delivered under Section 6.1(k) above (including for the avoidance of doubt, any bringdown and update of any Reserve Report pursuant to Section 6.1(k)(i)(D)) and at any other time requested by Administrative Agent, a Lease Operating Statement.

(m) [Reserved].

(n) Material Gas Imbalance; Advance Payments. Promptly upon the Borrower’s obtaining knowledge thereof, notice to Administrative Agent of any Material Gas Imbalance or Advance Payment in violation of Section 7.19 hereof;

(o) [Reserved].

(p) Hedging Reports. Within thirty (30) calendar days after the end of each fiscal quarter of each fiscal year (commencing with the fiscal quarter ending September 30, 2026) (or such later date as the Administrative Agent may agree in its sole discretion), Borrower shall furnish a report (in form and detail satisfactory to Administrative Agent) describing all Hedge Agreements of the Loan Parties, setting forth the type, term, effective date, termination date, notional amounts or volumes, the counterparty to each such Hedge Agreements and the Tranche Assets that such Hedge Agreement is attributable to (which allocation shall occur at the time of entry into such Hedge Agreement); provided that this clause shall not permit any Loan Party to enter into a Hedge Agreements not otherwise permitted by this Agreement.

(q) Accounts Receivable and Payable. Within fifteen (15) Business Days following each reasonable written request (or, if an Event of Default exists and is continuing, within fifteen (15) Business Days following each written request) by Administrative Agent (or such longer period as agreed to by Administrative Agent in its sole discretion), a report setting forth all accounts receivable and accounts payable of the Loan Parties attributable to each Tranche as of the date specified in such request, such report to show the age of such accounts and such other information as Administrative Agent shall reasonably request.

(r) Insurance. Within fifteen (15) Business Days (or such longer period as agreed to by Administrative Agent in its sole discretion) after any material change in insurance coverage by any Loan Party from that previously disclosed to Administrative Agent, a notice describing such change, and, within thirty (30) days after each request by Administrative Agent, certificates of insurance from the insurance companies insuring the Loan Parties, describing such insurance coverage.

(s) Purchasers of Production. Within ten (10) Business Days after receipt of each reasonable written request from Administrative Agent, a report setting forth, with respect to each requested Tranche, the identities and addresses of all Persons remitting to any Person who has executed a Mortgage proceeds from the sale of Hydrocarbon production from or attributable to Collateral.

(t) General Information. Promptly, (i) such other information concerning any Loan Party, or any covenant, provision or condition of any Transaction Document, in each case as Administrative Agent (or any Lender through the Administrative Agent) may from time to time reasonably request; or (ii) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the Patriot Act or other applicable anti-money laundering laws.

6.2 Payment of Obligations. Each Loan Party shall pay, discharge or otherwise satisfy at or before the Maturity Date or before they become delinquent, as the case may be, all of the Obligations.

6.3 Maintenance of Existence; Conduct of Business and Maintenance of Existence and Subject Assets. Each Loan Party shall preserve, renew and maintain (a) its existence, and (b) in all material respects, all of its leases, privileges, licenses, permits, franchises, qualifications, and rights that are necessary or desirable in the ordinary conduct of its business. Each Loan Party shall conduct its business in all material respects in an orderly and efficient manner in accordance with good business practices.

6.4 Maintenance and Operation of Properties.

(a) Each Loan Party shall, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, at all times maintain, develop and operate the Oil and Gas Properties in a manner consistent with that of a reasonably prudent operator and keep and maintain all leases, estates and interests constituting Oil and Gas Properties and all contracts and agreements relating thereto in accordance with the terms thereof and not permit the same to lapse or otherwise become impaired for failure to comply with the obligations thereof, whether express or implied; provided that this provision shall not prevent any Loan Party from abandoning and releasing any such leases upon their termination as the result of cessation of production in commercial quantities or the expiration of such leases in the ordinary course of the Loan Parties’ business.

(b) Each Loan Party shall, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, in a manner consistent with that of a reasonably prudent operator, (i) promptly pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged all rentals, royalties, expenses and indebtedness accruing under the leases or other agreements affecting or pertaining to the Oil and Gas Properties and will do all other things necessary to keep unimpaired their rights with respect thereto and prevent any forfeiture thereof or default thereunder, (ii) promptly perform or make reasonable and customary efforts to cause to be performed, in accordance with industry standards, the obligations required by each and all of the assignments, deeds, leases, sub- leases, contracts and agreements affecting its interests in the Oil and Gas Properties, and (iii) at all times maintain, preserve and keep all operating equipment used or useful with respect to the Oil and Gas Properties in proper repair, working order and condition (ordinary wear and tear excepted), and make all necessary or appropriate repairs, renewals, replacements, additions and improvements thereto as would a reasonably prudent operator.

(c) Each Loan Party shall, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, comply with all laws applicable to or relating to the Oil and Gas Properties or the production and sale of Hydrocarbons therefrom and all applicable proration and conservation laws of the jurisdictions in which such Properties are located.

(d) With respect to the Oil and Gas Properties that are operated by the Operator, each Loan Party shall use commercially reasonable efforts to cause the Operator to perform the undertakings required under Section 6.4(a)-(c), and so long as the Loan Parties are using such commercially reasonable efforts, no actions or inactions by the Operator of Oil and Gas Properties other than the Loan Parties shall constitute a breach of Sections 6.4(a)-(c).

(e) Each Loan Party will carry out its sales of production, operate the Oil and Gas Properties, and otherwise deal with the Oil and Gas Properties and the production therefrom, or, if applicable, use commercially reasonable efforts cause the Operator to do so, as is necessary to cause the representations and warranties in Section 5.11 to remain true and correct at, and as of, all times that this Agreement is in effect (and not just at, and as of, the times such representations and warranties are made).

6.5 Taxes and Claims. Each Loan Party shall pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by Applicable Law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect; provided, (a) no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor, and (b) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim.

6.6 Insurance. Each Loan Party shall maintain insurance with financially sound and reputable insurance companies in such amounts and covering such risks as is customarily carried in conformity with prudent industry practice by companies in the oil and gas industry owning similar Properties in the same general areas in which such Loan Party operates; provided that in any event each Loan Party will maintain workmen’s compensation insurance, property insurance and comprehensive general liability insurance in conformity with prudent industry practice; provided, further that the Loan Parties shall maintain the types of Insurance Policies with at least the coverage amounts as in effect on the Closing Date. Each Insurance Policy covering Collateral shall name Collateral Agent, for the benefit of the Secured Parties, as loss payee, where applicable, and each Insurance Policy covering liabilities shall name Collateral Agent, for the benefit of the Secured Parties, as an additional insured as their interests may appear, and Borrower shall use commercially reasonable efforts to ensure that each such Insurance Policy shall be primary and non-contributory, waive the insurers’ rights to subrogate against the Secured Parties, and provide that such policy will not be cancelled or reduced without thirty (30) days prior written notice to each Agent. Notwithstanding the foregoing, Borrower shall notify each Agent as promptly as possible of any reduction or cancellation of any such policy (and when commercially reasonable, at least thirty (30) days before any such policy is cancelled or reduced).

6.7 Inspection Rights. At any reasonable time (but not more than once per fiscal year at Borrower’s sole cost and expense unless an Event of Default has occurred and is continuing) during regular business hours and with reasonable notice, each Loan Party shall permit representatives of each Agent (a) to examine, inspect, review, evaluate and make physical verifications and appraisals of the Mortgaged Properties and other Collateral in any manner and through any medium that such Agent considers advisable, (b) to examine, copy, and make extracts from its books and records, (c) to visit and inspect its Properties, and (d) to discuss its business, operations, and financial condition with its officers, employees, and independent certified public accountants.

6.8 Keeping Books and Records. Each Loan Party shall maintain proper books of record and account in which full, true, and correct entries in all material respects in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities.

6.9 Compliance with Laws. Each Loan Party shall comply in all respects with all Applicable Laws and decrees of any Governmental Authority or arbitrator. Each Loan Party shall maintain at all times all consents or approvals required from the United States or any state of the United States (or other applicable Governmental Authorities) necessary to grant to Collateral Agent, for the benefit of the Secured Parties, a Lien on the Oil and Gas Properties, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

6.10 Further Assurances. Each Loan Party shall execute and deliver such further agreements and instruments and take such further action as may be reasonably requested by the Lenders or either Agent to carry out the provisions and purposes of this Agreement and the other Transaction Documents and to create, preserve, and perfect the Liens of the Lenders or Collateral Agent, for the benefit of the Secured Parties, as applicable. In furtherance and not in limitation of the foregoing, each Loan Party shall take such actions as the Lenders or either Agent may reasonably request from time to time to ensure that the Secured Obligations are guaranteed by the Guarantors and are secured by substantially all of the assets of the Loan Parties.

6.11 ERISA. Each Loan Party shall comply with all minimum funding requirements, and all other material requirements, of ERISA, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

6.12 Title Assurances; Additional Mortgaged Properties.

(a) (i) On any date on which any Additional Assets are acquired and (ii) within thirty (30) days (or such longer period agreed to by the Administrative Agent in its sole discretion) of the delivery to Administrative Agent of each Reserve Report, the Loan Parties will cause the Mortgage Requirement and Title Requirement to be satisfied.

(b) Except to the extent the Title Requirement would otherwise be satisfied, if, at any time, Administrative Agent reasonably determines that any title defect or exception exists (other than a Permitted Lien) with respect to any Loan Party’s Oil and Gas Properties that are the subject of a Title Requirement, Borrower shall, within thirty (30) days of notice thereof from Administrative Agent (as such period may be extended by Administrative Agent in its sole discretion), either (i) cure such title defect or exception (including any such defect or exception as to priority) raised by such information to the extent reasonably necessary to provide Defensible Title or (ii) deliver title information in form and substance reasonably acceptable to Administrative Agent so that the Title Requirement is satisfied.

6.13 Hedge Agreements.

(a) Minimum Hedging. On (i) each Credit Date, (ii) the date of any Disposition (including Casualty Events) of Hydrocarbons (other than the Disposition of Hydrocarbons in the ordinary course of business) by any Loan Party and (iii) each Quarterly Determination Date (in the cause of this clause (iii), commencing with the first full fiscal quarter after the Closing Date) (each such date, the “Hedging Transaction Date”), the Loan Parties shall, with respect to each Tranche’s Tranche Assets, enter into and thereafter maintain their position in one or more Acceptable Commodity Hedging Transactions consisting of fixed for floating price swaps or Qualifying Collar Transactions and covering (I) for clauses (A), (B) and (C) below, aggregate notional volumes of and (II) for clause (D) below, basis risk of, (A) for the sixty (60) full calendar month period immediately following the applicable Hedging Transaction Date, not less than eighty-five percent (85%) of the reasonably anticipated projected production from proved, developed, producing Oil and Gas Properties for crude oil attributable to such Tranche Assets, as projected in the most recently delivered Reserve Report, (B) for the eighty-four (84) full calendar month period immediately following the applicable Hedging Transaction Date, not less than eighty-five percent (85%) of the reasonably anticipated projected production from proved, developed, producing Oil and Gas Properties for natural gas attributable to such Tranche Assets, as projected in the most recently delivered Reserve Report; provided that, notwithstanding the foregoing, with respect to the applicable Tranche Assets, (i) on each applicable Credit Date, the Loan Parties shall enter into and thereafter maintain their position in one or more Acceptable Commodity Hedging Transactions consisting of fixed for floating price swaps or Qualifying Collar Transactions and covering aggregate notional volumes of, for the thirty seventh (37th) full calendar month following the applicable Credit Date through the eighty fourth (84th) full calendar month following such Credit Date, not less than seventy-five percent (75%) of the reasonably anticipated projected production from proved, developed, producing Oil and Gas Properties for natural gas attributable to such Tranche Assets, as projected in the most recently delivered Reserve Report, and (ii) on or prior to the date that is three (3) Business Days following the applicable Credit Date (or such later date acceptable to the Administrative Agent), the Loan Parties shall have entered into and will thereafter maintain their position in one or more Acceptable Commodity Hedging Transactions consisting of fixed for floating price swaps or Qualifying Collar Transactions and covering aggregate notional volumes (when aggregated with the volumes set forth in clause (i) of this proviso above) of, for the thirty seventh (37th) full calendar month following the applicable Credit Date through the eighty fourth (84th) full calendar month following such Credit Date, not less than eighty-five percent (85%) of the reasonably anticipated projected production from proved, developed, producing Oil and Gas Properties for natural gas attributable to such Tranche Assets, as projected in the most recently delivered Reserve Report; provided, further, that Acceptable Commodity Hedging Transactions entered into to satisfy this clause (B) during the period from the applicable Credit Date until the date that is three (3) Business Days following the applicable Credit Date shall not consist of Qualifying Collar Transactions, (C) for the thirty-six (36) full calendar month period immediately following the applicable Hedging Transaction Date, not less than eighty-five percent (85%) of the reasonably anticipated projected production from proved, developed, producing Oil and Gas Properties for natural gas liquids attributable to such Tranche Assets, as projected in the most recently delivered Reserve Report and (D) for the thirty-six (36) full calendar month period immediately following the applicable Hedging Transaction Date, not less than eighty-five percent (85%) of the reasonably anticipated projected production from proved, developed, producing Oil and Gas Properties for oil and natural gas attributable to such Tranche Assets, as projected in the most recently delivered Reserve Report. Notwithstanding anything to the contrary herein, (x) the clauses (A), (B), (C) and (D) above may be modified with the prior written consent of the Administrative Agent, the Requisite Lenders and the Borrower and (y) the Borrower may satisfy clauses (A), (B), (C) and (D) above solely with respect to the Closing Date only (and not any other Hedging Transaction Date or for any other purpose) by entering into Qualifying Collar Transactions on or prior to the Closing Date.

(b) Unwinding Hedges. If at time any Loan Party is party to Commodity Hedge Agreements related to a quantity of Hydrocarbons owned by such Loan Party, that when all Commodity Hedge Agreements of such Loan Party is a party, exceeds (x) as of the last day of any fiscal quarter, (y), on any date on which a Commodity Hedge Agreement is entered into by a Loan Party, or (z) on the date of any Disposition (including Casualty Events) of Hydrocarbons (other than the sale, transfer or Disposition of Hydrocarbons in the ordinary course of business or any Disposition made pursuant to Section 7.9(d) or (e)), one hundred percent (100%) of the reasonably anticipated projected production from proved, developed, producing Oil and Gas Properties for each of crude oil, natural gas and natural gas liquids, calculated separately, as projected in the most recently delivered Reserve Report, for any month that is subject to such Commodity Hedge Agreement, then (i) the Borrower will promptly notify Administrative Agent, and (ii) if required by the Administrative Agent or the Requisite Lenders in their sole discretion, the Borrower will, or will cause the relevant Loan Party to, within fifteen (15) days (as such period may be extended by Administrative Agent or the Requisite Lenders, as applicable, in their sole discretion) liquidate sufficient Commodity Hedge Agreements (or portions thereof) such that the limit set forth in Section 7.18 is not exceeded.

(c) Interest Rate Hedges. (i) on or prior to the date that is thirty (30) days following the Closing Date (or such later date acceptable to the Administrative Agent in its sole discretion; provided that such later date shall in no event be later than ninety (90) days following the Closing Date), (ii) on or prior to the date that is three (3) Business Days following each other Credit Date (or such later date acceptable to the Administrative Agent in its sole discretion) and (iii) on each other Hedging Transaction Date (provided, however, that, with respect to the Closing Date Tranche only, this clause (iii) shall not apply until the applicable time period (including after giving effect to any permitted extension thereto) in clause (i) above has lapsed), the Loan Parties shall enter into and thereafter maintain their position in one or more Interest Rate Protection Agreements permitted by Section 7.18 and covering aggregate notional amounts of, for the sixty (60) full calendar month period immediately following the Hedging Transaction Date, not less than seventy-five percent (75%) of the Total Outstandings.

6.14 Environmental.

(a) Environmental Disclosure. Borrower will deliver to Administrative Agent (for delivery to the Lenders):

(i) as soon as reasonably practicable following receipt thereof, notice of any Environmental Claims affecting any Loan Party or the Oil and Gas Properties that would be reasonably expected to result in a Material Adverse Effect;

(ii) reasonably promptly upon the occurrence thereof, written notice describing in reasonable detail (1) any Release required to be reported to any Governmental Authority under any applicable Environmental Laws, (2) any Remedial Action taken by any Loan Party in response to (A) any Hazardous Materials Activities, or (B) any Environmental Claims, (3) any Loan Party’s discovery of any occurrence or condition on any of its Property that is reasonably likely to cause such Property or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws, (4) any notice that a Loan Party is a potentially responsible party with regard to any off-site waste disposal location, and (5) any request for information from any Governmental Authority that suggests such Governmental Authority is investigating whether such Loan Party may be potentially responsible for any Hazardous Materials Activity; in each case, to the extent that such Release, Remedial Action, occurrence, condition, notice or request for information would, whether individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; and

(iii) with reasonable promptness, such other documents and information as from time to time may be reasonably requested by the Administrative Agent in relation to any matters disclosed pursuant to this Section 6.14(a).

(b) Response. Each Loan Party shall (i) promptly take any and all actions necessary to cure any material violation of applicable Environmental Laws by such Loan Party, and (ii) make an appropriate response to any material Environmental Claim against such Loan Party and discharge any obligations it may have to any Person thereunder.

6.15 Non-Consolidation. Each Loan Party will (a) maintain entity books and records of account separate from those of any other entity which is an Affiliate of such entity, (b) not commingle its funds, financial assets, Oil and Gas Properties or material assets with those of any other entity which is an Affiliate of such entity, (c) provide that its Board or other analogous governing body will hold all appropriate meetings or adopt all necessary written consents required to authorize and approve such entity’s actions, (d) accurately maintain, in all material respects, its financial statements, accounting records and other corporate documents, as applicable, separate from any other entity which is an Affiliate of such entity, (e) maintain its own bank accounts and separate books of account, (f) pay its own liabilities from its own separate assets, (g) identify itself, in all dealings with the public, under its own name and as a separate and distinct entity and (h) maintain compliance with the then-current S&P criteria for bankruptcy remoteness and separateness.

6.16 Use of Proceeds. The Borrower shall use the proceeds of (a) the Closing Date Loans to finance all or a portion of the Transactions (including any fees required to be paid on or after the Closing Date and the payment of the other Transaction Costs) and (b) any Delayed Draw Loans shall only be used to pay the purchase price for Additional Assets and earnouts and purchase price adjustments related thereto.

6.17 Debt Service Reserve.

(a) The Borrower shall be required to maintain on reserve in the Debt Service Reserve Account (a) as of the Closing Date an amount equal to $2,180,560.00 and (b) as of each Payment Date thereafter, in an amount equal to the sum of (i) interest on the Facility and (ii) all amounts payable pursuant to clauses (a) and (b) of Section 2.8 for all Tranches, in each case, for the succeeding six (6) months (such amount pursuant to clauses (a) and (b), the “Debt Service Reserve Required Amount”). Such Debt Service Reserve Account shall be funded in connection with each borrowing of Loans up to the Debt Service Reserve Required Amount and refilled in accordance with the Priority of Payments as of each Payment Date solely to the extent the amount on deposit as of such date is less than the Debt Service Reserve Required Amount.

(b) On any Payment Date on which the Priority of Payments applies, the Administrative Agent shall withdraw from the Debt Service Reserve Account, with respect to any Tranche, the lesser of (i) the excess of the aggregate amount required to be paid in accordance with clauses (a) through (c) of the Priority of Payments over the Available Funds, in each case, for such Tranche with respect to such Payment Date available for distribution in accordance with the Priority of Payments (on a pro forma basis and without giving effect to any withdrawals from the Debt Service Reserve Account) and (ii) the amount then on deposit in the Debt Service Reserve Account (such amount, the “Debt Service Reserve Draw Amount”), and the Borrower shall transfer the Debt Service Reserve Draw Amount to the Facility Collection Account for application to the applicable Tranche.

(c) On any Payment Date on which the Priority of Payments applies, to the extent that amounts on deposit in the Debt Service Reserve Account exceed the Debt Service Reserve Required Amount after making all payments in clauses (a) through (c) of the Priority of Payments from Available Funds for all Tranches with respect to such Payment Date available for distribution in accordance with the Priority of Payments (on a pro forma basis and after giving effect to any withdrawals from the Debt Service Reserve Account) on such date (such excess, the “Debt Service Reserve Excess Amount”), the Borrower shall withdraw the Debt Service Reserve Excess Amount from the Debt Service Reserve Account and transfer such amount to the Facility Collection Account.

6.18 Operating Agreement.

(a) The Borrower shall, or shall cause the applicable Affiliates which are party to the Operating Agreement to, (i) perform and observe all of the material terms, covenants and conditions of the Operating Agreement on the part of such Affiliate to be performed and observed, (ii) promptly notify the Operator, and the Administrative Agent of any notice to the Borrower of any material default under the Operating Agreement of which it has knowledge, and (iii) other than in connection with a termination for Cause (as such term is defined in the Operating Agreement) prior to any automatic termination of the Operator in accordance with the terms of the Operating Agreement, use commercially reasonable efforts to renew the Operating Agreement prior to each expiration date thereunder in accordance with its terms. If any Affiliate shall default in the performance or observance of any material term, covenant or condition of the Operating Agreement on the part of such Affiliate to be performed or observed, then, without limiting the Lenders’ other rights or remedies under this Agreement or the other Transaction Documents, and without waiving or releasing such Affiliate with respect to the Loan Parties, their Subsidiaries or their respective assets from any of its obligations under the Operating Agreement, the Borrower hereby grants the Administrative Agent on its behalf the right, upon prior written notice to such Loan Party and a failure to cure the same within seven (7) Business Days, to pay any sums and to perform any act as may be reasonably appropriate to cause such material conditions of the Operating Agreement on the part of such Affiliate with respect to the Loan Parties, their Subsidiaries or their respective assets to be performed or observed; provided that the Administrative Agent shall not have any obligation to pay any such sums or perform any such acts as may be reasonably appropriate to cause such material conditions of the Operating Agreement on the part of such Affiliate to be performed or observed.

(b) The Borrower shall not, and shall not permit any Affiliate to, surrender, terminate, cancel, or modify (other than non-material changes), the Operating Agreement, or enter into any other Operating Agreement with any new Operator, or consent to the assignment by the Operator of its interest under the Operating Agreement, in each case without written consent of the Administrative Agent and the Requisite Lenders. If at any time the Administrative Agent and the Requisite Lenders consent to the appointment of a new Operator, then the Borrower shall, as a condition of the Lenders’ consent, execute a subordination of management agreement in substantially the form delivered on the Closing Date.

6.19 Independent Director. Each Loan Party shall maintain a Board which shall contain one (1) independent manager acceptable to the Administrative Agent and the Requisite Lenders in their sole discretion who is not an Affiliate of any “Member” under such Loan Party’s Organizational Documents (the “Independent Director”), which shall be provided for in such Loan Party’s Organizational Documents.

6.20 Post-Closing Matters. The Borrower shall, and shall cause the other Loan Parties, as applicable, to:

(a) on the Closing Date, deposit or cause to be deposited not less than $494,713.76 (the “Holdback Funds”) into the Facility Collection Account, and shall retain such amount in the Facility Collection Account at all times until the earlier of (x) the consummation of the acquisition of the assets identified in the Harbor Island, LLC purchase agreement (such assets, the “Holdback Assets”) following compliance with clause (b), below, or (y) distribution on in accordance with clause (c), below on the earlier of (i) July 31, 2026 or (ii) the date in which the Borrower determines that it will not acquire the Holdback Assets (the “Holdback Distribution Date”);

(b) in connection with the acquisition of the Holdback Assets, to the extent consummated, (i) provide the Lenders prior written notice that the acquisition of the Holdback Assets will be closing, including information as to (A) the time of the proposed closing, (B) substantially final and compiled acquisition agreement, conveyance documents and other closing documents prepared for such closing and (C) such other information as the Lenders may reasonably request and (ii) deliver evidence reasonably satisfactory to the Lenders that the Holdback Assets shall have been assigned or contributed to the Borrower by Ultimate Parent and (ii) take any actions necessary under Section 6.10 to create, preserve, and perfect the Liens of the Lenders or Collateral Agent, for the benefit of the Secured Parties, on the Closing Date Subject Assets, including the Holdback Assets; and

(c) pay and apply the Holdback Funds to either (i) substantially concurrently with upon the occurrence of clause (a)(x) above, to fund the acquisition of the Holdback Assets or (ii) on the Holdback Distribution Date, pay the Loans constituting the Closing Date Tranche the full amount of the Holdback Funds for the ratable benefit of the Lenders for immediate application to the principal of such Loans (it being understood that any interest accrued and unpaid on such Holdback Funds shall be due and payable on the next Payment Date).

VII NEGATIVE COVENANTS

From the Closing Date until the Termination Date, each Loan Party hereby covenants and agrees that (and, solely with respect to Section 7.8, Holdings agrees that):

7.1 Indebtedness. No Loan Party shall, directly or indirectly, incur, create, assume, or permit to exist any Indebtedness, except:

(a) the Secured Obligations;

(b) purchase money Indebtedness and Capitalized Lease Obligations not to exceed the greater of (x) $1,000,000 and (y) 1.00% of the Measured Assets in the aggregate at any time outstanding;

(c) Hedge Obligations existing or arising under Hedge Agreements permitted by Section 7.18;

(d) Indebtedness associated with bonds or other surety obligations required by Governmental Authorities or incurred in the ordinary course of business, in each case in connection with the operation of the business of Borrower and not in connection with money borrowed, including those incurred to secure health, safety and environmental obligations in the ordinary course of business or consistent with past practice or industry practice;

(e) intercompany Indebtedness between the Loan Parties (other than Holdings) to the extent such Indebtedness is unsecured and subordinated to the Obligations on terms and pursuant to documentation acceptable to Administrative Agent;

(f) Guarantees by a Loan Party of Indebtedness of another Loan Party (other than Holdings) (i) incurred in the ordinary course of business or consistent with past practice or industry practice in respect of obligations of (or to) suppliers, customers, franchisees, lessors, licensees or sublicences or (ii) otherwise permitted to be incurred under this Section 7.1;

(g) Indebtedness arising in connection with endorsements of instruments for deposit in the ordinary course of business;

(h) Indebtedness incurred in the ordinary course of business (i) in respect of obligations of the Loan Parties to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services and (ii) representing deferred compensation to employees, consultants or independent contracts of the Borrower, to the extent attributable to the ownership or operation of the Loan Parties; provided, that, for purposes of clarity the payment of any such obligations shall be subject to the Management Fee Cap, to the extent applicable, and the terms and conditions of Section 2.8 with respect to any payment thereon;

(i) Indebtedness in respect of the financing of Insurance Premiums payable within one (1) year incurred in the ordinary course of business;

(j) Indebtedness incurred by a Loan Party in connection with any Investment or any Disposition, in each case, expressly permitted hereunder and constituting indemnification obligations or obligations in respect of purchase price (including earnouts) or other similar adjustments; and

(k) other Indebtedness that does not constitute debt or debt for borrowed money not to exceed the greater of (x) $1,000,000 and (y) 1.00% of the Measured Assets in the aggregate at any time outstanding.

7.2 Use of Proceeds. Borrower shall not apply the proceeds of any Loan for any purpose other than the purposes set forth in Section 6.16.

7.3 Limitation on Liens. No Loan Party shall, directly or indirectly, incur, create, assume, or permit to exist any Lien upon any of such Person’s Property, assets, or revenues, whether now owned or hereafter acquired, except:

(a) Liens in favor of Collateral Agent for the benefit of the Secured Parties;

(b) easements, restrictions, servitudes, permits, conditions, covenants, exceptions, title defects or irregularities or reservations in any Property of the Borrower or any Subsidiary for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, that do not secure any monetary obligations and which in the aggregate do not materially impair the use of such Property for the purposes of which such Property is held by the Borrower or any Subsidiary or materially impair the value of such Property subject thereto, together with encumbrances and other restrictions on the use of real property that are customary in the oil and gas industry and none of which, in the aggregate, materially impair the use of such property by the Borrower or any Subsidiary in the operation of its business or materially detracts from the value of such properties, and none of which, in the aggregate, is or shall be violated in any material respect by existing proposed operations;

(c) Liens for Taxes, assessments or other governmental charges or levies which are not delinquent or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and for which adequate reserves in accordance with GAAP have been established;

(d) Liens of landlords, operators, vendors, repairmens, mechanics, materialmen, warehousemen, carriers, suppliers, workers, construction or other similar statutory Liens (other than any such Lien imposed pursuant to Section 430(k) of the Code or ERISA or a violation of Section 436 of the Code) securing obligations that are not yet delinquent or which are being contested in good faith by appropriate action and are incurred in the ordinary course of business;

(e) Liens resulting from good faith deposits in connection with workmen’s compensation, unemployment insurance or other social security programs (other than Liens imposed by ERISA) or to secure the performance of tenders, statutory or regulatory obligations, surety, stay, customs and appeal bonds, bids, contracts (other than for payment of Indebtedness) and other obligations of a like nature (including (i) those to secure human health, workplace safety and environmental protection obligations and (ii) letters of credit and bank guarantees required or requested by any Governmental Authority in connection with any contract or law) made in the ordinary course of business;

(f) Liens resulting from leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not interfere in any material respect with the business of the Loan Parties, taken as a whole;

(g) Purchase money Liens on specific property to secure Indebtedness used to acquire such Property and Liens securing Capitalized Lease Obligations with respect to specific leased property, in each case to the extent permitted in Section 7.1(b);

(h) defects and irregularities in title that (i) do not operate to reduce any Loan Party’s net revenue interest in production for the affected Oil and Gas Properties (if any) below such interests reflected in the Reserve Report most recently delivered to the Lenders, or increase the working interest for the affected Oil and Gas Properties (if any) as reflected in the Reserve Report most recently delivered to the Lenders, but in each case other than pursuant to reversion, without a corresponding increase in the corresponding net revenue interest, and (ii) are of a type that would be customarily accepted in the oil and gas financing industry;

(i) contractual Liens for the benefit of the Operator to the extent the Operator has subordinated such Liens to the Liens securing the Obligations in a manner satisfactory to Administrative Agent and pursuant to documentation in form and substance satisfactory to Administrative Agent;

(j) royalties, overriding royalties, reversionary interests, net profits agreements, production payments and similar lease burdens which (i) are customarily granted in the ordinary course of business in the oil and gas industry, (ii) burden the Oil and Gas Properties as of the Closing Date or, to the extent affecting Oil and Gas Properties acquired after the Closing Date, the date such Oil and Gas Properties are acquired by a Loan Party, (iii) do not secure Indebtedness for borrowed money owed by any Loan Party and (iv) with respect to each Oil and Gas Property, do not operate to reduce any Loan Party’s net revenue interest in production for such Oil and Gas Property (if any) below such interests reflected in the Reserve Report most recently delivered to the Lenders, or increase the working interest for such Oil and Gas Property (if any) as reflected in the Reserve Report most recently delivered to the Lenders, but in each case other than pursuant to reversion, without a corresponding increase in the corresponding net revenue interest;

(k) sale contracts, joint operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, marketing agreements, processing agreements, development agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, or other agreements or arrangements for the exploration, development, production, transportation, gathering, processing or sale of Hydrocarbons or which are usual and customary in the oil and gas business which (i) are ordinary and customary to the oil, gas and other mineral exploration, development, processing or extraction business, (ii) do not otherwise cause any other express representation or warranty of any Loan Party in any of the Transaction Documents to be untrue in any material respect (unless such representation or warranty is already qualified by materiality or Material Adverse Effect), and (iii) do not operate to reduce any Loan Party’s net revenue interest in production for the affected Oil and Gas Properties (if any) below such interests reflected in the Reserve Report most recently delivered to the Lenders, or increase the working interest for the affected Oil and Gas Properties (if any) as reflected or warranted in the Reserve Report most recently delivered to the Lenders, without a corresponding increase in the corresponding net revenue interest;

(l) Gas Balancing Agreements; provided that the amount of all Material Gas Imbalances and the amount of all production which has been paid for but not delivered shall have been disclosed or otherwise taken into account in the Reserve Reports delivered to Administrative Agent hereunder;

(m) Liens to secure plugging and abandonment obligations;

(n) licenses of Intellectual Property, none of which, in the aggregate, materially impair the operation of the business of the Borrower or any Subsidiary;

(o) Liens in favor of a provider of Insurance Premium financing on Insurance Policies and proceeds thereof, to secure Insurance Premium financings, which financings are incurred in the ordinary course of business and permitted under Section 7.1(i);

(p) Liens solely on any cash earnest money deposits made by Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement in connection with an acquisition that is permitted hereunder;

(q) Liens arising in customary bank deposit account documentation in the ordinary course of business or by virtue of statutory or common law provisions, in each case, relating to banker’s liens, rights of set-off or similar rights and remedies arising in the ordinary course of business and burdening only deposit accounts or other funds maintained with a depository institution;

(r) judgment Liens that do not result in an Event of Default under Section 8(p);

(s) purported Liens arising from precautionary UCC financing statement filings entered into by Borrower and the Subsidiaries covering Property under true leases entered into in the ordinary course of business;

(t) Liens deemed to exist in connection with Investments permitted under clause (c) of “Cash Equivalents”;

(u) other Liens securing Indebtedness (other than debt for borrowed money) not to exceed the greater of (x) $1,000,000 and (y) 1.00% of the Measured Assets in the aggregate at any time outstanding;

provided, however, that (i) no intention to subordinate the First Priority Liens granted in favor of Collateral Agent for the benefit of the Secured Parties to secure the Secured Obligations is hereby implied or expressed or is to be inferred by the permitted existence of such Liens, and (ii) no foreclosure or similar enforcement proceedings have been commenced in respect of such Liens.

7.4 Fundamental Changes; Acquisitions. No Loan Party shall (a) enter into any transaction of merger or consolidation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), (b) acquire by purchase or otherwise any Equity Interests of any other Person except as permitted by Section 7.16, or (c) acquire by purchase or otherwise (other than purchases or other acquisitions of inventory, materials and equipment and capital in the ordinary course of business and permitted hereby) the business, property, or fixed assets of, or any division or line of business or other business unit of, any Person, except in compliance with Section 7.24 and otherwise that the Loan Parties (other than Holdings) may acquire Additional Assets with the proceeds of Delayed Draw Loans. Notwithstanding anything to the contrary contained in any of the Transaction Documents, no Loan Party that is a Delaware LLC shall consummate a Delaware LLC Division.

7.5 Restricted Payments. No Loan Party shall, directly or indirectly, declare or pay any dividends or make any other payment or distribution (in cash, Property, or obligations) on account of its Equity Interests, or redeem, purchase, retire, call, or otherwise acquire any of its Equity Interests, or set apart any money for a sinking or other analogous fund for any dividend or other distribution on its Equity Interests or for any redemption, purchase, retirement, or other acquisition of any of its Equity Interests, or pay any management, consulting, administrative services or similar fees to any Affiliate that is not a Loan Party (or reimburse any expenses incurred by any such Affiliate), or incur any obligation (contingent or otherwise) to do any of the foregoing (each, a “Restricted Payment”). Notwithstanding the foregoing, any Loan Party may make (a) payments and distributions to another Loan Party (other than Holdings), (b) quarterly payments and distributions to the Manager pursuant to the terms of the Management Services Agreement and, subject in any event, to the Management Fee Cap and the Priority of Payments as set forth in Section 2.8, (c) dividends paid-in-kind that are not otherwise prohibited by this Agreement; and (d) any other Restricted Payments on any Payment Date, up to the Available Funds remaining after the application of the Priority of Payments under Section 2.8(a) through (i) for such Payment Date, to the extent the Restricted Payment Conditions would be satisfied both before and after giving effect to such Restricted Payment.

7.6 Loans and Investments. No Loan Party shall, directly or indirectly, make, hold or maintain, any advance, loan, extension of credit, or capital contribution to or investment in, or purchase any Equity Interests, bonds, notes, debentures, or other securities of, or enter into any Guarantee of Indebtedness or guarantee of other obligations of, any other Person, except:

(a) investments existing on the Closing Date and described on Schedule 7.6;

(b) investments in cash and Cash Equivalents;

(c) investments consisting of Hedge Agreements permitted under Section 7.18;

(d) advances or extensions of credit in the form of accounts receivable incurred in the ordinary course of business and upon terms common in the industry for such accounts receivable which are not more than ninety (90) days past due;

(e) investments in another Loan Party (other than Holdings);

(f)   advances to employees of a Loan Party for the payment of expenses in the ordinary course of business not to exceed $50,000 in the aggregate at any time outstanding;

(g) investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client contacts and loans or advances made to distributors which are reasonably required and consistent with past practices; and

(h) to the extent constituting an investment, acquisitions of Additional Assets pursuant to Section 7.4.

7.7 Limitation on Issuance of Equity. No Loan Party shall, directly or indirectly, issue or Dispose of (a) any of its stock or other Equity Interests, (b) any securities exchangeable for or convertible into or carrying any rights to acquire any of its stock or other Equity Interests, or (c) any option, warrant, or other right to acquire any of its stock or other Equity Interests; provided that (i) a Loan Party may issue Equity Interests to another Loan Party so long as they are subject to the Lien granted by the Security Documents and (ii) Holdings may issue Equity Interests to any Person that directly owns its Equity Interests at the time of such issuance or otherwise so long as, in each such case, no Change of Control would result therefrom; provided, further, that, no Loan Party shall issue, sell or enter into any arrangement or agreement for the issuance or sale of any Disqualified Equity Interests.

7.8 Transactions With Affiliates. No Loan Party shall, directly or indirectly, enter into any transaction (including, without limitation, the purchase, sale, or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees but excluding the making of a Restricted Payment permitted hereby), with any Affiliate of any Loan Party (other than another Loan Party other than Holdings), except (a) in the ordinary course of and pursuant to the reasonable requirements of such Loan Party’s business, pursuant to a transaction which is otherwise permitted under this Agreement, and upon fair and reasonable terms not less favorable (taken as a whole) to such Loan Party than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate of such Loan Party, (b) the transactions in connection with the Operating Agreement, the Management Services Agreement and the Back-Up Management Agreement and (c) an Exit Transaction.

7.9 Disposition of Assets. No Loan Party shall, directly or indirectly, make any Disposition, except:

(a) (i) Dispositions of inventory (including Hydrocarbons) in the ordinary course of business and (ii) to the extent constituting Dispositions, Liens otherwise permitted hereby;

(b) Dispositions (i) of worn-out and obsolete equipment or (ii) for fair value, of other property (other than Oil and Gas Properties) not necessary or useful to the conduct of business;

(c) Dispositions consisting of any compulsory pooling or unitization ordered by a Governmental Authority with jurisdiction over the Oil and Gas Properties;

(d) transfers of assets between or among Loan Parties (other than Holdings) so long as, with respect to transfers of Oil and Gas Properties, (i) no Default or Event of Default shall have occurred (or would occur after giving effect thereto) under any of the Transaction Documents and (ii) if such assets constitute Collateral, after giving effect to any such transfer, such assets remain subject to the Liens granted in the Security Documents with at least the same priority as before such transfer;

(e) Dispositions solely consisting of undeveloped acreage so long as no Default or Event of Default shall have occurred (or would occur after giving effect thereto) under any of the Transaction Documents and the Loan Parties receive consideration of at least fair market value of such disposed acreage;

(f) Dispositions pursuant to an Exit Transaction; and

(g) other Dispositions not permitted hereunder having an aggregate fair market value not exceeding (i) in any fiscal year, the greater of (A) the lesser of (1) $5,000,000 and (2) 5% of PDP-10 and (B) $1,000,000 and (ii) in the aggregate during the term of this Agreement, $10,000,000; provided that any Dispositions pursuant to this clause (g) shall be subject to the following conditions: (I) such Disposition is not made to an Affiliate of a Loan Party, (II) before and after giving effect to such Disposition, the Loan Parties are in pro forma compliance with each of the Financial Covenants, (III) such Disposition would not result in a Trigger Based Cash Flow Sweep Event (and no Trigger Based Cash Flow Sweep Event shall have occurred and be in effect at the time such Disposition is to be made), (IV) such Disposition shall not be reasonably expected to be materially adverse to the interests of the Lenders or the Approved Counterparties that are Secured Parties, (V) at the time of such Disposition and after giving pro forma effect thereto, the amount on deposit in the Debt Service Reserve Account shall be not less than the Debt Service Reserve Required Amount, (VI) the Concentration Limits shall be satisfied with respect to the applicable Tranche immediately before and after giving effect to such Disposition or, in the case of any Concentration Limit in clauses (a) or (c) of such definition only, if such Concentration Limit was not satisfied immediately prior to such Disposition, the level of compliance with such limit is maintained or improved after giving effect to such Disposition, (VII) the Loan Parties receive consideration of at least fair market value in cash and such proceeds are applied pursuant to Section 2.7(b)(ii) and (VIII) the proceeds of such Disposition shall be reasonably determined by the Borrower in good faith to be sufficient to cover any Over Hedge Payments expected to be incurred as a result of such Disposition.

For the avoidance of doubt, all Net Proceeds from Dispositions will be deposited in the Facility Collection Account and applied in accordance with Section 2.7(b).

7.10 Sale and Leaseback. No Loan Party shall, directly or indirectly, enter into any arrangement with any Person pursuant to which it leases from such Person real or personal property that has been or is to be sold or transferred, directly or indirectly, by it to such Person.

7.11 Prepayment of Debt. No Loan Party shall, directly or indirectly, make any optional or voluntary payment, prepayment, repurchase or redemption of any Indebtedness for borrowed money or any Subordinated Swap Obligations, except, subject to the limitations in Section 2.7, the Obligations. For purposes of this Section 7.11 delivery of product under an Advance Payment Contract in advance of the required date for such delivery is considered prepayment of Indebtedness.

7.12 Nature of Business. No Loan Party shall engage in any business other than (i) directly or indirectly owning interests in Oil and Gas Properties or (ii) as an independent oil and gas exploration and production company and, in each case, activities directly related thereto. No Loan Party shall make any material change in its credit collection policies if such change would materially impair the collectability of any material Account, nor will it rescind, cancel or modify any Account except in the ordinary course of business.

7.13 Environmental Protection. No Loan Party shall directly or indirectly (a) use (or permit any tenant to use) any of its Properties or assets for the handling, processing, storage, transportation, or disposal of any Hazardous Material in material violation of Environmental Laws, (b) generate any Hazardous Material in material violation of Environmental Laws, (c) conduct any activity that is likely to cause a Release or threatened Release of any Hazardous Material, or (d) otherwise conduct any activity or use any of its Properties or assets in any manner that is likely to violate any Environmental Law or create any Environmental Liabilities for which any Loan Party would be responsible except, in each case, where such activities or use would not be reasonably expected to result in a Material Adverse Effect.

7.14 Accounting. No Loan Party shall change its fiscal year.

7.15 Burdensome Agreements. No Loan Party shall enter into or permit to exist any arrangement or agreement, other than pursuant to this Agreement or any other Transaction Document which (a) directly or indirectly prohibits such Loan Party from creating or incurring a Lien to secure the Obligations on any of such Loan Party’s Property, revenues, or assets or any of the Equity Interests in such Loan Party, whether now owned or hereafter acquired, (b) directly or indirectly prohibits such Person to make any payments, directly or indirectly, to Borrower or any other Loan Party by way of purchase of Equity Interests, capital contributions, advances, repayments of loans, repayments of expenses, accruals or otherwise or (c) in any way would be contravened by such Loan Party’s performance of its obligations hereunder or under the other Transaction Documents.

7.16 Subsidiaries. No Loan Party shall, directly or indirectly, form or acquire any Subsidiary unless, concurrently with such formation or acquisition (or by such later date as acceptable to the Administrative Agent in its sole discretion), Borrower shall: (i) cause such Subsidiary to become a Subsidiary Guarantor under this Agreement and each of the other Transaction Documents by executing and delivering to Administrative Agent and Collateral Agent a joinder hereto, and (b) if requested by Administrative Agent, take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates reasonably requested by Administrative Agent in connection therewith. With respect to each such Subsidiary Guarantor, Borrower shall promptly send to Administrative Agent written notice setting forth with respect to such Person (x) the date on which such Person became a Subsidiary of Borrower, and (y) all of the data required to be set forth in Schedule 5.3 with respect to all Subsidiaries of Borrower; provided, such written notice shall be deemed to supplement Schedule 5.3 for all purposes hereof. In no event shall any Loan Party have any Subsidiary that is not incorporated, organized, or otherwise formed under the laws of the U.S. or any state thereof.

7.17 Amendments of Organizational Documents. No Loan Party shall agree to or suffer to exist any amendment, restatement, supplement or other modification to, or waiver of, any of its Organizational Documents that is material and adverse to the interests of the Administrative Agent or the Lenders after the Closing Date without, in each case, obtaining the prior written consent of Administrative Agent and the Requisite Lenders to such amendment, restatement, supplement or other modification or waiver, which written consent shall not be unreasonably withheld, conditioned or delayed. It is understood and agreed that for purposes of this Section 7.17, any amendment, restatement, supplement or other modification to, or waiver of, any of its Organizational Documents relating to the Independent Director shall be deemed material and adverse to the interests of the Administrative Agent or the Lenders.

7.18 Hedge Agreements.

(a) Without the prior written approval of Administrative Agent and the Requisite Lenders, no Loan Party shall enter into or permit to exist any Hedge Agreement, other than:

(i) Commodity Hedge Agreements that (A) are with an Approved Counterparty, (B) are standard hedging arrangements entered into in the ordinary course of business for the principal purpose of protecting against fluctuations in commodity prices or commodity basis risk (as applicable) and not for the purpose of speculation, (C) the notional volumes for which when aggregated with all other Hedge Agreements, do not exceed on a monthly basis, as of each Payment Date and based on the latest Reserve Report delivered hereunder, one hundred percent (100%) of the then-current projected production volumes from proved, developed and producing Subject Assets for each of crude oil, natural gas and natural gas liquids, calculated separately, (D) are either entered into (x) with a Lender Hedge Counterparty, (y) on an unsecured basis, or (z) with a Non-Lender Hedge Counterparty that is a party to the Swap Intercreditor Agreement, and (E) are only in the form of fixed for floating price swaps or, subject to Section 6.13, Qualifying Collar Transactions; or

(ii) Interest Rate Protection Agreements that (A) are with an Approved Counterparty, (B) have the effect of hedging interest rates from floating to fixed rates, (C) are entered into in the ordinary course of business and not for the purpose of speculation, (D) the aggregate notional amount of all Interest Rate Protection Agreements as of each Payment Date does not exceed one hundred percent (100%) of the Total Outstandings (subject to any applicable notice requirements under any Interest Rate Protection Agreement to terminate hedging transactions in connection with any prepayment or repayment of the Loans) and (E) entered into (x) with a Lender Hedge Counterparty, (y) on an unsecured basis, or (z) with a Non-Lender Hedge Counterparty that is a party to the Swap Intercreditor Agreement.

(b) No Loan Party shall cause or permit any Hedge Agreement now existing or hereafter entered into by it to be amended, modified, terminated, or negated (including through its entry into one or more new Hedge Agreements with the opposing effect or through liquidation) in any manner that (i) is not the result of an arms’ length negotiation on market terms (determined at the time of entry by the Borrower) or (ii) would cause the Borrower to be out of compliance with any provision of this Agreement after giving effect thereto, (x) without the prior written consent of the Administrative Agent and the Requisite Lenders or (y) subject to the following sentence, unless such Hedge Agreement is amended, modified, terminated or negated in accordance with Section 6.13(b). If at any time a Loan Party is required to unwind a Hedge Agreement in accordance with Section 6.13(b) and cannot do so while remaining in compliance with this clause (b), such Loan Party may only unwind such Hedge Agreement after Borrower gives notice thereof to Administrative Agent.

(c) No Loan Party shall enter into any Hedge Agreement, or cause or permit any Hedge Agreement now existing or hereafter entered into by it to be amended or modified, in each case without the prior written consent of the Administrative Agent and the Requisite Lenders, unless such new, amended or modified Hedge Agreement, as applicable, relates to or is entered in contemplation of or to facilitate a Hedge Agreement that complies with this Section 7.18.

(d) In no event shall any Hedge Agreement contain any requirement, agreement or covenant for any Loan Party to post collateral, credit support (including in the form of letters of credit) or margin to secure their obligations under such Hedge Agreement or to cover market exposures (other than (x) Collateral for the benefit of Approved Counterparties pursuant to clause (a) of the definition thereof or (y) pursuant to the terms of the Swap Intercreditor Agreement).

(e) No Loan Party shall enter into (i) any Hedge Agreement involving an Advance Payment Contract, a prepayment, an off-market price (determined at the time of entry) or any other pricing arrangement resulting in material credit exposure to either party thereto upon execution of such Hedge Agreement. For purposes of the foregoing, a Loan Party’s receipt of an on-market premium pursuant to an option that is otherwise permitted under this Agreement will not be considered a prepayment, but the payment or receipt of any other premium will be considered a prepayment or (ii) any prepaid forward contract.

(f) No Loan Party shall enter into Hedge Agreements where any payments owed by such Loan Party in respect of calculation periods that would occur after early termination of such Hedge Agreement could be netted against any payments owed to any Loan Party for physical Hydrocarbons delivered prior to termination.

(g) Notwithstanding anything to the contrary herein, the Commodity Hedge Agreements that the Loan Parties have entered into on or prior to the Closing Date (and that have been disclosed in writing on Schedule 5.29, and approved by, the Administrative Agent prior to the Closing Date) shall be permitted under this Section 7.18.

(h) Holdings shall not enter into any Hedge Agreement.

7.19 Gas Balancing Agreements and Advance Payment Contracts. No Loan Party shall, directly or indirectly, incur, become or remain liable for (a) at any month-end, a Material Gas Imbalance, or (b) at any time, Advance Payments under Advance Payment Contracts.

7.20 OFAC. No Loan Party shall fail to comply with the Applicable Laws, regulations and executive orders referred to in Section 5.22 and Section 5.23.

7.21 Material Contracts. No Loan Party shall amend, alter or change in any material respect, or terminate or permit the termination of, any Material Contract, in each case, in a manner that is material and adverse to the interests of the Administrative Agent or the Lenders, without prior written consent of the Administrative Agent and the Requisite Lenders.

7.22 Changes to Name; Organizational Form; Etc. Without limiting any prohibitions or restrictions on mergers or other transactions set forth elsewhere in this Agreement or the other Transaction Documents, no Loan Party shall: (a) change such Person’s name, identity, organizational form, principal place of business, chief executive office, type of organization, jurisdiction of organization, Federal Taxpayer Identification Number or organizational identification number (if any), (b) establish any trade names or (c) change the location of the office where such Person keeps its records containing its Accounts (as defined in the UCC), unless in the case of each of clause (a), (b) and (c) of this Section 7.22, such Loan Party shall have (i) notified Administrative Agent and Collateral Agent in writing within at least five (5) days of any such change or establishment (or such other period as agreed to by Administrative Agent in its sole discretion), identifying such new proposed name, identity, organizational form, principal place of business, chief executive office, jurisdiction of organization, Federal Taxpayer Identification Number or organizational identification number, trade name, office location, or Collateral terms and providing such other information in connection therewith as Administrative Agent or Collateral Agent may reasonably request and (ii) taken all actions necessary to maintain the continuous validity, perfection and First Priority Lien (subject to Permitted Liens) of Collateral Agent for the benefit of the Secured Parties in the Collateral granted or intended to be granted under the Security Documents or other Transaction Documents.

7.23 Deposit, Securities and Commodity Accounts; Cash Management Systems.

(a) No Loan Party shall establish or maintain a Deposit Account or a Securities Account other than the Pledged Account and no Loan Party shall deposit proceeds or Gross Receipts in a Deposit Account or Securities Account which is not a Pledged Account. No Loan Party shall establish or maintain any commodities accounts.

(b) Beginning on the Closing Date and continuing until Termination Date, the Loan Parties will cause each Approved Counterparty and all other Persons that make payments to any Loan Party to deposit directly into the Facility Collection Account all payments of any nature due and owing to such Loan Party (collectively, “Gross Receipts”). If any Loan Party nonetheless receives any Gross Receipts by payment other than into the Facility Collection Account, it will promptly (but, in any event, by the end of the following third (3rd) Business Day following such receipt) deposit all such funds in the Facility Collection Account. The Loan Parties acknowledge, confirm, and agree that (i) they have established and will maintain the Pledged Accounts subject to an Account Control Agreement and (ii) they shall not withdraw or transfer any Available Funds or other amounts (including proceeds of Gross Receipts) on deposit in any of the Pledged Accounts except in accordance with the Priority of Payments and subject to the timing and other terms and conditions set forth in Section 2.8, other than, in the case of this clause (ii), solely with respect to the payments and transfers on account of expenses of the Loan Parties (1) incurred in the ordinary course of business from time to time (including, but not limited to, the Subject Asset Operating Expenses, Taxes and other Management and G&A Expenses), provided, that, in the case of any such payment of Management and G&A Expenses under this clause (ii), no Default or Event of Default shall have occurred or be continuing or would reasonably be expected to occur between the time of such payment and the next succeeding Payment Date and such payments shall be subject to and not in excess of the Management Fee Cap, and (2) any prepayment or repayment required or made under Section 2.7, together with any such payments, transfers, or reserves on account of costs, expenses, liabilities, and other amounts on account of any of the deductions set forth in the definition of “Net Proceeds” (it being acknowledged and agreed that, without limitation and for purposes of clarity, any such required payments on account of clause (e) of the definition of “Net Proceeds” shall be paid substantially concurrently with any mandatory prepayment of the Loans made under Section 2.7 with such Net Proceeds for the same Prepayment Event).

7.24 Capital Expenditures. No Loan Party shall make any Capital Expenditures (including, for the avoidance of doubt, expenditures to develop proved undeveloped oil and gas reserves), other than the Subject Asset Operating Expenses, without the prior written consent of the Administrative Agent and the Requisite Lenders.

7.25 Permitted Activities of Holdings. Holdings shall not engage at any time in any active trade or any material operations or business other than through the Borrower and its Subsidiaries; it being understood and agreed that Holdings shall not:

(a) incur any Indebtedness for borrowed money other than (i) the Indebtedness permitted to be incurred by Holdings under the Transaction Documents and (ii) Guarantees of Indebtedness or other obligations of the Borrower and/or any Subsidiary thereof, which Indebtedness or other obligations are otherwise permitted hereunder;

(b) create or suffer to exist any Lien on any property or asset now owned or hereafter acquired by it securing Indebtedness for borrowed money other than (i) the Liens created under this Agreement and the other Security Documents, (ii) any other Lien created in connection with the Transactions and (iii) Permitted Liens;

(c) engage in any material business activity or own any material assets other than (i) holding the Equity Interests in the Borrower and, indirectly, any other Subsidiary of the Borrower; (ii) performing its obligations under this Agreement and the other Transaction Documents and other Indebtedness, Liens (including the granting of Liens) and Guarantees permitted hereunder; (iii) filing tax reports and paying taxes; (iv) preparing reports to Governmental Authorities and to its shareholders; (v) holding director and shareholder meetings, preparing organizational records and other organizational activities required to maintain its separate organizational structure or to comply with Applicable Law; (vi) holding (A) cash, Cash Equivalents and other assets received in connection with permitted distributions or dividends received from, or any Dispositions permitted by this Agreement made by, any of its subsidiaries or permitted contributions to the capital of, or proceeds from the issuance of capital stock of, Holdings pending the application thereof, or otherwise received and held so long as such other assets are not “operated” and (B) the proceeds of Permitted Indebtedness; (vii) providing indemnification for its officers, directors, members of management, employees and advisors or consultants; (viii) participating in tax, accounting and other administrative matters; (ix) performance of its obligations under any document and agreement contemplated by the Transactions or otherwise not prohibited under this Agreement; (x) complying with Applicable Law (including with respect to the maintenance of its existence); (xi) any transaction expressly permitted pursuant to clause (a) and/or (b) of this Section 7.25; and (xii) activities incidental or reasonably related to any of the foregoing; or

(d) enter into any Hedge Agreement.

7.26 Financial Covenants.

(a) With respect to the Closing Date Tranche, the Borrower will not permit the Debt Service Coverage Ratio thereof as of the last day of each fiscal quarter for the Measurement Period ending on such date to be less than 1.10 to 1.00.

(b) With respect to each Delayed Draw Tranche, the Borrower will not permit the Debt Service Coverage Ratio thereof as of the last day of each fiscal quarter for the Measurement Period ending on such date to be less than a ratio to be agreed by the Borrower and the Requisite Lenders in connection with the funding thereof.

(c) With respect to the Closing Date Tranche, the Borrower will not permit the LTV Ratio as of the last day of each fiscal quarter (i) for the period commencing with the first full fiscal quarter ending after the Closing Date through the fifth full fiscal quarter, to be greater than seventy percent (70%) and (ii) thereafter, to be greater than sixty five percent (65%).

(d) With respect to each Delayed Draw Tranche, the Borrower will not permit the LTV Ratio applicable to such Delayed Draw Tranche as of the last day of each fiscal quarter to exceed a percentage to be agreed by the Borrower and the Requisite Lenders in connection with the funding thereof.

VIII EVENTS OF DEFAULT

The occurrence of any one or more of the following shall constitute an “Event of Default”:

(a) the Borrower fails to pay (i) principal when and as required to be paid pursuant to this Agreement; provided that, notwithstanding anything herein to the contrary, the failure to pay Additional Amortization Amounts for which Available Funds are not available on the applicable Payment Date in accordance with the Priority of Payments shall not be an Event of Default, (ii) interest, fees or other amounts when and as required to be paid pursuant to this Agreement and each other Transaction Document and such failure pursuant to this clause (ii) shall not have been remedied or waived within five (5) Business Days or (iii) the Loan Parties fail to pay, on each Maturity Date (to the extent then due and payable) and/or the Final Maturity Date, all Obligations under this Agreement and each other Transaction Document;

(b) (i) any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 6.1, Section 6.2, Section 6.3(a), Section 6.12, Section 6.13, Section 6.16, Section 6.17. Section 6.20 or Article VII of this Agreement, (ii) any Loan Party fails to perform or observe the covenant contained in Section 6.6 of this Agreement and such failure continues unremedied for a period of three (3) Business Days after the earlier of (x) notice thereof from the Administrative Agent to the Borrower or (y) the date on which the Manager, the Back-Up Manager, the Operator or such Loan Party obtains knowledge thereof, (iii) (1) any Loan Party fails to perform or observe any other term, covenant or agreement contained in this Agreement or any other Transaction Document (not specified in the foregoing clause (a) above) or (2) any Loan Party or Affiliate thereof, the Manager, the Back-Up Manager or the Operator fails to perform or observe any term, covenant or agreement contained in the Management Services Agreement, the Back-Up Management Agreement or Operating Agreement, as applicable, and, except for any such shorter time period as expressly set forth in such applicable Transaction Document or the Management Services Agreement, the Back-Up Management Agreement or Operating Agreement (in which case, the terms thereof shall govern with respect to any such grace or cure period for purposes of this clause (b)), such failure continues unremedied for a period of thirty (30) days after the earlier of (x) notice thereof from the Administrative Agent to the Borrower or (y) the date on which the Manager, the Back-Up Manager, the Operator or such Loan Party obtains knowledge thereof;

(c) a court enters a decree or order for relief with respect to any Loan Party in an Involuntary Bankruptcy, which decree or order is not stayed or other similar relief is not granted under any applicable law unless dismissed within sixty (60) days; (ii) the occurrence and continuance of any of the following events for sixty (60) days unless dismissed or discharged within such time: (x) an involuntary case under the Bankruptcy Code or any other applicable bankruptcy, insolvency or other similar law now or hereafter in effect, is commenced, in which any Loan Party is a debtor or any portion of the Subject Assets is property of the estate therein, (y) a decree or order of a court for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other official having similar powers over any Loan Party, over all or a substantial part of its or their property, is entered, or (z) an interim receiver, trustee or other custodian is appointed without the consent of Holdings or any of its direct or indirect Subsidiaries for all or a substantial part of the property of such Person;

(d) an order for relief is entered with respect to any Loan Party or any Loan Party commences a voluntary case under the Bankruptcy Code or any other applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case under any such law or consents to the appointment of or taking possession by a receiver, trustee, custodian or other official having similar powers for Borrower or any of the direct or indirect subsidiaries of the Borrower, for all or any part of the property of the Guarantors or any of its direct or indirect subsidiaries; (ii) any Loan Party makes any assignment for the benefit of creditors; or (iii) the board of directors or other governing body of any Loan Party or any of the direct or indirect subsidiaries of any Loan Party adopts any resolution or otherwise authorizes action to approve any of the actions referred to in this Section 8(d);

(e) other than as described in either of clauses (c) or (d), all or any material portion of the Collateral becomes property of the estate or subject to the automatic stay in any case or proceeding under the Bankruptcy Code or any other applicable bankruptcy, insolvency or other similar law now or hereafter in effect (provided that if the same occurs in the context of an involuntary proceeding, it shall not constitute an Event of Default if it is dismissed or discharged within sixty (60) days following its occurrence);

(f) any monetary default by any Loan Party, the Manager, the Back-Up Manager or the Operator under the Management Services Agreement, the Back-Up Management Agreement, Operating Agreement or any Transaction Document, other than this Agreement, which monetary default continues beyond the applicable cure period set forth in the corresponding Transaction Document, or if no cure period is set forth in the Management Services Agreement, the Back-Up Management Agreement, Operating Agreement or such Transaction Document, such default continues unremedied for a period of fifteen (15) Business Days after the earlier of (i) the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Borrower by the Administrative Agent, and (ii) the date on which the Manager, the Back-Up Manager, the Operator or such Loan Party obtains knowledge thereof;

(g) any representation or warranty made or deemed made by any Loan Party (or any of their respective officers) in any Transaction Document or in any certificate, report, notice or financial statement furnished at any time in connection with this Agreement shall be false, misleading, or erroneous in any material respect (without duplication of any materiality qualifier contained therein) when made or deemed to have been made;

(h) (i) any of the Transaction Documents ceases to be in full force and effect (other than (x) in accordance with its terms, including as a result of a transaction permitted hereunder or thereunder or (y) as a result of acts or omissions by the Administrative Agent or any other Secured Party or the satisfaction of the Obligations on the Termination Date), or (ii) except as otherwise permitted under this Agreement or any other Transaction Document, either (X) any Lien created hereunder or under the other Transaction Documents ceases to constitute a valid perfected Lien on a material portion of the Collateral (subject to Permitted Liens) or (Y) any material portion of the Guaranty ceases to be in full force and effect (other than in accordance with its terms) in each case other than (A) as a result of the Administrative Agent’s (or any other Secured Party’s) failure to maintain possession of any stock certificate, promissory note or other instrument actually delivered to it pursuant to the Transaction Documents or to take any other action it is obligated to take with respect to the Collateral (it being agreed, for the avoidance of doubt, that the Administrative Agent shall not have any duty or obligation to (x) file UCC financing statements, continuation statements or amendments or (y) take other actions with respect to the Collateral, except as expressly provided in the Transaction Documents to which it is a party), (B) as a result of the Administrative Agent’s filing of a UCC amendment, termination or release statement or its recording or filing of any termination, release or transfer of any Collateral subject to a filing by the Administrative Agent with the United States Patent and Trademark Office or of any filing or recording therewith, in any case, not made in accordance with this Agreement, (C) as a result of a transaction permitted hereunder or thereunder, including as a result of the sale or other disposition of the applicable Collateral in a transaction not prohibited by this Agreement, or (D) solely as a result of acts or omissions of the Administrative Agent or any other Secured Party in contravention of such Person’s duties under the applicable Transaction Document;

(i) (i) an ERISA Event occurs that, when taken either alone or together with all such other ERISA Events, has resulted or would reasonably be expected to result in liability of a Loan Party in an aggregate amount in excess of $500,000 individually or in the aggregate during the term hereof, (ii) there exists any fact or circumstance that reasonably could be expected to result in the imposition of a Lien or security interest on the assets of a Loan Party pursuant to Section 430(k) of the Code or ERISA in excess of $500,000, (iii) a Loan Party fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount that would reasonably be expected to result in a Material Adverse Effect or (iv) the assets of the Borrower constitute or become assets of a Plan, and, as a result, one or more of the transactions entered into pursuant to this Agreement constitutes or could reasonably be expected to constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code;

(j) there occurs any Change of Control;

(k) the adoption in final form of a statute, rule or regulation by a competent legislative or governmental rule-making body that becomes effective following the Closing Date, or the entry of a final, non-appealable judgment of a court of competent jurisdiction that is rendered following the Closing Date, which has a material adverse effect on (a) the validity or enforceability of any of the Transaction Documents, or (b) the ability of the Loan Parties to make payments on the Loans or their obligations under any of the Permitted Hedge Agreements;

(l) except to the extent permitted by this Agreement, there occurs (i) any amendment, modification, waiver, breach, default, or termination under the Management Services Agreement, the Back-Up Management Agreement or the Operating Agreement that has or could reasonably be expected to have an adverse effect on the Collateral and/or the Loan Parties, and such amendment, modification, waiver, breach or default is not cured or otherwise remedied within thirty (30) days upon the occurrence thereof in a manner reasonably satisfactory to the Administrative Agent and the Requisite Lenders, or (ii) any termination (or cessation of the full force and effect) of the Management Services Agreement, the Back-Up Management Agreement or the Operating Agreement or the removal of the Operator, the Manager or the Back-Up Manager thereunder that does not have an adverse effect on the Collateral and/or the Loan Parties (it being understood and acknowledged that any such event described in this sub-clause (ii) that does have such an adverse impact shall be governed and subject to the immediately preceding sub-clause (i)), and a replacement Management Services Agreement, Back-Up Management Agreement, Operating Agreement or Operator, Manager and/or Back-Up Manager, as applicable, is not entered into, or so appointed, within sixty (60) days of such applicable event referenced in this sub-clause (ii) in a manner reasonably satisfactory to the Administrative Agent and the Requisite Lenders;

(m) any Loan Party shall fail to pay when due any principal of or interest on any Indebtedness (other than the Obligations of Indebtedness in respect of Hedge Agreements) in an amount greater than the greater of (x) $1,000,000 and (y) 1.00% of the Measured Assets individually or in the aggregate, or the maturity of such Indebtedness shall have been accelerated, or any such Indebtedness shall have been required to be prepaid, repurchased, defeased or redeemed prior to the stated maturity thereof or any cash collateral in respect thereof to be demanded, or any event shall have occurred that permits (or, with the giving of notice or lapse of time or both, would permit) any holder or holders of such Indebtedness or any Person acting on behalf of such holder or holders to accelerate the maturity thereof or require any such prepayment, repurchase, defeasance or redemption or any cash collateral in respect thereof to be demanded;

(n) any Hedge Agreement to which any Loan Party is a party terminates early for any reason (other than a Hedge Agreement terminated in accordance with Section 6.13(b)) without the Administrative Agent’s and the Requisite Lenders’ prior written consent and there is a Hedge Termination Value exceeding the greater of (x) $1,000,000 and (y) 1.00% of the Measured Assets that is owed by the Loan Parties in the case of any such termination and remains unpaid after the date upon which it is due;

(o) a Loan Party shall fail to discharge within a period of thirty (30) days after the commencement thereof any attachment, sequestration, or similar proceeding or proceedings involving an aggregate amount in excess of the greater of (x) $1,000,000 and (y) 1.00% of the Measured Assets individually or in the aggregate;

(p) a judgement or judgments for the payment of money in excess of the greater of (x) $1,000,000 and (y) 1.00% of the Measured Assets individually or in the aggregate shall be rendered by a court or courts against a Loan Party and the same shall not be discharged, or a stay of execution thereof shall not be procured, within thirty (30) days from the date of entry thereof and such Person shall not, within such period of thirty (30) days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal;

(q) any order, judgment or decree shall be entered against a Loan Party decreeing the dissolution or split up of such Person and such order shall remain undischarged or unstayed for a period in excess of sixty (60) days;

(r) the Swap Intercreditor Agreement shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with its terms against the Loan Parties, any Approved Counterparty party thereto or any other party thereto, or shall be repudiated, or the Loan Parties, any Approved Counterparty party thereto, or any of their respective Affiliates shall so state in writing; or

(s) the Borrower or any Guarantor shall become an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940.

In any such event, notwithstanding any other provision of any Transaction Document, upon the occurrence and during the continuation of an Event of Default, Collateral Agent may (and at the request of Requisite Lenders, shall), without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest, or other formalities of any, all of which are hereby expressly waived by each Loan Party, (i) terminate their obligations hereunder, including the Commitments, (ii) substitute immediately any third party Operator and/or Manager acceptable to the Collateral Agent and the Requisite Lenders in their sole discretion, for Operator and/or Manager in all of Operator’s and/or Manager’s roles and functions, as applicable and as contemplated by the Transaction Documents and the Operating Agreement, and any fees, costs and expenses of, for or payable to any third party Operator and/or Manager acceptable to the Collateral Agent and the Requisite Lenders in their sole discretion, shall be at the Loan Parties’ sole cost and expense, (iii) with respect to the Collateral, (A) terminate, or cause such Affiliate to terminate, the Operating Agreement (or replace any Operator or Manager) and service the Collateral, including the right to institute collection, foreclosure and other enforcement actions against the Collateral; (B) enter into modification agreements and make extension agreements with respect to payments and other performances; (C) release Persons liable for performance; (D) settle and compromise disputes with respect to payments and performances claimed due, all without notice to any Loan Party, and all at the Collateral Agent’s direction in its sole discretion and without relieving Loan Party from performance of the obligations hereunder; (E) receive, collect, open and read all mail of any Loan Party for the purpose of obtaining all items pertaining to the Collateral and any collateral described in any Transaction Document; provided, that the Collateral Agent promptly returns all mail containing correspondence not on or otherwise related to any Collateral; (F) collect all interest, principal, prepayments (both voluntary and mandatory), and other amounts of any and every description payable pursuant to any the terms of any Subject Asset or any other related documents or instruments; and (G) apply all amounts in or subsequently deposited in the Facility Collection Account or the Debt Service Reserve Account to the payment of the unpaid Obligations or otherwise as the Collateral Agent in its sole discretion shall determine; and (iv) declare all or any of the Loans and/or Notes, all interest thereon and all other Obligations to be due and payable immediately (except in the case of an Event of Default under clauses (c) or (d) above, in which event all of the foregoing shall automatically and without further act by the Agents or Lenders be due and payable and the Agents’ and Lenders’ obligations hereunder shall terminate).

IX ADDITIONAL RIGHTS AND REMEDIES AFTER DEFAULT

9.1 Additional Rights and Remedies.

(a) In addition to the acceleration provisions set forth in Article VIII above, upon the occurrence and continuation of an Event of Default, Collateral Agent shall have the right to (and at the written direction of Requisite Lenders, shall) exercise any and all rights, options and remedies provided for in any Transaction Document, under the UCC or at law or in equity, including, without limitation, the right to (i) apply any property of any Loan Party held by Collateral Agent to reduce the Secured Obligations as provided herein, (ii) foreclose the Liens created under the Transaction Documents, (iii) realize upon, take possession of and/or sell any Collateral or securities pledged, with or without judicial process, (iv) exercise all rights and powers with respect to the Collateral as any Loan Party might exercise, (v) collect and send notices regarding the Collateral, with or without judicial process, (vi) by its own means or with judicial assistance, enter any premises at which Collateral and/or pledged securities are located, or render any of the foregoing unusable or dispose of the Collateral and/or pledged securities on such premises without any liability for rent, storage, utilities, or other sums, and no Loan Party shall resist or interfere with such action, (vii) at the Loan Parties’ expense, require that all or any part of the Collateral be assembled and made available to Collateral Agent at any place designated by Collateral Agent, (viii) exercise exclusive control over any Pledged Account, and/or (ix) relinquish or abandon any Collateral or securities pledged or any Lien thereon. Notwithstanding any provision of any Transaction Document, upon the earlier of (x) the occurrence and continuance of an Event of Default, (y) the date Collateral Agent determines the actions described in clauses (A) through (D) below are necessary to preserve Collateral Agent’s Lien priority or any other similar exigent circumstances, Collateral Agent, shall have the right, at any time that any Loan Party fails to do so, and from time to time, without prior notice, to: (A) obtain insurance covering any of the Collateral to the extent required hereunder; (B) pay for the performance of any of the Obligations; (C) discharge taxes, levies and/or Liens on any of the Collateral that are in violation of any Transaction Document unless the Loan Parties are in good faith with due diligence by appropriate proceedings contesting those items; and (D) pay for the maintenance, repair and/or preservation of the Collateral. Such expenses and advances shall be deemed Loans hereunder and shall be added to the Secured Obligations until reimbursed to Collateral Agent, for its own account and for the benefit of the other Secured Parties, and shall be secured by the Collateral, and such payments by Collateral Agent, for its own account and for the benefit of the other Secured Parties, shall not be construed as a waiver by Collateral Agent or any Secured Party of any Event of Default or any other rights or remedies of Collateral Agent or the Secured Parties. Collateral Agent shall provide the Administrative Agent, the Lenders and each Approved Counterparty that is a Secured Party reasonably prompt notice of any actions taken pursuant to Article VIII or Article IX.

(b) Each Loan Party agrees that, to the extent notice of sale shall be required by law, at least ten (10) days’ notice to such Loan Party of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification within the meaning of Section 9-611 of the New York UCC or its equivalent in other jurisdictions. At any sale or disposition of Collateral, Collateral Agent may (to the extent permitted by Applicable Law) purchase all or any part thereof free from any right of redemption by any Loan Party which right is hereby waived and released. Each Loan Party covenants and agrees not to interfere with or impose any obstacle to Collateral Agent’s exercise of its rights and remedies with respect to the Collateral. In dealing with or disposing of the Collateral or any part thereof, Collateral Agent shall not be required to give priority or preference to any item of Collateral or otherwise to marshal assets or to take possession or sell any Collateral with judicial process.

(c) Notwithstanding any other provisions in this Agreement, and subject to the Swap Intercreditor Agreement, (i) the Lenders shall have the right, which is absolute and unconditional, to receive payment of all principal and interest amounts owed by the Borrower with respect to any Loans on or after the date such amounts become due and payable hereunder, (ii) each Approved Counterparty that is a Secured Party shall have the right, which is absolute and unconditional, to receive payment of any obligations of the Loan Parties under the Hedge Agreements (including the termination amounts and any other amounts owed thereunder) on or after the respective due dates thereof expressed in the applicable Hedge Agreement or in this Agreement, and (iii) each Lender and each Approved Counterparty that is a Secured Party shall have the right to institute suit for the enforcement of any such payment, and such right shall not be impaired without the consent of such Lender or such Approved Counterparties.

9.2 Right to Cure Financial Covenant Non-Compliance(a). Notwithstanding anything to the contrary contained in Article VIII, if:

(a) The Borrower fails to comply with any Financial Covenant as of any applicable testing date under Section 7.26; and

(b) During any Collection Period and prior to the ten (10) Business Day period immediately following the applicable Payment Date, the Borrower receives a Specified Equity Contribution which is applied in accordance with Section 2.7(b)(iv) and in proportion to the Specified Equity Contribution allocated to the applicable Tranche (including with respect to one or more Tranches, as the case may be) then the applicable Financial Covenant, as of such applicable testing date, shall be recalculated on a pro forma basis taking into account any decrease in the outstanding aggregate principal amount of the Loans prepaid with such Specified Equity Contribution and to the extent that the Borrower would be in compliance with the applicable Financial Covenant as of such applicable testing date after giving pro forma effect thereto, the Borrower shall have been deemed to satisfy the requirements of Section 7.26 as of such applicable testing date; provided, however, that the cure provisions in this Section 9.2 may not be used (i) with respect to more than five (5) fiscal quarters for testing of the Financial Covenants in the aggregate during the term of this Agreement or (ii) in any two (2) consecutive fiscal quarters in which the Financial Covenants are tested; provided, further, that to the extent any Specified Equity Contribution is made in a particular Collection Period in order to cure non-compliance with one or more Financial Covenants, such Specified Equity Contribution shall constitute one (1) Specified Equity Contribution for purposes of determining the Specified Equity Contributions permitted by this Section 9.2(b); provided, further, that to the extent a Specified Equity Contribution is applied to cure non-compliance with one or more Financial Covenants, the amount of such Specified Equity Contribution shall be allocated accordingly to cure the applicable Financial Covenant on a Tranche-by-Tranche basis. Any such Specified Equity Contribution shall be disregarded for all determinations and usages of the LTV Ratio or Debt Service Coverage Ratio, as applicable, other than solely on account of determining compliance with Section 7.26 as of such applicable testing period.

9.3 Application of Proceeds. Notwithstanding any other provision of this Agreement (including, without limitation, Section 2.8), subject to the Swap Intercreditor Agreement, in addition to any other rights, options and remedies Administrative Agent and the other Secured Parties have under the Transaction Documents, the UCC, at law or in equity, all dividends, interest, rents, issues, profits, fees, revenues, income and other proceeds collected or received from collecting, holding, managing, renting, selling, or otherwise disposing of all or any part of the Collateral or any proceeds thereof upon exercise of its remedies hereunder upon the occurrence and continuation of an Event of Default (or upon the acceleration of the Obligations) or otherwise received by the Administrative Agent and/or the Collateral Agent after such time shall be applied in the following order of priority: (i) first, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts payable to the Administrative Agent and Account Bank in their capacity as such, (ii) second, to the payment of all costs and expenses of such collection, storage, lease, holding, operation, management, sale, disposition or delivery and of conducting the Borrower’s business and of maintenance, repairs, replacements, alterations, additions and improvements of or to the Collateral, and to the payment of all sums which Administrative Agent or Secured Parties may be required or may elect to pay, if any, for taxes, assessments, insurance and other charges upon the Collateral or any part thereof, and all other payments that Administrative Agent or Secured Parties may be required or authorized to make under any provision of this Agreement (including, without limitation, in each such case, legal expenses, search, audit, recording, professional and filing fees and expenses and reasonable attorneys’ fees and all expenses, liabilities and advances made or incurred in connection therewith) payable to third parties, including fees, expenses and indemnities to the Account Bank; (iii) third, to payment of that portion of the Secured Obligations constituting fees, indemnities and other amounts (other than principal and interest with respect to the Loans and any hedge settlement payments or termination amount with respect to the Hedge Agreements) payable to the Secured Parties, ratably among them in proportion to the amounts described in this clause third payable to them; (iv) fourth, to payment of that portion of the Secured Obligations, pro rata and pari passu, (a) to the Lenders, in respect of interest due as of such date (other than interest at the Default Rate or post-petition interest) with respect to the Loans and (b) to the Approved Counterparties that are Secured Parties, the net payments due by any Loan Party under the relevant Hedge Agreements (other than with respect to any termination amounts owed to any Approved Counterparties that are Secured Parties), (v) fifth, to payment of that portion of the Secured Obligations pro rata and pari passu (a) to the Lenders, in respect of unpaid principal of the Loans (b) to the Approved Counterparties that are Secured Parties, any amounts due and payable under Hedge Agreements that have not otherwise been paid pursuant to clause (iv) (including, for the avoidance doubt, any termination amounts owed to any such Approved Counterparties), (vi) sixth, to the payment of that portion of the Secured Obligations, pro rata and pari passu, to the Lenders in respect of interest at the Default Rate or post-petition interest with respect to the Loans, and (vii) seventh, to the payment of any surplus then remaining to Borrower, unless otherwise provided by Applicable Law or directed by a court of competent jurisdiction.

9.4 Rights to Appoint Receiver. Without limiting and in addition to any other rights, options and remedies Administrative Agent and Lenders have under the Transaction Documents, the UCC, at law or in equity, upon the occurrence and continuation of an Event of Default, Administrative Agent shall have the right to apply for and have a receiver appointed by a court of competent jurisdiction in any action taken by Administrative Agent and/or any Secured Party to enforce its rights and remedies in order to manage, protect and preserve the Collateral and continue the operation of the business of the Loan Parties and to collect all revenues and profits thereof and apply the same to the payment of all expenses and other charges of such receivership including the compensation of the receiver and to the payments as aforesaid until a sale or other disposition of such Collateral shall be finally made and consummated.

9.5 Attorney-in-Fact. Each Loan Party hereby irrevocably appoints Administrative Agent as its attorney-in-fact in accordance with Section 2.11.

9.6 Rights and Remedies not Exclusive. The Collateral Agent shall have the right in its sole discretion to determine which rights, Liens and/or remedies Collateral Agent and Secured Parties may at any time pursue, relinquish, subordinate (but subject to Section 10.4) or modify, and such determination will not in any way modify or affect any of Collateral Agent’s or Secured Parties’ rights, Liens or remedies under any Transaction Document or Applicable Law. The enumeration of any rights and remedies in any Transaction Document is not intended to be exhaustive, and all rights and remedies of Collateral Agent and Secured Parties described in any Transaction Document are cumulative and are not alternative to or exclusive of any other rights or remedies which Collateral Agent and Secured Parties otherwise may have. The partial or complete exercise of any right or remedy shall not preclude any other further exercise of such or any other right or remedy.

X   WAIVERS AND JUDICIAL PROCEEDINGS

10.1 Waivers. Except as expressly provided for herein, each Loan Party hereby waives set off, counterclaim (except compulsory counterclaims), demand, presentment, protest, all defenses with respect to any and all instruments and all notices (except if such notice is expressly required to be given to Loan Party hereunder) and demands of any description, and the pleading of any statute of limitations as a defense to any demand under any Transaction Document. Each Loan Party hereby waives any and all defenses and counterclaims (except compulsory counterclaims and the defense of actual performance) it may have or could interpose in any action or procedure brought by Administrative Agent to obtain an order of court recognizing the assignment of, or Lien of the Collateral Agent in and to, any Collateral.

10.2 Delay; No Waiver of Defaults. No course of action or dealing, renewal, release or extension of any provision of any Transaction Document, or single or partial exercise of any such provision, or delay, failure or omission on Administrative Agent’s part in enforcing any such provision shall affect the liability of any Loan Party or operate as a waiver of such provision or preclude any other or further exercise of such provision. No Loan made hereunder shall constitute a waiver of any condition to any Lender’s obligation to make such a Loan unless such waiver is in writing and executed by the Requisite Lenders. No waiver by any party to any Transaction Document of any one or more defaults by any other party in the performance of any of the provisions of any Transaction Document shall operate or be construed as a waiver of any future default, whether of a like or different nature, and each such waiver shall be limited solely to the express terms and provisions of such waiver. Notwithstanding any other provision of any Transaction Document, by entering into this Agreement and/or by making Loans, Administrative Agent and Lenders do not waive any breach of any representation or warranty under any Transaction Document, and all of Administrative Agent’s or any Lender’s claims and rights resulting from any such breach or misrepresentation are specifically reserved.

10.3 Jury Waiver; Jurisdiction. EACH PARTY HEREBY (i) EXPRESSLY, KNOWINGLY AND VOLUNTARILY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION ARISING UNDER ANY TRANSACTION DOCUMENT OR IN ANY WAY CONNECTED WITH OR INCIDENTAL TO THE DEALINGS OF THE PARTIES WITH RESPECT TO ANY TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE AND WHETHER AT LAW OR IN EQUITY, AND (ii) AGREES AND CONSENTS THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES TO THE WAIVER OF THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY.

10.4 Amendment and Waivers.

(a) Other than as set forth in Section 10.4(b), no amendment or waiver of any provision of this Agreement or any other Transaction Document, as applicable, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Requisite Lenders, the Borrower and any other applicable Loan Parties and acknowledged by Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(i) extend or increase the Commitment of any Lender without the written consent of such Lender (it being understood that (x) neither the consent of the Requisite Lenders nor the consent of any other Lender shall be required in connection therewith and (y) no amendment, modification or waiver of, or consent to departure from, any condition precedent to funding of a Loan, Default, Event of Default, representation, warranty, covenant, mandatory prepayment or mandatory reduction of the Commitments shall constitute an extension or increase of any Commitment of any Lender);

(ii) postpone any date fixed for any payment of the principal amount, interest or fees due to the Lenders (or any of them) without the written consent of such Lender(s) (it being understood that (x) neither the consent of the Requisite Lenders nor the consent of any other Lender shall be required in connection therewith and (y) a waiver of any Default, Event of Default, representation, warranty, covenant, mandatory prepayment or mandatory reduction of the Commitments (including any amendment of any ratio used in the calculation of such prepayment or reduction amount or in the component definitions thereof and any extensions for administrative convenience as may be agreed by the Administrative Agent (provided that no such extension shall be longer than five (5) Business Days)) shall not constitute a postponement of any such date);

(iii) reduce the principal amount of, or the rate of interest specified herein on, any Loan, or any fees or other amounts payable hereunder or under any other Transaction Document, without the written consent of each Lender directly and adversely affected thereby (it being understood that no amendment, modification or waiver of, or consent to departure from, any Default, Event of Default, representation, warranty, covenant, mandatory prepayment or mandatory reduction of the Commitments (including any amendment of any ratio used in the calculation of such prepayment or reduction amount or in the component definitions thereof) and no change to the definition of any ratio used in the calculation of interest rate or fees therein or in the component definitions, shall in any such case be construed as such a reduction or forgiveness; it being further understood that neither the consent of the Requisite Lenders nor the consent of any other Lender shall be required in connection therewith); provided, however, that only the consent of the Requisite Lenders shall be necessary to amend the definition of “Default Rate” to reduce the Default Rate or to waive any obligation of the Borrower to pay interest at the Default Rate;

(iv) alter the pro rata sharing of payments required by this Agreement without the written consent of each Lender and each Approved Counterparty that is a Secured Party directly and adversely affected thereby (it being understood that neither the consent of the Requisite Lenders nor the consent of any other Lender nor any other Approved Counterparty that is a Secured Party shall be required in connection therewith);

(v) alter the Priority of Payments under Section 2.8 or the application of proceeds under Section 9.3, in either case, without the written consent of each Lender and each Approved Counterparty that is a Secured Party directly and adversely affected thereby;

(vi) change any provision of this Section 10.4(a) or the definition of “Requisite Lenders”, “Requisite Tranche Lenders”, “Beneficiary”, “Approved Counterparty”, “Obligations”, “Permitted Hedge Agreement”, “Secured Party”, “Secured Obligations”, “Secured Swap Obligations” or any other provision hereof specifying the number or percentage of Lenders (or Approved Counterparties that are Secured Parties, as applicable) required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender and each Approved Counterparty that is a Secured Party directly and adversely affected thereby;

(vii) except as otherwise expressly permitted under this Agreement or any other Transaction Document, release a material portion of the Collateral securing the Secured Obligations, or all or substantially all of the Guaranty, in each case without the written consent of each Lender and each Approved Counterparty that is a Secured Party;

(viii) subordinate the Obligations hereunder or the Liens granted hereunder or under the other Transaction Documents to any other Indebtedness or Lien (including without limitation any Indebtedness or Lien issued under this Agreement or any other agreement), as the case may be, without the written consent of each Lender and each Approved Counterparty that is a Secured Party directly and adversely affected thereby (it being understood that neither the consent of the Requisite Lenders nor the consent of any other Lender nor any other Approved Counterparty that is a Secured Party shall be required in connection therewith); or

(ix) waive or modify any provision that would directly and adversely impact Lenders participating in a Tranche (including without limitation, waiving or modifying the Financial Covenants set forth in Section 7.26 applicable to such Tranche) without the consent of such Tranche’s Requisite Tranche Lenders;

and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by Administrative Agent and/or the Collateral Agent, as applicable, in addition to the Lenders and Approved Counterparties that are Secured Parties required above, affect the rights or duties of Administrative Agent and/or the Collateral Agent, as applicable, under this Agreement or any other Transaction Document.

(b) Notwithstanding anything to the contrary contained in this Section 10.4, this Agreement, the other Transaction Documents and any guarantees, collateral security documents and related documents executed by Loan Parties in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended, amended and restated, supplemented and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any Lender (1) in order to comply with local Applicable Law or advice of local counsel (to the extent such amendment does not materially impact the perfection of any Lien on the Collateral and is not materially adverse to the Lenders), (2) to cure any ambiguity, mistake, defect, inconsistency, obvious error or any error or omission of a technical or administrative nature or to effect any necessary or desirable technical change (in each case, to the extent not materially adverse to the Lenders) and/or (3) in order to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Transaction Documents.

(c) [Reserved].

(d) Nothing herein contained shall be deemed to authorize the Administrative Agent or any other Agent to authorize or consent to or vote for or accept or adopt on behalf of any Lender or any Approved Counterparty any plan of reorganization, arrangement, adjustment or composition affecting the Loans or the rights of any Lender thereof or the Permitted Hedge Agreements or the rights of any Approved Counterparty thereof, or to authorize any Agent to vote in respect of the claim of any Lender or any Approved Counterparty in any suit in equity, action at law or other judicial or administrative proceeding.

(e) Notwithstanding anything herein to the contrary, no amendment, waiver or consent shall, unless in writing and signed by Back-Up Manager, affect the rights or duties of the Back-Up Manager under this Agreement or any other Transaction Document. The Borrower shall promptly forward each amendment of this Agreement to the Back-Up Manager. The Back-Up Manager shall be a third-party beneficiary of this Agreement, but only to the extent it has any rights expressly specified herein.

XI TERMINATION

11.1 Effectiveness and Termination. This Agreement, including the Commitments provided hereunder, shall become effective on the Closing Date and, subject to the Administrative Agent’s right to accelerate the Loans and terminate the Commitments upon the occurrence and during the continuation of any Event of Default (in each case, subject to the terms and conditions of Article VIII), this Agreement shall continue in full force and effect from and after the Closing Date until the Termination Date, unless terminated sooner as provided in Article II. All of the Obligations shall be immediately due and payable upon the earlier of the Maturity Date or the date upon which the Administrative Agent declares all or any of the Obligations to be due and payable pursuant to the terms of Article VIII. Notwithstanding any other provision of any Transaction Document, no termination of this Agreement shall affect the Administrative Agent’s or any Secured Party’s rights or any of the Secured Obligations existing as of the effective date of such termination to the extent that, by their express terms, such rights or Secured Obligations survive such termination as set forth in Section 11.2, and the provisions of the Transaction Documents shall continue to be fully operative until the Termination Date. The Liens granted to the Collateral Agent hereunder and under the Security Documents and the financing statements filed pursuant thereto and the rights and powers of each Agent shall continue in full force and effect until the Termination Date.

11.2 Survival. All obligations, covenants, agreements, representations, warranties, waivers and indemnities made by any Loan Party in any Transaction Document shall survive the execution and delivery of the Transaction Documents, the making and funding of the Loans and any termination of this Agreement until the Termination Date has occurred. The obligations and provisions of Sections 3.2, 10.1, 10.3, 12.4, 12.7, 12.10, 13.1, 13.8, 13.11, 13.13, 13.14 and 15.5 shall survive termination of the Transaction Documents and any payment, in full or in part, of the Secured Obligations, and with respect to the obligations and provisions of Sections 12.4, 12.7, 13.1, 13.8, 13.11, 13.13, and 15.5, such obligations and provisions shall also survive the resignation or replacement of the Administrative Agent and/or the Collateral Agent.

XII   MISCELLANEOUS

12.1 Governing Law; Jurisdiction; Service of Process; Venue.

(a) THIS AGREEMENT AND ANY DISPUTE, SUIT, ACTION OR PROCEEDING, WHETHER IN CONTRACT, TORT OR OTHERWISE AND WHETHER AT LAW OR IN EQUITY RELATING TO OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING, BUT NOT LIMITED TO, PROCEDURAL LAWS) WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW) THEREOF.

(b) BY EXECUTION AND DELIVERY OF EACH TRANSACTION DOCUMENT TO WHICH IT IS A PARTY, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, WHETHER IN CONTRACT, TORT OR OTHERWISE AND WHETHER AT LAW OR IN EQUITY, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT WHETHER IN CONTRACT, TORT OR OTHERWISE AND WHETHER AT LAW OR IN EQUITY IN ANY COURT REFERRED TO IN CLAUSE (b) ABOVE. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) EACH OF THE PARTIES HERETO WAIVES PERSONAL SERVICE OF PROCESS IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 12.5. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

12.2 Successors and Assigns; Assignments and Participations.

(a) Conditions to Assignment by Lenders. Except as provided herein, each Lender may assign all or any portion of its Commitments or Loans and other rights and obligations under this Agreement to one or more Persons (an “Acquiring Lender”) pursuant to an Assignment Agreement executed by such Acquiring Lender, such assigning Lender, and the Borrower and delivered to the Administrative Agent for recording in the Register, with the prior written consent (not to be unreasonably withheld or delayed) of the Borrower and the Administrative Agent; provided, that no consent of the Borrower will be required for an assignment in whole or in part (i) to another Lender or an Affiliate thereof or (ii) to any Acquiring Lender (including a Disqualified Lender) if an Event of Default has occurred and is continuing and consent of the Borrower to any such assignment pursuant to this Section 12.2 (other than an assignment to a Disqualified Lender) shall be deemed given if a written request for consent is delivered to a Responsible Officer of the Borrower, and the Borrower has not objected in writing to such Assignment Agreement within ten (10) days of receiving such written request; provided, further, the that each such assignment shall be in a minimum principal amount of $1,000,000 (or, if less, the then outstanding amount of such Lender’s Loans and/or Commitment) or such lesser amount consented to by Administrative Agent. Upon each such recordation, the assigning Lender agrees to pay to Administrative Agent a registration fee in the sum of $3,500 (unless waived by the Administrative Agent in its sole discretion). The assignee, if it is not an existing Lender, shall deliver to the Administrative Agent (x) its applicable tax form, (y) an Administrative Questionnaire and (z) all documentation and other information that the Administrative Agent reasonably requests under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation Title III of the Patriot Act. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment Agreement, and the receipt by the Administrative Agent of the registration fee referenced in this Section 12.2(a), (1) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment Agreement, have the rights and obligations of a Lender hereunder, and (2) the assigning Lender shall, to the extent provided in such Assignment Agreement be released from its obligations under this Agreement. For the avoidance of doubt and notwithstanding the foregoing, each Lender may assign to any Affiliate and to the Federal Reserve at any time, pre or post Default, without the Borrower’s consent.

(b) Register. Borrower, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case, unless and until an Assignment Agreement effecting the assignment or transfer thereof shall have been delivered to and accepted by Administrative Agent and recorded in the Register. Prior to such recordation, all amounts owed with respect to the applicable Commitment or Loan shall be owed to the Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.

(c) Record of Assignments. Promptly following its receipt of an Assignment Agreement executed by the parties to such assignment, Administrative Agent shall record the information contained therein in the Register.

(d) Participations. Anything contained herein to the contrary notwithstanding, any Lender may, from time to time and at any time, sell participations in all or any portion of such Lender’s rights and obligations under this Agreement (including all or any portion of its Commitments and the outstanding principal amount of Loans owing to it) to any financial institution that invests in loans (other than a participation sold to a Disqualified Lender which shall require the prior written consent of the Borrower unless such Event of Default has occurred and is continuing, such Person, a “Participant”); provided, that the terms of any such participation shall not entitle the Participant to direct such Lender as to the manner in which it votes in connection with any amendment, supplement or other modification of this Agreement or any waiver or consent with respect to any departure from the terms hereof, in each case unless and to the extent that the subject matter thereof is one as to which the consent of all Lenders is required in order to approve the same; provided, further, (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any Lender that sells a participation hereunder shall, acting solely for this purpose as an agent of Borrower, maintain a register on which it enters the name and address of each participant and the principal and corresponding interest amount of each participant’s interest in the Loans, Commitments or other Obligations (the “Participant Register”); provided, that no Lender shall be required to disclose or share the information contained in such Participant Register with Borrower or any other Person, except as required by law and to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Treasury Regulation 5f.103-1(c). The entries in the Participant Register shall be conclusive in the absence of manifest error. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.2 and 13.8 (subject to the limitations and requirements of such Sections) to the same extent as if it were a Lender and had acquired its interest by assignment; provided, however, that a Participant shall not be entitled to receive any greater payment under Section 3.2 or Section 13.8, with respect to the participation sold to such Participant, than the applicable Lender would have been entitled to receive except to the extent such entitlement to a greater payment results from a Change in Law after the sale of the participation takes place. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Miscellaneous Assignment Provisions. Any assigning Lender shall retain its rights to be indemnified pursuant to Section 12.4 with respect to any claims or actions arising prior to the date of such assignment. Anything contained in this Section 12.2 to the contrary notwithstanding, any Lender may at any time pledge or assign a Lien in all or any portion of its interest and rights under this Agreement (including all or any portion of its Notes) to secure its obligations, including to any of the twelve Federal Reserve Banks organized under § 4 of the Federal Reserve Act, 12 U.S.C. § 341. Any foreclosure or similar action by any Person in respect of such pledge or assignment shall be subject to the other provisions of this Section 12.2; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f) Assignment by the Loan Parties. No Loan Party shall assign or transfer any of its rights or obligations under this Agreement or any of the other Transaction Documents without the prior written consent of Administrative Agent and the Lenders.

(g) Replacement Lender. If any Lender requests compensation under Section 3.2(a), or if the Borrower is required to pay any amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 13.8 or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to use reasonable efforts to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Article XII (and with the $3,500 assignment fee being payable by the Borrower)) all of its interests, rights and obligations under this Agreement and the related Transaction Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Transaction Documents (including any amounts under Section 2.7) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(ii) in the case of any such assignment resulting from a claim for compensation under Section 3.2(a) or payments required to be made pursuant to Section 13.8, such assignment, in the judgment of such Lender, will result in a reduction in such compensation or payments thereafter and will not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender (it being understood that, notwithstanding anything to the contrary herein, the Borrower agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any assignment or designation made pursuant to this Section 12.2(g));

(iii)   such assignment does not conflict with Applicable Law; and

(iv) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

Each party hereto agrees that (a) an assignment required pursuant to this Section 12.2 may be effected pursuant to an Assignment Agreement executed by the Borrower, the Administrative Agent and the assignee and (b) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to an be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender; provided, further that any such documents shall be without recourse to or warranty by the parties thereto.

12.3 Application of Payments. To the extent that any payment made or received with respect to the Obligations is subsequently invalidated, determined to be fraudulent or preferential, set aside, defeased or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other Person under any Debtor Relief Law, common law or equitable cause or any other Applicable Law, then the Obligations intended to be satisfied by such payment shall be revived and shall continue as if such payment had not been received by Administrative Agent and the Liens created hereby shall be revived automatically without any action on the part of any party hereto and shall continue as if such payment had not been received by Administrative Agent. Except as specifically provided in this Agreement, any payments with respect to the Obligations received shall be credited and applied in such manner and order as Administrative Agent shall decide in its sole discretion.

12.4 Indemnity.

(a) Each Loan Party, jointly and severally, shall indemnify, defend, release and hold harmless each of the Administrative Agent, the Collateral Agent, the Arrangers, each Lender, each Participant, its Affiliates and each of their respective managers, members, officers, employees, Affiliates, agents, representatives, successors, assigns, accountants and attorneys (collectively, the “Indemnified Persons”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, taxes, proceedings at law or in equity, fees, charges and disbursements of any kind or nature whatsoever (including, without limitation, reasonable fees and disbursements of counsel) (“Damages”), which Damages may be imposed on, incurred by or asserted against any Indemnified Person with respect to or arising out of, or in any litigation, proceeding or investigation instituted or conducted by any Person with respect to any aspect of, or any transaction contemplated by, or any matter related to this Agreement, the Loans (or the use of proceeds thereof), any other Transaction Document (including in connection with the enforcement hereof (including enforcement of this Section 12.4) or thereof) or any act of or omission by any Loan Party or any of their officers, directors, agents, including, without limitation (i) any willful misrepresentation with respect to any Loan Party or the Collateral, (ii) any acts of fraud by any Loan Party related to the Loans or made in connection with this Agreement or any Transaction Document, (iii) any theft of any Collateral by any Loan Party or any of their Affiliates, (iv) any misappropriation of funds or use of the proceeds of the Loans that is not in accordance with the terms of the Agreement or any other Transaction Document, (v) any transfer, sale, encumbrance or other disposal of the Collateral not permitted by the Agreement or the other Transaction Document or (vi) any presence or Release of any Hazardous Material at any location owned or operated by any Loan Party or any Environmental Liability related to any Loan Party, in each case expressly excluding (1) any special, consequential or punitive damages (except to the extent such special, consequential or punitive damages are paid or payable to any third party) or (2) those damages arising solely from the gross negligence or willful misconduct of any Indemnified Person as determined by a court of competent jurisdiction in a final and non-appealable judgement, (3) those damages that arise solely by reason of a claim by one or more Indemnified Persons against one or more other Indemnified Persons (other than (x) any claims against any Indemnified Person in its capacity as an Arranger or Agent or any similar role hereunder and (y) any claims resulting from an act or omission by the Borrower, any Loan Party or any of their Affiliates), and (4) those damages directly arising from the conduct, acts or omissions of a Defaulting Lender that were the cause of such Lender’s becoming a Defaulting Lender.

(b) The Loan Parties shall be entitled to participate in the defense of any matter for which indemnification may be required under this Section 12.4 (other than any matter in which the Administrative Agent or any of its Agent Related Parties is subject) and to employ counsel at their own expense to assist in the handling of such matter. Any Indemnified Person may, in its reasonable discretion, take such actions as it deems necessary and appropriate to investigate, defend or settle any event or take other remedial or corrective actions with respect thereto as may be necessary for the protection of such Indemnified Person or the Collateral, subject to (other than any such litigation, proceeding or matter involving the Administrative Agent or any of its Agent Related Parties) the Loan Parties’ prior approval of any settlement, which shall not be unreasonably withheld or delayed.

(c) To the extent that Administrative Agent obtains recovery from a third party other than an Indemnified Person of any of the amounts that any Loan Party has paid to Administrative Agent pursuant to the indemnity set forth in this Section 12.4 (and no amounts are then due and owing to the Administrative Agent or any other Indemnified Person from any Loan Party), then Administrative Agent shall promptly pay to such Loan Party the amount of such recovery.

(d) No Indemnified Person shall have any liability for any special, punitive, indirect, incidental or consequential damages or losses or any kind whatsoever (including, but not limited to, loss of profit) relating to this Agreement or any other Transaction Document or arising out of its activities in connection herewith or therewith, irrespective of whether the Indemnified Persons have been advised of the likelihood of such loss or damage and regardless of the form of action.

(e) For avoidance of doubt, this Section 12.4 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

12.5   Notices.

(a) Except as otherwise expressly set forth in any other Transaction Document, all notices and other communications provided for herein and in the other Transaction Documents shall be in writing (including by electronic communication) and shall be delivered as follows: (x) if to the Borrower, any other Loan Party or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 12.5; (y) if to any Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower); and (z) if to any Approved Counterparty that is a Secured Party, to the address, telecopier number, electronic mail address or telephone number specified in the Swap Intercreditor Agreement with respect to such Approved Counterparty that is a Secured Party. Any notice or request hereunder shall be given only by, and shall be deemed to have been received upon (each, a “Receipt”): (i) registered or certified mail, return receipt requested, on the date on which such received as indicated in such return receipt, (ii) delivery by a nationally recognized overnight courier, one (1) Business Day after deposit with such courier, or (iii) electronic transmission, in each case upon further electronic communication from the recipient acknowledging receipt (whether automatic or manual from recipient), as applicable.

(b) Notices and other communications to the Lenders or Approved Counterparties that are Secured Parties hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent. The Administrative Agent or Loan Party may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(d) The Borrower hereby acknowledges that (a) the Borrower or the Administrative Agent may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, DebtDomain or another similar electronic system (the “Platform”) and (b) certain of the Lenders or Approved Counterparties (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information (within the meaning of United States federal and state securities laws) and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 12.10); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) prior to distributing any Borrower Materials that contain material non-public information (i.e., not marked “PUBLIC”), the Borrower will notify each Public Lender that such information constitutes material non-public information and will not distribute such materials to the Administrative Agent to be distributed on the Platform without the consent of all Public Lenders or directly to any Public Lender without the consent of such Lender. The Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”. Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC”; provided, however, that the following Borrower Materials shall be deemed to be marked “PUBLIC” unless the Borrower notifies the Administrative Agent promptly that any such document contains material non-public information: (1) the Transaction Documents, (2) any notification of changes in the terms of the Facilities and (3) all information delivered pursuant to Section 6.1(a).

(e) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE ADMINISTRATIVE AGENT DOES NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF ANY PLATFORM, AND THE ADMINISTRATIVE AGENT EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE ADMINISTRATIVE AGENT IN CONNECTION WITH THE BORROWER MATERIALS OR ANY PLATFORM. In no event shall any Agent or any of its Agent Related Parties have any liability to any Loan Party or any of their respective Subsidiaries, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the internet.

12.6 Severability; Captions; Counterparts; Electronic Signatures. If any provision of any Transaction Document is adjudicated to be invalid under Applicable Laws, such provision shall be inapplicable to the extent of such invalidity without affecting the validity or enforceability of the remainder of the Transaction Documents which shall be given effect so far as possible. The captions in the Transaction Documents are intended for convenience and reference only and shall not affect the meaning or interpretation of the Transaction Documents. The Transaction Documents may be executed in one or more counterparts (which taken together, as applicable, shall constitute one and the same instrument) and portable document format (.pdf), or other electronic transmission, which signatures shall be considered original executed counterparts. The words “delivery,” “execute,” “execution,” “signed,” “signature,” and words of like import in any Transaction Document or any other document executed in connection herewith shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved in writing (which may be by electronic mail) by Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided, that, notwithstanding anything contained herein to the contrary Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by Administrative Agent pursuant to procedures approved by it; provided, further, without limiting the foregoing, upon the request of Administrative Agent, any electronic signature shall be promptly followed by such manually executed counterpart.

12.7 Expenses. The Loan Parties shall pay, whether or not the transactions contemplated hereby shall be consummated or any proposed Loan after the Closing Date occurs, all fees, costs and expenses incurred or earned, including, without limitation, documentation and diligence fees and expenses, all search, audit, appraisal, recording, professional and filing fees and expenses and all other charges and expenses (including, without limitation, UCC and judgment and tax Lien searches and UCC filings and fees for post-closing UCC and judgment and tax Lien searches and wire transfer fees and audit expenses), and external attorneys’ fees and expenses (limited to the reasonable and documented or invoiced legal fees and expenses of a single lead counsel to each Agent and its Related Parties, and of a single local counsel to each Agent and its Related Parties, in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions), a single counsel for any customary conflicts and each other counsel retained with the prior written consent of the Borrower), by (a) the Agents and/or its or their respective Affiliates, (i) in any effort to enforce, protect or collect payment of any Obligation or to enforce any Transaction Document or any related agreement, document or instrument, (ii) in connection with entering into, negotiating, preparing, reviewing and executing the Transaction Documents and/or any related agreements, documents or instruments (including without limitation in conjunction with any proposed Loan to be made after the Closing Date), (iii) arising in any way out of administration of the Obligations or the taking or refraining from taking by Administrative Agent or the Collateral Agent of any action under the Transaction Documents, (iv) in connection with instituting, maintaining, preserving, enforcing and/or foreclosing on the Collateral Agent’s Liens in any of the Collateral or securities pledged under the Transaction Documents, whether through judicial proceedings or otherwise, (v) in defending or prosecuting any actions, claims or proceedings arising out of or relating to the Administrative Agent’s, the Collateral Agent’s or any Lender’s transactions with Borrower or any other Loan Party, (vi) arising out of or relating to any Default or Event of Default or occurring thereafter or as a result thereof, (vii) in connection with all actions, visits, audits and inspections undertaken by Administrative Agent or its Affiliates pursuant to the Transaction Documents, and/or (viii) in connection with any modification, restatement, supplement, amendment, waiver or extension of any Transaction Document and/or any related agreement, document or instrument and (b) any Lender and/or its Affiliates, (i) in any effort to enforce, protect or collect payment of any Obligation or to enforce any Transaction Document or any related agreement, document or instrument, (ii) in defending or prosecuting any actions, claims or proceedings arising out of or relating to any Lender’s transactions with Borrower or any other Loan Party and/or (iii) arising out of or relating to any Default or Event of Default or occurring thereafter or as a result thereof. All of the foregoing shall be part of the Obligations.

12.8 Entire Agreement. THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS EMBODY THE FINAL, ENTIRE AGREEMENT BETWEEN BORROWER, THE OTHER LOAN PARTIES, AGENT AND THE LENDERS AND SUPERSEDE ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS BETWEEN ANY PARTIES HERETO. EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THERE ARE NO ORAL AGREEMENTS BETWEEN ANY LOAN PARTY AND ANY OTHER PARTY HERETO. EACH OF THE PARTIES HERETO UNDERSTANDS AND AGREES THAT ORAL AGREEMENTS AND ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE.

12.9 Approvals and Duties. Unless expressly provided herein to the contrary, any approval, consent, waiver or satisfaction of Administrative Agent with respect to any matter that is subject of any Transaction Document may be granted or withheld by Administrative Agent and Lenders, as applicable, in their sole and absolute discretion. Administrative Agent shall have no responsibility for or obligation or duty with respect to any of the Collateral or any matter or proceeding arising out of or relating thereto, including, without limitation, any obligation or duty to collect any sums due in respect thereof or to protect or preserve any rights pertaining thereto.

12.10 Publicity and Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ officers, directors, employees and agents, including accountants, legal counsel and other advisors, including any numbering, administration or settlement service providers who need to know such information in connection with this Agreement (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential, provided that the Administrative Agent and the Lenders, as applicable, shall be responsible for such Persons’ compliance with this Section 12.10), (b) to the extent requested by any regulatory authority or quasi-regulatory authority (such as the National Association of Insurance Commissioners) having jurisdiction, as applicable, over the Administrative Agent or the Lenders (in which case such Persons agree (except with respect to any audit or examination conducted by bank accountants or any regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, to inform the Borrower promptly thereof prior to disclosure and to use commercially reasonable efforts to ensure that any such information disclosed is accorded confidential treatment), (c) to the extent required by applicable laws or regulations or by any subpoena or similar compulsory legal process (in which case such Persons agree (except with respect to any audit or examination conducted by bank accountants or any regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, to inform the Borrower promptly thereof prior to disclosure and to use commercially reasonable efforts to ensure that any such information disclosed is accorded confidential treatment), (d) in connection with the exercise of any remedies hereunder or under the other Transaction Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section 12.10, to (i) any actual or prospective assignee of or participant in any of its rights or obligations under this Agreement and the other Transaction Documents (in each case, other than any Disqualified Lender) or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Loan Party or any of their respective obligations (in each case, other than any Disqualified Lender), (f) with the prior written consent of the Borrower, (g) to the extent that such information becomes publicly available other than by reason of improper disclosure by such Person or any of its affiliates or any related parties thereto in violation of any confidentiality obligations owing to any Loan Party (including those set forth in this paragraph), (h) in coordination with any Loan Party, to rating agencies or (i) to any other party to this Agreement. For the purposes of this Section, “Information” means all information received by the Administrative Agent or a Lender, as applicable, from or on behalf of any Loan Party and related to the Loan Parties or their respective business other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or applicable Loan Party; provided, however, that, in the case of information received from the Borrower or any other Loan Party after the date hereof, such information is clearly identified at the time of delivery as confidential. Each of the Administrative Agent and the Lenders agrees to be fully responsible for any breach of this Section 12.10 by any officer, director, employee or agent, including accountants, legal counsel and other advisors, of it or its Affiliates that has not entered into a separate written confidentiality agreement with the Borrower in form and substance satisfactory to the Borrower and having substantially the same requirements as this Section 12.10. For the avoidance of doubt, in no event shall any disclosure of such Information be made to any Disqualified Lender known to the Administrative Agent or the applicable Lender, as applicable. For the avoidance of doubt, nothing in this Section 12.10 shall prohibit any Person from voluntarily disclosing or providing any Information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this Section 12.10 shall be prohibited by the laws or regulations applicable to such Regulatory Authority.

12.11 Cooperation. In any litigation, arbitration or other dispute resolution proceeding relating to any Transaction Document, each Loan Party waives any and all defenses, objections and counterclaims (other than mandatory or compulsory counterclaims) it may have or could interpose with respect to (i) any of its directors, officers, employees or agents being deemed to be employees or managing agents of such Loan Party for purposes of all Applicable Law regarding the production of witnesses by notice for testimony (whether in a deposition, at trial or otherwise) and (ii) using all commercially reasonable efforts to produce in any such dispute resolution proceeding, at the time and in the manner requested by Administrative Agent or such other Lender, all Persons, documents (whether in tangible, electronic or other form) and other things under its control and relating to the dispute.

12.12 Recognition of U.S. Special Resolution Regimes.

(a) To the extent that the Transaction Documents provide support, through a guarantee or otherwise, for any Hedge Agreement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd- Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Transaction Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States), in the event a covered entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Transaction Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Transaction Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) For purposes of this Section 12.12:

“BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

12.13   Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Transaction Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Transaction Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Transaction Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

For purposes of this Section 12.13:

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EU Bail-In Legislation Schedule” means the document described as such and published by the Loan Market Association (or any successor person), as in effect from time to time.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

XIII AGENT PROVISIONS; SETTLEMENT

13.1 Administrative Agent.

(a) Appointment. Each Lender hereby designates and appoints Goldman Sachs Bank USA as the Administrative Agent under this Agreement and the other Transaction Documents, and each Lender hereby irrevocably authorizes Goldman Sachs Bank USA, as Administrative Agent for such Lender, to take such action or to refrain from taking such action on its behalf under the provisions of this Agreement and the other Transaction Documents and to exercise such powers and perform such duties as are delegated to Administrative Agent by the terms of this Agreement and the other Transaction Documents, together with such other powers as are reasonably incidental thereto. Administrative Agent agrees to act as such on the conditions contained in this Article XIII. The provisions of this Article XIII are solely for the benefit of Administrative Agent and Lenders, and no Loan Party shall have rights as third-party beneficiaries of any of the provisions of this Article XIII. Regardless of whether a Default has occurred and is continuing and without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Transaction Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

The Administrative Agent shall also act as the “collateral agent” under the Transaction Documents, and each of the Lenders hereby irrevocably appoints and authorizes the Administrative Agent to act as the collateral agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, and any co-agents, sub-agents and attorneys- in-fact appointed by the Administrative Agent pursuant to Section 13.1(k) for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Transaction Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article XIII, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Transaction Documents as if set forth in full herein with respect thereto, and all references to Administrative Agent in this Article XIII shall, where applicable, be read as including a reference to the Administrative Agent acting as collateral agent.

Any corporation or association into which the Administrative Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Administrative Agent is a party, will be and become the successor Administrative Agent to the Administrative Agent under this Agreement and each other Transaction Document to which it is a party and will have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.

(b) Nature of Duties. In performing its functions and duties under this Agreement, Administrative Agent is acting solely on behalf of Lenders, and its duties are administrative and shall be deemed purely ministerial in nature, and does not assume and shall not be deemed to have assumed, any obligation toward or relationship of agency or trust with or for Lenders or any Loan Party. Administrative Agent shall have no duties, obligations or responsibilities except those expressly set forth in this Agreement or in the other Transaction Documents, Administrative Agent shall not be liable except for the performance of such duties, and no implied covenants or obligations shall be read into this Agreement against Administrative Agent. Administrative Agent shall not have by reason of this Agreement or any other Transaction Document a fiduciary relationship in respect of any Lender.

Each Lender acknowledges that the Administrative Agent has not made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender as to any matter, including whether the Administrative Agent has disclosed material information in their possession. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties, and made its own decision to enter into this Agreement and to extend credit to the Borrower and the other Loan Parties hereunder. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Transaction Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties.

(c) Rights, Exculpation, Etc. Neither Administrative Agent nor any of its officers, directors, managers, members, equity owners, employees, attorneys or agents shall be liable for any action taken or omitted by them hereunder or under any of the other Transaction Documents, or in connection herewith or therewith; provided, that the foregoing shall not prevent Administrative Agent from being liable to the extent of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction on a final and nonappealable basis. Administrative Agent shall not be liable for any apportionment or distribution of payments made by it in good faith, and if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Lender to whom payment was due but not made shall be to recover from the other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree promptly to return to such Lender any such erroneous payments received by them). Administrative Agent shall not be responsible for, or have any duty to ascertain or inquire into, (i) any recitals, statements, representations or warranties made by any Loan Party herein, (ii) the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Agreement or any of the other Transaction Documents or the transactions contemplated thereby, or for the financial condition of any Loan Party, (iii) the performance or observance of any of the terms, provisions, or conditions of this Agreement or any of the Transaction Documents, (iv) the financial condition of any Loan Party, (v) the existence or possible existence of any Default or Event of Default, (vi) the creation, validity, priority or perfection of any Lien securing or purporting to secure the Obligations or the existence, value or sufficiency of any of the Collateral or (vii) the satisfaction of any condition set forth in Article IV or elsewhere herein or in any other Transaction Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under any Transaction Document unless it shall first receive such written advice or concurrence of the Requisite Lenders (or such other number of Lenders as may be expressly required hereby) as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall be entitled to request and receive instructions from the Requisite Lenders and in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Transaction Document in accordance with a written request or consent of the Requisite Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders. Without limiting the foregoing, no Lender or Loan Party shall have any right of action whatsoever against Administrative Agent as a result of Administrative Agent acting or refraining from acting under this Agreement or any of the other Transaction Documents in accordance with the instructions of the applicable percentage of Lenders and, notwithstanding the instructions of Lenders, Administrative Agent shall have no obligation to take any action if it, in the opinion of the Administrative Agent or its counsel, is contrary to any Transaction Document, or applicable Law, or if it believes that such action exposes Administrative Agent or any of its officers, directors, managers, members, equity owners, employees, attorneys or agents to any personal liability unless Administrative Agent receives an indemnification satisfactory to it from Lenders with respect to such action.

The Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Transaction Documents that the Administrative Agent is required to exercise as directed in writing by the Requisite Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Transaction Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Transaction Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law.

The Administrative Agent shall not be liable for any failure or delay in the performance of its obligations under this Agreement or any related documents because of circumstances beyond the Administrative Agent’s control, including, but not limited to, a failure, termination, or suspension of a clearing house, securities depositary, settlement system or central payment system in any applicable part of the world or acts of God, flood, war (whether declared or undeclared), civil or military disturbances or hostilities, nuclear or natural catastrophes, political unrest, explosion, sabotage, epidemics, pandemics, interruptions, severe weather or accident, earthquake, terrorism, fire, riot, labor disturbances, strikes or work stoppages for any reason, embargo, government action, including any laws, ordinances, regulations or the like (whether domestic, federal, state, county or municipal or foreign) which delay, restrict or prohibit the providing of the services contemplated by this Agreement or any related documents, or the unavailability of communications or computer facilities, the failure of equipment or interruption of communications or computer facilities, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility, or any other causes beyond the Administrative Agent’s control whether or not of the same class or kind as specified above.

The Administrative Agent shall not be obligated to calculate or confirm the calculations of any financial covenants set forth herein or the other Transaction Documents or in any of the financial statements of the Loan Parties.

Nothing in this Agreement or any other Transaction Document shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties or in the exercise of any of its rights or powers under the Transaction Documents.

The Administrative Agent shall have no obligation for (a) perfecting, maintaining, monitoring, preserving, creating, validating or protecting the security interest or Lien granted under this Agreement, any other Transaction Document, or any agreement or instrument contemplated hereby or thereby; (b) the filing, re-filing, recording, re-recording, or continuing of any document, financing statement, mortgage, assignment, notice, instrument of further assurance, agreement, consent or other paper or instrument in any public office at any time or times; (c) enabling the Administrative Agent to exercise and enforce its rights under this Agreement with respect to the security interest or Lien granted under this Agreement; or (d) providing, maintaining, monitoring, or preserving insurance on or the payment of taxes with respect to any Collateral. In addition, the Administrative Agent shall have no responsibility or liability (i) in connection with the acts or omissions of any Loan Party in respect of the foregoing or (ii) for or with respect to the legality, validity and enforceability of any security interest created in the Collateral or the perfection and priority of such security interest.

The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders. Without limiting the generality of the foregoing, Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans or Commitments, or disclosure of confidential information, to any Disqualified Lenders. The Administrative Agent may assume performance by all such Persons of their respective obligations. The Administrative Agent shall have no enforcement or notification obligations relating to breaches of representations or warranties of any other Person.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default and/or Event of Default, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.”

The Administrative Agent shall not be required to provide any direction or instruction under any Account Control Agreement or securities account control agreement to which it is a party, unless the Administrative Agent has received a direction from the Requisite Lenders directing it to provide such direction or instruction.

The Administrative Agent shall have no liability for any action taken, or errors in judgment made, in good faith by it or any of its officers, employees or agents, unless it shall have been negligent in ascertaining the pertinent facts.

The permissive rights of the Administrative Agent to do things enumerated in this Agreement shall not be construed as a duty and, with respect to such permissive rights, the Administrative Agent shall not be answerable for other than its gross negligence or willful misconduct.

Knowledge of the Administrative Agent shall not be attributed or imputed to Goldman Sachs Bank USA’s other roles in the transaction (other than those where the roles are performed by the same group or division within Goldman Sachs Bank USA or otherwise share the same Responsible Officers), or any affiliate, line of business, or other division of Goldman Sachs Bank USA (and vice versa).

(d) Reliance. Administrative Agent shall be entitled to conclusively rely, and shall be fully protected in relying, acting or refraining from acting upon, upon any written notices, statements, certificates, orders, judgments, resolutions, instruments, opinions, reports, requests, directions, consents, bonds, debentures, notes, other evidence of indebtedness or other papers or documents or any telephone message or other communication (including any writing, telex, telecopy or telegram) believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, not only as to due execution, validity and effectiveness, but also as to the truth and accuracy of any information contained therein, and with respect to all matters pertaining to this Agreement or any of the other Transaction Documents. The Administrative Agent may consult with legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by the Administrative Agent and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

(e) Indemnification. Each Lender, severally and not (i) jointly, or (ii) jointly and severally, agrees to reimburse and indemnify, defend, release and hold harmless Administrative Agent and its Agent Related Parties (to the extent not reimbursed by the Loan Parties), ratably according to their respective Ratable Shares (as defined below) in effect on the date on which indemnification is sought under this clause (e) (or, if indemnification is sought after the date upon which the Loans shall have been paid in full and the Commitments have been terminated, ratably in accordance with their Ratable Shares immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances, proceedings at law or in equity, fees, charges or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Administrative Agent or any of its officers, directors, managers, members, equity owners, employees, attorneys or agents in any way relating to or arising out of this Agreement or any of the other Transaction Documents or any action taken or omitted by Administrative Agent under this Agreement or any of the other Transaction Documents; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances proceedings at law or in equity, fees, charges or disbursements to the extent resulting from Administrative Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction on a final and non- appealable basis, provided, however, that no action taken at the direction of the Requisite Lenders (or such other number or percentage of the Lenders as shall be required by the Transaction Documents) shall be deemed to constitute gross negligence or willful misconduct. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent and each of its Agent Related Parties upon demand for its Ratable Share on the date on which reimbursement is sought (or, if reimbursement is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their respective Ratable Shares in effect immediately prior to such date) of any documented out-of-pocket costs or expenses incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise and including the enforcement of this Agreement (including this Section 13.1(e) and/or any other Transaction Document)) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Transaction Document, or any document contemplated by or referred to herein. The obligations of the Lenders hereunder shall not diminish the obligations of the Borrower to indemnify and reimburse the Administrative Agent for such amounts. For purposes hereof, a Lender’s “Ratable Share” means a fraction, the numerator of which is aggregate outstanding principal amount of the Loans of such Lender at such time, and the denominator of which the aggregate outstanding principal amount of the Loans held by all Lenders at such time. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Transaction Document against any amount due to the Administrative Agent and each of its Agent Related Parties under this Section 13.1(e). The obligations of Lenders under this Article XIII shall survive the payment in full of the Obligations, the termination of this Agreement and the resignation or replacement of the Administrative Agent.

(f) Administrative Agent in its Individual Capacity. With respect to the Loans made by it, if any, Goldman Sachs Bank USA and its successors as Administrative Agent shall have, and may exercise, the same rights and powers under the Transaction Documents, and is subject to the same obligations and liabilities, as and to the extent set forth in the Transaction Documents, as any other Lender. The terms “Lenders” or “Requisite Lenders” or any similar terms shall include, if applicable, Administrative Agent in its individual capacity as a Lender. Administrative Agent and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of lending, banking, trust, financial advisory or other business with, Borrower or any Subsidiary or Affiliate of Borrower as if it were not acting as Administrative Agent pursuant hereto.

(g) Successor Administrative Agent.

(i) Resignation. Administrative Agent may resign as Administrative Agent at any time by giving at least thirty (30) calendar days’ prior written notice to Borrower and Lenders and each Approved Counterparty that is a Secured Party.

(ii) Appointment of Successor. Upon any such notice of resignation pursuant to clause (i) above, Requisite Lenders shall appoint (with prompt notice to each Approved Counterparty that is a Secured Party) a successor Administrative Agent. If a successor Administrative Agent shall not have been so appointed within said thirty (30) calendar day period referenced in clause (i) above, the retiring Administrative Agent, may (but shall not be obligated to), on behalf of Lenders, appoint (with prompt notice to each Approved Counterparty that is a Secured Party) a successor Administrative Agent who shall serve as Administrative Agent until such time as Requisite Lenders appoint a successor Administrative Agent as provided above. Other than during the occurrence and continuation of a Default or Event of Default, Borrower shall be entitled to approve (such approval not to be unreasonably withheld, conditioned or delayed) any successor Administrative Agent appointed in accordance with the foregoing to the extent such successor Administrative Agent is not an affiliate of retiring Administrative Agent. If no successor administrative agent has accepted appointment as the Administrative Agent by the date thirty (30) days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the retiring Administrative Agent may deliver any Collateral held hereunder to the Requisite Lenders and (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Transaction Documents and (ii) the Requisite Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Requisite Lenders appoint a successor administrative agent as provided for above.

(iii) Successor Administrative Agent. Upon the acceptance of any appointment as Administrative Agent under the Transaction Documents by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights (other than any rights of reimbursement for any costs, expenses, indemnities or other amounts due and owing to the Administrative Agent prior to the resignation thereof), powers, privileges and duties of the retiring Administrative Agent and, upon the earlier of such acceptance or the effective date of the retiring Administrative Agent’s resignation, the retiring Administrative Agent shall be discharged from its duties and obligations under the Transaction Documents; provided, that any indemnity and expense rights or other rights in favor of such retiring Administrative Agent shall continue after and survive such resignation and succession. After any retiring Administrative Agent’s resignation as Administrative Agent under the Transaction Documents, the provisions of this Article XIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Transaction Documents.

(h) Collateral Matters.

(i) Collateral. Each Secured Party agrees that any action taken by Collateral Agent or the Requisite Lenders (or, where required by the express terms of this Agreement, a greater number of Lenders) in accordance with the provisions of this Agreement or of the other Transaction Documents relating to the Collateral, and the exercise by Collateral Agent or the Requisite Lenders (or, where so required, such greater number of Lenders) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Secured Parties and Collateral Agent. Without limiting the generality of the foregoing, Collateral Agent shall have the sole and exclusive right and authority to (i) act as the disbursing and collecting agent for the Secured Parties with respect to all payments and collections arising in connection herewith and with the Transaction Documents in connection with the Collateral; (ii) execute and deliver each Transaction Document relating to the Collateral and accept delivery of each such agreement delivered by Borrower or any other Loan Party; (iii) act as verification agent for the Secured Parties; (iv) manage, supervise and otherwise deal with the Collateral; (v) take such action as is necessary or desirable to maintain the perfection and priority of the security interests and Liens created or purported to be created by the Transaction Documents relating to the Collateral; and (vi) except as may be otherwise specifically restricted by the terms hereof or of any other Transaction Document, exercise all right and remedies given to such Collateral Agent and the Secured Parties with respect to the Collateral under the Transaction Documents relating thereto, Applicable Law or otherwise.

(ii) Release of Collateral. Secured Parties hereby irrevocably authorize Collateral Agent, at its option and in its discretion, to release any Lien granted to or held by Collateral Agent, for the benefit the of Secured Parties, upon any Collateral covered by the Transaction Documents (A) upon the occurrence of the Termination Date or (B) in accordance with Section 2.12.

(iii)   Absence of Duty. Collateral Agent shall have no obligation whatsoever to any Secured Party or any other Person to assure that the Collateral covered by this Agreement or the other Transaction Documents exists or is owned by any Loan Party or is cared for, protected or insured or has been encumbered or that the Liens granted to Collateral Agent, on behalf of the Secured Parties, herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected, enforced or maintained or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Collateral Agent in this Section 13.1(h) or in any of the Transaction Documents.

(i) Agency for Perfection. Each Secured Party hereby appoints Collateral Agent as agent for the purpose of perfecting Secured Parties’ security interest in Collateral which, in accordance with Article 9 of the UCC in any applicable jurisdiction, can be perfected only by possession. Should any Secured Party (other than Collateral Agent) obtain possession of any such Collateral, such Secured Party shall hold such Collateral for purposes of perfecting a security interest therein for the benefit of the Secured Parties, notify Collateral Agent thereof and deliver such Collateral to Collateral Agent or otherwise act in respect thereof in accordance with Collateral Agent’s instructions. Except for reasonable care of any related Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any related Collateral or responsibility for (1) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any related Collateral, whether or not the Collateral Agent has or is deemed to have knowledge of such matters, or (2) taking any necessary steps to preserve rights against third parties or any other rights pertaining to any related Collateral.

(j) Exercise of Remedies. Except as set forth in Section 13.3, each Lender agrees that it will not have any right individually to enforce or seek to enforce this Agreement or any other Transaction Document or to realize upon any Collateral security for the Loans or other Obligations; it being understood and agreed that such rights and remedies may be exercised only by Administrative Agent and Collateral Agent in accordance with the terms of the Transaction Documents.

(k) Delegation of Duties. The Administrative Agent may perform any of its duties and exercise any of its rights and powers under this Agreement or any other Transaction Document by or through one or more sub-agents or attorneys-in-fact appointed by the Administrative Agent. The Administrative Agent and any such sub-agent or attorney-in-fact may perform any of its duties and exercise any its rights and powers by or through their respective Related Parties, and the Administrative Agent shall be entitled to obtain and rely upon the advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the acts, omissions, negligence or misconduct omissions of any sub-agent or attorney-in-fact except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent or attorney-in-fact.

13.2   Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, to and for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) of one or more Plans with respect to such Lender’s entrance into, participation in, administration of, and performance of the Loans, the Commitments, or this Agreement,

(ii) the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds), or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable and satisfied so as to exempt from the prohibitions of Section 406 of ERISA and Section 4975 of the Code such Lender’s entrance into, participation in, administration of, and performance of the Loans, the Commitments, and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Section VI of PTE 84-14) that (I) is not ineligible pursuant to Section I(g) of PTE 84-14 and (II) has satisfied the requirements of Section I(k) of PTE 84-14, (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer, and perform the Loans, the Commitments, and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (f) of Section I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of sub-section (a) of Section I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of, and performance of the Loans, the Commitments, and this Agreement, or

(iv) such other representation, warranty, and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (a) in the immediately preceding clause (i) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (d) in the immediately preceding clause (i), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, to and for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of, and performance of the Loans, the Commitments, and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Transaction Documents or any documents related hereto or thereto).

13.3 Set-off and Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain, on account of any Loan held by it, any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans held by them as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loan pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in this Section 13.3 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by Applicable Law, exercise all its rights of payment (including the right of set-off, but subject to Section 12.3), with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation. Each Lender that purchases a participation pursuant to this Section 13.3 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

13.4 Disbursement of Funds. Administrative Agent may, on behalf of Lenders, disburse funds to Borrower for the Loans in accordance with this Agreement. Each Lender shall reimburse Administrative Agent in accordance with Section 2.3 for its Pro Rata Share of all funds disbursed on its behalf by Administrative Agent, or if Administrative Agent so requests, each Lender shall remit to Administrative Agent its Pro Rata Share of any Loan before Administrative Agent disburses such Loan to or on account of Borrower. If Administrative Agent shall have disbursed funds to Borrower on behalf of any Lender and such Lender fails to pay the amount of its Pro Rata Share by the time required pursuant to Section 2.3, Administrative Agent shall promptly notify Borrower, and Borrower shall as promptly as reasonably possible, but in no event less than one (1) Business Day after such notice, repay such amount to Administrative Agent. Any repayment by Borrower required pursuant to this Section 13.4 shall be without prepayment fee, premium or penalty. Nothing in this Section 13.4 or elsewhere in this Agreement or the other Transaction Documents, including, without limitation, the provisions of Section 13.5, shall be deemed to require Administrative Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that Administrative Agent or Borrower may have against any Lender as a result of any default by such Lender hereunder.

13.5 Availability of Lenders’ Pro Rata Share; Return of Payments.

(a) Availability of Lenders’ Pro Rata Share.

(i) Unless Administrative Agent has been notified by a Lender prior to any proposed funding date of such Lender’s intention not to fund its Pro Rata Share of a Loan, Administrative Agent may assume that such Lender will make such amount available to Administrative Agent on the proposed funding date; provided, however, that nothing contained in this Agreement shall obligate a Lender to make a Loan at any time any Default or Event of Default exists. If such amount is not, in fact, made available to Administrative Agent by such Lender when due, Administrative Agent will be entitled to recover such amount on demand from such Lender without set-off, counterclaim or deduction of any kind.

(ii) Nothing contained in this Section 13.5(a) will be deemed to relieve a Lender of its obligation to fulfill its commitments or to prejudice any rights Administrative Agent or Borrower may have against such Lender as a result of any default by such Lender under this Agreement.

(b) Return of Payments.

(i) If Administrative Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Administrative Agent from any Loan Party and such related payment is not received by Administrative Agent, then Administrative Agent will be entitled to recover such amount from such Lender without set-off, counterclaim or deduction of any kind.

(ii) If Administrative Agent determines at any time that any amount received by Administrative Agent under this Agreement must be returned to Borrower, any other Loan Party or paid to any other Person pursuant to any Debtor Relief Law or otherwise, then, notwithstanding any other term or condition of this Agreement, Administrative Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Administrative Agent on demand any portion of such amount that Administrative Agent has distributed to such Lender, together with interest at such rate, if any, as Administrative Agent is required to pay to Borrower, such other Loan Party or such other Person, without set-off, counterclaim or deduction of any kind.

13.6   Dissemination of Information. Promptly following its receipt thereof, Administrative Agent will distribute promptly to each Lender, unless previously provided by Borrower or any other Loan Party to such Lender, copies of all notices, schedules, reports, projections, financial statements, agreements and other material and information provided to the Administrative Agent for distribution to the Lenders, including, without limitation, financial and reporting information received by the Administrative Agent (in its capacity as such) from Borrower, any other Loan Party or a third party (and excluding only internal information generated by Goldman Sachs Bank USA for its own use as a Lender or as Administrative Agent and any attorney-client privileged communications or work product), as provided for in this Agreement and the other Transaction Documents as received by Administrative Agent. Administrative Agent shall not be liable to any of the Lenders for any failure to comply with its obligations under this Section 13.6, except to the extent that such failure is attributed to Administrative Agent’s gross negligence or willful misconduct and results in demonstrable damages to such Lender as determined, in each case, by a court of competent jurisdiction on a final and non-appealable basis.

13.7   Defaulting Lender. The failure of any Lender to make any Loan on the date specified therefor shall not relieve any other Lender (each such other Lender, an “Other Lender”) of its obligations to make such Loan, but neither any Other Lender nor Administrative Agent shall be responsible for the failure of any Defaulting Lender to make a Loan or make any other payment required hereunder. Notwithstanding anything set forth herein to the contrary, no Defaulting Lender shall (a) have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent that by its terms requires the consent of all the Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended, or the maturity of any of its Loans may not be extended, the rate of interest on any of its Loans may not be reduced and the principal amount of any of its Loans may not be forgiven, in each case without the consent of such Defaulting Lender and (y) any amendment, waiver or consent requiring the consent of all the Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than the other affected Lenders shall require the consent of such Defaulting Lender, or (b) be entitled to any fees based on unused commitments. At Borrower’s request, any Lender shall have the right (but shall have no obligation) to purchase from any Defaulting Lender, and each Defaulting Lender agrees that it shall sell and assign to such Person pursuant to an Assignment Agreement, all of the rights of such Defaulting Lender (including all of such Defaulting Lender’s Loans and Commitments) for an amount equal to the then outstanding principal amount thereof due to such Defaulting Lender plus accrued and unpaid interest and fees due to such Defaulting Lender, which principal, interest and fees will be paid to such Defaulting Lender when collected from Borrower.

13.8 Taxes.

(a) Subject to clause (g) and (i) below and except as required by Applicable Law, any and all payments by or on account of any obligations of Borrower or any other Loan Party to each Lender or Administrative Agent under this Agreement or any other Transaction Document shall be made free and clear of, and without deduction or withholding for, any Taxes, excluding, in the case of each Lender and Administrative Agent, (a) Taxes imposed on or measured by net income (however denominated), franchise taxes (including Texas margin tax), and branch profits taxes, in each case, of such Lender or Administrative Agent, respectively, that (i) are imposed as a result of such Lender or Administrative Agent being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) are Other Connection Taxes, (b) withholding Taxes imposed on amounts payable to or for the account of a Lender or Administrative Agent with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender or Administrative Agent acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by Borrower under Section 12.2(g)) or (ii) such Lender changes its Lending Office, except in each case to the extent the additional amounts any Lender, or Lender through a New Lending Office, would be entitled to receive (without regard to this sentence) do not exceed the additional amounts that the Lender making the transfer, or Lender making the designation of such New Lending Office, would have been entitled to receive in the absence of such transfer or designation, (c) Taxes attributable to such Lender or Administrative Agent’s failure to comply with Section 13.8(f), and (d) any U.S. federal withholding Taxes imposed under FATCA (all such non-excluded Taxes being referred to as “Indemnified Taxes”).

(b) In addition, without duplication of amounts otherwise payable pursuant to this Section 13.8, each Loan Party shall pay (or cause to be paid) to the relevant Governmental Authority any present or future stamp, court, documentary, intangible, recording or filing, or other similar Taxes which arise from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Transaction Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 12.2(g)) (hereinafter referred to as “Other Taxes”).

(c) Subject to clause (g) and (i) below and without duplication of any additional amounts paid under clause (b) or (d), each Loan Party shall jointly and severally indemnify and hold harmless each Lender and Administrative Agent (without duplication) for the full amount of any and all Indemnified Taxes or Other Taxes (including any Indemnified Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 13.8) paid or payable by such Lender or Administrative Agent or required to be withheld or deducted from a payment to such Lender or Administrative Agent and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally asserted by the relevant Governmental Authority, other than any penalties resulting from the gross negligence or willful misconduct of the Lender or the Administrative Agent, as applicable. Payments under this indemnification shall be made within ten (10) days from the date any Lender or Administrative Agent makes written demand therefor.

(d) If any Loan Party or Administrative Agent shall be required by Applicable Law (as determined in the good faith discretion of the applicable Loan Party or Administrative Agent) to deduct or withhold any Indemnified Taxes or Other Taxes from or in respect of any sum payable by any Loan Party to any Lender or Administrative Agent under this Agreement or any other Transaction Document, then, subject to clause (g) and (i) below:

(i) In the case of Indemnified Taxes and Other Taxes, and except as otherwise provided in clause (g) and (i) below, the sum payable by such Loan Party shall be increased (without duplication of any additional amounts paid under clause (b) or (c)) to the extent necessary so that after making all required deductions or withholding (including deductions or withholding applicable to additional sums payable under this Section 13.8), such Lender or Administrative Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholding been made;

(ii) such Loan Party or Administrative Agent shall make such deductions or withholding, as applicable; and

(iii) such Loan Party or Administrative Agent, as applicable, shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law.

(e) Within thirty (30) days after the date of any payment by any Loan Party of Indemnified Taxes or Other Taxes to a Governmental Authority, such Loan Party shall furnish to Administrative Agent (and the applicable Lender) the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment reasonably satisfactory to Administrative Agent (and the applicable Lender).

(f) Each Lender that is not a U.S. Lender (as defined below), or that is otherwise a “foreign person” within the meaning of Treasury Regulation Section 1.1441-1(c) (a “Non-U.S. Lender”), shall deliver to Borrower and Administrative Agent two (2) copies of an applicable U.S. Internal Revenue Service Form W-8BEN or W-8BEN-E, Form W-8IMY or Form W-8ECI, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from United States federal withholding tax on all payments by Borrower under this Agreement and the other Transaction Documents. Such forms shall be delivered by each Non-U.S. Lender on or about the date it becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. In addition to properly completing and duly executing an applicable U.S. Internal Revenue Service Form W-8BEN or W-8BEN-E, Form W-8IMY or Form W-8ECI (or any subsequent versions thereof or successors thereto), if such Non-U.S. Lender is claiming an exemption from withholding of United States federal income tax under section 871(h) or 881(c) of the Code, such Lender shall provide Borrower and Administrative Agent with a certificate to the effect that (A) it is not a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) it is not a “10-percent shareholder” of Borrower within the meaning of section 871(h)(3)(B) of the Code, and (C) it is not a controlled foreign corporation receiving interest from a related person within the meaning of section 881(c)(3)(C) of the Code. Each Non-U.S. Lender shall promptly notify Borrower and Administrative Agent (and each Participant (as described below) shall promptly notify the Lender from which the related participation shall have been purchased) at any time it determines that it is no longer in a position to provide any previously delivered form or certificate (or any other form of certification adopted by the U.S. taxing authorities for such purpose). On or about the date on which a U.S. Lender (described below) becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), any Lender that is an individual citizen or resident of the United States of America, a corporation or partnership (or other entity taxed as such for United States federal income tax purposes) created or organized in or under the laws of the United States (or any jurisdiction thereof), or any estate or trust that is subject to United States federal income taxation regardless of the source of its income (a “U.S. Lender”) shall deliver to Borrower and Administrative Agent (i) a properly prepared and duly executed U.S. Internal Revenue Service Form W-9, or any subsequent versions thereof or successors thereto, certifying that such Lender is exempt from United States federal backup withholding tax, and (ii) such other reasonable documentation as will enable Borrower and/or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Each Person that shall become a Participant pursuant to Section 12.2 shall, on or about the date of the effectiveness of the related transfer, be required to provide all of the forms, certifications and statements required pursuant to this clause (f) and clauses (h) and (i) below, and shall, if required, make the certifications set forth above in sub-clauses (A) through (C) of this Section 13.8(f); provided, that the obligations of such Participant, pursuant to this clause (f) and clauses (h) and (i) below, shall be determined as if such Participant were a Lender except that such Participant shall furnish all such required forms, certifications and statements to the Lender from which the related participation shall have been purchased. Notwithstanding any other provision of this section, a Lender or Participant shall not be required to deliver any form or certificate pursuant to this clause (f) that such Lender or Participant is not legally able or eligible to deliver, or if in such Lender’s or Participant’s reasonable judgment such completion, execution or submission would subject such Lender or Participant to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender or Participant. On or before the date on which Goldman Sachs Bank USA (and any successor or replacement Administrative Agent) becomes the Administrative Agent, the Administrative Agent shall deliver to the Borrower (i) a properly completed and executed copy of IRS Form W-9 certifying that the Administrative Agent is exempt from U.S. federal backup withholding tax or (ii) a properly completed and executed copy of IRS Form W-8ECI (with respect to any payments to be received on its own behalf) and a properly completed and executed copy of IRS Form W-8IMY (certifying that it is either a “qualified intermediary” within the meaning of United States Treasury Regulation Section 1.1441-1(e)(5) that has assumed primary withholding obligations under the Code, including Chapters 3 and 4 of the Code, or a “U.S. branch” within the meaning of United States Treasury Regulation Section 1.1441-1(b)(2)(iv) that is treated as a U.S. Person for purposes of withholding obligations under the Code). Each Lender and Administrative Agent agrees that if any form or certification it previously delivered under this clause (f) expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower or Administrative Agent, as applicable, in writing of its legal inability to do so.

(g) No Loan Party will be required to pay any additional amounts pursuant to clause (d) above to any Lender or Administrative Agent or to indemnify any Lender or Administrative Agent pursuant to clause (c) above in respect of Taxes attributable to a failure by the relevant Lender or Administrative Agent to comply with its obligations under Section 13.8(f) for any reason. In addition, no Loan Party will be required to pay any additional amounts in respect of withholding tax pursuant to clause (d) above to any Lender or Administrative Agent or to indemnify any Lender or Administrative Agent pursuant to clause (c) above in respect of any withholding tax to the extent that, with respect to a Lender, the obligation to withhold amounts pursuant to an Applicable Law existed on the date such Lender acquires its interest in a Loan or Commitment (other than pursuant to an assignment request by Borrower pursuant to Section 12.2(g)) or, with respect to payments to a lending office newly designated by a Lender (a “New Lending Office”), the date such Lender designated such New Lending Office with respect to the applicable Loan; provided, however, that this sentence shall not apply to the extent the additional amounts any Lender, or Lender through a New Lending Office, would be entitled to receive (without regard to this sentence) do not exceed the additional amounts that the Lender making the transfer, or Lender making the designation of such New Lending Office, would have been entitled to receive in the absence of such transfer or designation.

(h) Each Non-U.S. Lender agrees to provide Borrower and Administrative Agent, upon the reasonable request of Borrower, such other forms or documents as may be reasonably required under Applicable Law in order to establish an exemption from or eligibility for a reduction in the rate or imposition of Indemnified Taxes or Other Taxes with respect to payments under this Agreement or any other Transaction Document; provided, the provision of such forms or documents shall not be required if in the Non-U.S. Lender’s reasonable judgment such provision would subject such Non-U.S. Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Non-U.S. Lender. If, at any time, Borrower requests any Non-U.S. Lender to deliver any such additional forms or other documentation, then Borrower shall, on demand of such Non-U.S. Lender through Administrative Agent, reimburse such Non-U.S. Lender for any out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) reasonably incurred by such Non-U.S. Lender in the preparation or delivery of such forms or other documentation.

(i) If a payment to be made to a Lender under any Transaction Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and Administrative Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by Borrower or Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for Borrower and Administrative Agent to comply with their respective obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA, and to determine the amount of Tax (if any) to deduct and withhold from such payment. Solely for purposes of this Section 13.8(i), “FATCA” shall include any amendments made to FATCA after the date of this Agreement. For avoidance of doubt, no Loan Party will be required to pay any additional amounts pursuant to clause (d) above to any Lender or Administrative Agent or to indemnify any Lender or Administrative Agent pursuant to clause (c) above for any Taxes imposed under FATCA.

(j) If and to the extent that a Lender or Administrative Agent, in its sole discretion (exercised in good faith), determines that it has received a refund of any Indemnified Taxes or Other Taxes in respect of which it has received indemnification payments or additional amounts under this Section 13.8, then such Lender or Administrative Agent shall pay to the relevant Loan Party the amount of such refund, net of all out-of-pocket expenses of the Lender or Administrative Agent (including any Taxes imposed with respect to such refund), and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Loan Party, upon the request of the Lender or Administrative Agent, shall repay the amount paid over by the Lender or Administrative Agent (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Lender or Administrative Agent to the extent the Lender or Administrative Agent is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 13.8(j), in no event will the Lender or Administrative Agent be required to pay any amount to a Loan Party pursuant to this Section 13.8(j) the payment of which would place the Lender or Administrative Agent in a less favorable net after-Tax position than the Lender or Administrative Agent would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require a Lender or Administrative Agent to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other Person.

(k) Notwithstanding anything herein to the contrary, if Administrative Agent is required by Applicable Law to deduct or withhold any Indemnified Taxes or Other Taxes or any other taxes from or in respect of any sum payable to any Lender by any Loan Party or Administrative Agent, Administrative Agent shall not be required to make any gross-up payment to or in respect of such Lender, except to the extent that a corresponding gross-up payment is actually received by Administrative Agent from such Loan Party, as applicable.

(l) Any Lender claiming reimbursement or compensation pursuant to this Section 13.8 shall deliver to the Loan Parties (with a copy to Administrative Agent) a certificate setting forth in reasonable detail the basis and calculation amount payable to such Lender hereunder and such certificate shall be conclusive and binding on the Loan Parties in the absence of manifest error.

(m) The agreements and obligations of each Loan Party, Lender and the Administrative Agent in this Section 13.8 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments, the repayment, satisfaction or discharge of all obligations under any Transaction Document and all other Obligations.

13.9   Patriot Act and other KYC Requirements. Each Lender that is subject to the requirements of the Patriot Act and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow Administrative Agent and each Lender to identify such Loan Party in accordance with the Patriot Act. Each Loan Party shall, promptly following a request by Administrative Agent or any Lender, provide all documentation and other information that Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation.

13.10   Withholding Tax. To the extent required by any applicable law (as determined in good faith by the Administrative Agent), the Administrative Agent may deduct or withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Each Lender shall indemnify and hold harmless the Administrative Agent, within ten (10) days after demand thereof, for (i) any Taxes attributable to such Lender that are Other Taxes or Indemnified Taxes that are imposed on or with respect to any payments made by or on account of any obligations of Borrower or any other Loan Party under this Agreement or any other Transaction Document (to the extent that the Administrative Agent has not already been reimbursed by the Loan Parties for such Taxes pursuant to Section 13.8 and without limiting any obligation of the Loan Parties to do so pursuant to Section 13.8), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.2(c) relating to the maintenance of a Participant Register, and (iii) any Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Transaction Document, together with all reasonable expenses, incurred in connection therewith, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Transaction Document or otherwise payable by the Administrative Agent to such Lender from any other source against any amount due to the Administrative Agent under this Section 13.10. The agreements in this Section 13.10 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, any assignment of rights by a Loan Party, the termination of this Agreement and the repayment, satisfaction or discharge of all other obligations under any Transaction Document.

13.11 Hedge Agreements. Except as otherwise expressly set forth herein, no Counterparty that obtains the benefits conferred herein by virtue of the provisions hereof or any other Transaction Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Transaction Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Transactions Documents. Notwithstanding any other provision of this Article XIII to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Swap Obligations unless the Administrative Agent has received written notice of such Secured Obligations, together with such supporting documentation as the Administrative Agent may reasonably request, from the applicable Counterparty. The Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Swap Obligations in the case of a release of liens and guarantees in connection with the payment in full of the Secured Obligations (other than (x) Secured Swap Obligations and (y) contingent indemnification obligations and other contingent obligations not yet accrued and payable). The provisions of this Section 13.11 shall be subject to the terms and conditions of the Swap Intercreditor Agreement.

13.12 Erroneous Payments.

(a) If the Administrative Agent (x) notifies a Lender or Counterparty, or any Person who has received funds on behalf of a Lender or Counterparty (any such Lender, Counterparty or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Counterparty or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 13.12 and held in trust for the benefit of the Administrative Agent, and such Lender or Counterparty shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than one Business Day thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting the immediately preceding clause (a), each Lender, Counterparty or any Person who has received funds on behalf of a Lender or Counterparty (and each of their respective successors and assigns), agrees that if it (or a Payment Recipient on its behalf) receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender or Counterparty, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i) it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Lender or Counterparty shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 13.12(b).

For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 13.12(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 13.12(a) or on whether or not an Erroneous Payment has been made.

(c) Each Lender or Counterparty hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender or Counterparty under any Transaction Document, or otherwise payable or distributable by the Administrative Agent to such Lender or Counterparty under any Transaction Document or from any other source against any amount that the Administrative Agent has demanded to be returned under the immediately preceding clause (a).

(d) The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be contractually subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender or Counterparty, to the rights and interests of such Lender or Counterparty, as the case may be) under the Transaction Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party; provided that this Section 13.12 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, the immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making such Erroneous Payment.

(e) Notwithstanding anything to the contrary contained herein, and for the avoidance of doubt, in no event shall the occurrence of an Erroneous Payment (or the existence of any Erroneous Payment Subrogation Rights or other rights of the Administrative Agent in respect of an Erroneous Payment) result in the Administrative Agent becoming, or being deemed to be, a Lender hereunder or the holder of any Loans or Loans hereunder.

(f)   To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

(g) Each party’s obligations, agreements and waivers under this Section 13.12 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Transaction Document.

13.13 Collateral Agent.

(a) Appointment. (a) Each Lender hereby designates and appoints Goldman Sachs Bank USA as the Collateral Agent under this Agreement and the other Transaction Documents, and each Lender hereby irrevocably authorizes Goldman Sachs Bank USA, as Collateral Agent for such Lender, to verify and ensure (x) satisfaction of the applicable documentary conditions precedent to the Closing Date set forth in Section 4.1 and (y) without limiting the obligations of the Loan Parties under this Agreement, each Permitted Hedge Agreement is executed in accordance with Section 6.15 herein. The Collateral Agent agrees to act as such on the conditions contained in this Section 13.13. The provisions of this Section 13.13 are solely for the benefit of Collateral Agent and the Secured Parties, and no Loan Party shall have rights as third-party beneficiaries of any of the provisions of this Section 13.13. Regardless of whether a Default has occurred and is continuing and without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Transaction Documents with reference to the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

Any corporation or association into which the Collateral Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Collateral Agent is a party, will be and become the successor Collateral Agent to the Collateral Agent under this Agreement and will have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.

(b) Nature of Duties. In performing its functions and duties under this Agreement, the Collateral Agent is acting solely on behalf of Lenders, and its duties are administrative in nature, and does not assume and shall not be deemed to have assumed, any obligation toward or relationship of agency or trust with or for Lenders or any Loan Party. The Collateral Agent shall have no duties, obligations or responsibilities except those expressly set forth in this Agreement or in the other Transaction Documents. The Collateral Agent shall not have by reason of this Agreement or any other Transaction Document a fiduciary relationship in respect of any Lender.

Each Lender acknowledges that the Collateral Agent has not made any representation or warranty to it, and that no act by the Collateral Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Collateral Agent to any Lender as to any matter, including whether the Collateral Agent has disclosed material information in their possession. Each Lender represents to the Collateral Agent that it has, independently and without reliance upon the Collateral Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into each Interest Rate Protection Agreement.

(c) Rights, Exculpation, Etc. Neither the Collateral Agent nor any of its officers, directors, managers, members, equity owners, employees, attorneys or agents shall be liable for any action taken or omitted by them hereunder or under any of the other Transaction Documents, or in connection herewith or therewith. Without limiting the foregoing, no Lender or Loan Party shall have any right of action whatsoever against the Collateral Agent as a result of the Collateral Agent acting or refraining from acting under this Agreement or any of the other Transaction Documents in accordance with the instructions of the applicable percentage of Lenders and, notwithstanding the instructions of Lenders, the Collateral Agent shall have no obligation to take any action if it, in the opinion of the Collateral Agent or its counsel, is contrary to any Transaction Document, or applicable Law, or if it believes that such action exposes Collateral Agent or any of its officers, directors, managers, members, equity owners, employees, attorneys or agents to any personal liability unless the Collateral Agent receives an indemnification satisfactory to it from Lenders with respect to such action. The Collateral Agent shall not have any duty to take any discretionary action or exercise any discretionary powers. The Collateral Agent shall not be required to provide any direction or instruction with respect to any Interest Rate Protection Agreement.

The Collateral Agent shall not be liable for any failure or delay in the performance of its obligations under this Agreement or any related documents because of circumstances beyond the Collateral Agent’s control, including, but not limited to, a failure, termination, or suspension of a clearing house, securities depositary, settlement system or central payment system in any applicable part of the world or acts of God, flood, war (whether declared or undeclared), civil or military disturbances or hostilities, nuclear or natural catastrophes, political unrest, explosion, severe weather or accident, earthquake, terrorism, fire, riot, labor disturbances, strikes or work stoppages for any reason, embargo, government action, including any laws, ordinances, regulations or the like (whether domestic, federal, state, county or municipal or foreign) which delay, restrict or prohibit the providing of the services contemplated by this Agreement or any related documents, or the unavailability of communications or computer facilities, the failure of equipment or interruption of communications or computer facilities, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility, or any other causes beyond the Collateral Agent’s control whether or not of the same class or kind as specified above.

(d) Reliance. The Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any written notices, statements, certificates, orders or other documents or any telephone message or other communication (including any writing, telex, telecopy or telegram) believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the other Transaction Documents. The Collateral Agent may consult with legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by the Collateral Agent and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

(e) Indemnification. Each Lender, severally and not (i) jointly, or (ii) jointly and severally, agrees to reimburse and indemnify and hold harmless the Collateral Agent and its Agent Related Parties (to the extent not reimbursed by the Loan Parties), ratably according to their respective Ratable Shares (as defined below) in effect on the date on which indemnification is sought under this clause (e) (or, if indemnification is sought after the date upon which the Loans shall have been paid in full and the Commitments have been terminated, ratably in accordance with their Ratable Shares immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances, or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Collateral Agent or any of its officers, directors, managers, members, equity owners, employees, attorneys or agents in any way relating to or arising out of this Agreement or any of the other Transaction Documents or any action taken or omitted by the Collateral Agent under this Agreement or any of the other Transaction Documents; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements to the extent resulting from the Collateral Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction on a final and non-appealable basis, provided, however, that no action taken in furtherance of the directions of the Requisite Lenders (or such other number or percentage of the Lenders as shall be required by the Transaction Documents) shall be deemed to constitute gross negligence or willful misconduct. Without limitation of the foregoing, each Lender shall reimburse the Collateral Agent and its Agent Related Parties upon demand for its Ratable Share on the date on which reimbursement is sought (or, if reimbursement is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their respective Ratable Shares in effect immediately prior to such date) of any documented out-of-pocket costs or expenses incurred by the Collateral Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Transaction Document, or any document contemplated by or referred to herein. The obligations of the Lenders hereunder shall not diminish the obligations of the Borrower to indemnify and reimburse the Collateral Agent for such amounts. For purposes hereof, a Lender’s “Ratable Share” means a fraction, the numerator of which is aggregate outstanding principal amount of the Loans of such Lender at such time, and the denominator of which is the aggregate outstanding principal amount of the Loans held by all Lenders at such time. Each Lender hereby authorizes the Collateral Agent to set off and apply any and all amounts at any time owing to such Lender under any Transaction Document against any amount due to the Collateral Agent and its Agent Related Parties under this Section 13.13(e). The obligations of Lenders under this Article XIII shall survive the payment in full of the Obligations and the termination of this Agreement.

(f) Successor Collateral Agent; Replacement Collateral Agent.

(i) Resignation. Collateral Agent may resign as Collateral Agent at any time by giving at least thirty (30) calendar days’ prior written notice to Borrower and Lenders.

(ii) Appointment of Successor. Upon any such notice of resignation pursuant to clause (i) above, Requisite Lenders shall appoint a successor Collateral Agent. If a successor Collateral Agent shall not have been so appointed within said thirty (30) calendar day period referenced in clause (i) above, the retiring Collateral Agent, may (but shall not be obligated to), on behalf of Lenders, appoint a successor Collateral Agent who shall serve as Collateral Agent until such time as Requisite Lenders appoint a successor Collateral Agent as provided above. Other than during the occurrence and continuation of a Default or Event of Default, Borrower shall be entitled to approve (such approval not to be unreasonably withheld, conditioned or delayed) any successor Collateral Agent appointed in accordance with the foregoing to the extent such successor Collateral Agent is not an affiliate of retiring Collateral Agent. If no successor Collateral Agent has accepted appointment as the Collateral Agent by the date thirty (30) days following a retiring Collateral Agent’s notice of resignation, the retiring Collateral Agent’s resignation shall nevertheless thereupon become effective and (i) the retiring Collateral Agent shall be discharged from its duties and obligations hereunder and under the other Transaction Documents and (ii) the Requisite Lenders shall perform all of the duties of the Collateral Agent hereunder until such time, if any, as the Requisite Lenders appoint a successor Collateral Agent as provided for above.

(iii) Successor Collateral Agent. Upon the acceptance of any appointment as Collateral Agent under the Transaction Documents by a successor Collateral Agent, such successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent and, upon the earlier of such acceptance or the effective date of the retiring Collateral Agent’s resignation, the retiring Collateral Agent shall be discharged from its duties and obligations under the Transaction Documents; provided, that any indemnity and expense rights or other rights in favor of such retiring Collateral Agent shall continue after and survive such resignation and succession. After any retiring Collateral Agent’s resignation as Collateral Agent under the Transaction Documents, the provisions of this Section 13.13 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Collateral Agent under the Transaction Documents.

(g) Delegation of Duties. The Collateral Agent may perform any of its duties and exercise any of its rights and powers under this Agreement or any other Transaction Document by or through one or more sub-agents appointed by the Collateral Agent. The Collateral Agent and any such sub-agent may perform any of its duties and exercise any its rights and powers by or through their respective Related Parties, and the Collateral Agent shall be entitled to obtain and rely upon the advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Collateral Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Collateral Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

13.14 Swap Intercreditor Agreement.

(a) EACH LENDER HEREBY (i)  INSTRUCTS AND AUTHORIZES THE COLLATERAL AGENT TO EXECUTE AND DELIVER THE SWAP INTERCREDITOR AGREEMENT ON ITS BEHALF, (ii) AUTHORIZES AND DIRECTS THE COLLATERAL AGENT TO EXERCISE ALL OF THE COLLATERAL AGENT’S RIGHTS AND TO COMPLY WITH ALL OF ITS OBLIGATIONS UNDER THE SWAP INTERCREDITOR AGREEMENT,(iii) AGREES THAT THE COLLATERAL AGENT MAY TAKE ACTIONS ON ITS BEHALF AS IS CONTEMPLATED BY THE TERMS OF THE SWAP INTERCREDITOR AGREEMENT AND (iv) UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT AT ALL TIMES FOLLOWING THE EXECUTION AND DELIVERY OF THE SWAP INTERCREDITOR AGREEMENT SUCH LENDER (AND EACH OF ITS SUCCESSORS AND ASSIGNS) SHALL BE BOUND BY THE TERMS THEREOF.

(b) EACH LENDER ACKNOWLEDGES THAT IT HAS REVIEWED AND IS SATISFIED WITH THE TERMS AND PROVISIONS OF THE SWAP INTERCREDITOR AGREEMENT AND ACKNOWLEDGES AND AGREES THAT SUCH LENDER IS RESPONSIBLE FOR MAKING ITS OWN ANALYSIS AND REVIEW OF SUCH SWAP INTERCREDITOR AGREEMENT AND THE TERMS AND PROVISIONS THEREOF, AND NEITHER THE COLLATERAL AGENT NOR ANY OF ITS AFFILIATES MAKES ANY REPRESENTATION TO ANY LENDER AS TO THE SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS CONTAINED IN SUCH SWAP INTERCREDITOR AGREEMENT.

(c) Except as expressly provided herein or in the Swap Intercreditor Agreement, no Non-Lender Hedge Counterparty shall have any voting rights under any other Transaction Document as a result of the existence of Secured Swap Obligations owed to it.

13.15 No Other Duties13.16. Anything herein to the contrary notwithstanding, none of the Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Transaction Documents, except in its capacity, as applicable, as the Administrative Agent and/or a Lender hereunder.

XIV GUARANTY.

14.1 Guaranty of the Guaranteed Obligations. Each Guarantor, jointly and severally, hereby irrevocably and unconditionally guarantees to the Collateral Agent for the ratable benefit of the Beneficiaries the due and punctual payment in full of all Secured Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), but subject to any applicable cure periods, and excluding, in each case, with respect to any Guarantor at any time, Excluded Swap Obligations with respect to such Guarantor at such time (such obligations, collectively, the “Guaranteed Obligations”).

Notwithstanding anything herein to the contrary, Subsidiaries of the Borrower may be excluded from the requirement to be a Guarantor if the Administrative Agent determines, in its sole discretion, that the cost, burden, difficulty or consequence of providing such a Guarantee outweighs the value afforded thereby.

14.2 Payment by Guarantors. Each Guarantor hereby agrees, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against such Guarantor by virtue hereof, that upon the failure of the Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), but subject to any applicable cure periods, such Guarantor will within ten (10) Business Days after written demand therefor, pay, or cause to be paid, in cash, to the Collateral Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for the Borrower becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against such Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid. Notwithstanding anything to the contrary, this Article XIV shall not require or result in the application of any amount received from any Loan Party to any Excluded Swap Obligation of such Loan Party.

14.3 Liability of Each Guarantor Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a) this Guaranty is a guaranty of payment when due and not of collectability; this Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(b) the Collateral Agent may enforce this Guaranty upon the occurrence and continuation of an Event of Default notwithstanding the existence of any dispute between the Borrower and any Beneficiary with respect to the existence of such Event of Default;

(c) the obligations of each Guarantor hereunder are independent of the obligations of Borrower and the obligations of any other guarantor (including any other Guarantor) of the obligations of the Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against the Borrower or any of such other Guarantors and whether or not the Borrower is joined in any such action or actions;

(d) payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge such Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if the Collateral Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(e) any Beneficiary, upon such terms as it deems appropriate, without notice or demand (but, in each case, subject to the terms of this Agreement and the other Transaction Documents) and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable; and (vi) exercise any other rights available to it under the Transaction Documents; and

(f)   this Guaranty and the obligations of each Guarantor hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not such Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce, or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Transaction Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Transaction Documents, or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Transaction Document, or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Transaction Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of any Loan Party or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which Borrower may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

14.4 Waivers by the Guarantors. Each Guarantor hereby waives, for the benefit of the Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against the Borrower, any other Guarantor or any other Person, (ii) proceed against or exhaust any security held from the Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of the Borrower or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e)(i) any rights to set-offs, recoupments and counterclaims and (ii) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or Lien or any property subject thereto; and (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to the Borrower and notices of any of the matters referred to in Section 14.3 and any right to consent to any thereof.

14.5 Each Guarantor’s Rights of Subrogation, Contribution, etc. Until the Termination Date, each Guarantor hereby subordinates any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against the Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against the Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against the Borrower, and (c) any benefit of, and any right to participate in, any Collateral or security now or hereafter held by any Beneficiary. In addition, until the Termination Date, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other Guarantor of the Guaranteed Obligations. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against the Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other Guarantor, shall be junior and subordinate to any rights any Beneficiary may have against the Borrower, to all right, title and interest such Beneficiary may have in any such collateral or security, and to any right such Beneficiary may have against such other Guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time prior to the Termination Date, such amount shall be held in trust for the Collateral Agent on behalf of the Beneficiaries and shall forthwith be paid over to the Collateral Agent for the benefit of the Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

14.6 Subordination of Other Obligations. Until the occurrence of the Termination Date, any Indebtedness of the Borrower or any Guarantor now or hereafter held by such Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for the benefit of the Collateral Agent and the other Beneficiaries and, following notice thereof from the Collateral Agent, shall forthwith be paid over to the Collateral Agent for the benefit of the Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

14.7 Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until the Termination Date. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

14.8 Authority of the Guarantors or the Borrower. It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or the Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.

14.9 Financial Condition of the Borrower. Any Loan may be made to the Borrower without notice to or authorization from any Guarantor regardless of the financial or other condition of the Borrower at the time of any such Loan. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or such Guarantor’s assessment, of the financial condition of the Borrower. Each Guarantor has adequate means to obtain information from the Borrower on a continuing basis concerning the financial condition of the Borrower and its ability to perform its obligations under the Transaction Documents, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of the Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of the Borrower now known or hereafter known by any Beneficiary.

14.10 Bankruptcy, etc.

(a) So long as the Termination Date has not occurred, no Guarantor shall, without the prior written consent of the Collateral Agent, acting pursuant to the instructions of Requisite Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against the Borrower or any other Guarantor. The obligations of each Guarantor hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of the Borrower or any other Guarantor or by any defense which the Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b) Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of each Guarantor and the Beneficiaries that the Guaranteed Obligations which are guaranteed by each Guarantor pursuant hereto should be determined without regard to any Applicable Law or order which may relieve the Borrower of any portion of such Guaranteed Obligations. Each Guarantor will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay Collateral Agent, or allow the claim of Collateral Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

14.11 Keepwell. Each Qualified ECP hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide funds or other support to each Specified Loan Party as may be needed by such Specified Loan Party with respect to such Hedge Agreement from time to time to honor all of its obligations under the Transaction Documents and/or Hedge Agreements in respect of such Hedge Agreements (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP’s obligations and undertakings under this Section 14.11 voidable under any applicable fraudulent transfer or conveyance act). The obligations and undertakings of each Qualified ECP under this Section 14.11 shall remain in full force and effect until the termination of the Swap Intercreditor Agreement in accordance with the terms thereof. Each Loan Party intends this Section 14.11 to constitute, and this Section 14.11 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support or other agreement” for the benefit of, each Loan Party for all purposes of the Commodity Exchange Act.

[Remainder of Page Intentionally Blank]

WITNESS WHEREOF, each of the parties has duly executed this Loan and Security Agreement as of the date first written above.

BORROWER:

PRESIDIO ACQUISITION LLC

By:	Prometheus Holdings LLC
Its:	Manager

By:	/s/ Brett J. Barnes
Name:	Brett J. Barnes
Title:	Executive Vice President and General Counsel

HOLDINGS:

PRESIDIO INTERMEDIATE HOLDING COMPANY II LLC

By:	Prometheus Holdings LLC
Its:	Manager

By:	/s/ Brett J. Barnes
Name:	Brett J. Barnes
Title:	Executive Vice President and General Counsel

[Signature Page to Loan and Security Agreement]

ADMINISTRATIVE AGENT:

GOLDMAN SACHS BANK USA, as Administrative Agent

By:	/s/ Sarah Lachapelle
Name:	Sarah Lachapelle
Title:	Attorney in Fact

[Signature Page to Loan and Security Agreement]

COLLATERAL AGENT:

GOLDMAN SACHS BANK USA, as Collateral Agent

By:	/s/ Sarah Lachapelle
Name:	Sarah Lachapelle
Title:	Attorney in Fact

[Signature Page to Loan and Security Agreement]

LENDERS:

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Sarah Lachapelle
Name:	Sarah Lachapelle
Title:	Attorney in Fact

[Signature Page to Loan and Security Agreement]

LENDERS:

CITIZENS BANK, N.A., as a Lender

By:	/s/ Gordon Wong
Name:	Gordon Wong
Title:	Director

[Signature Page to Loan and Security Agreement]